 As filed with the Securities and Exchange Commission on October 25, 1999

                                                 Registration No. 333-89083

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                --------------

                              AMENDMENT NO.1

                                    TO
                                    FORM F-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                --------------
                     Nippon Denshin Denwa Kabushiki Kaisha
             (Exact name of Registrant as specified in its charter)

                   Nippon Telegraph and Telephone Corporation
                 (Translation of Registrant's name in English)

          Japan                       4813                     None
     (State or other           (Primary Standard         (I.R.S. Employer
     jurisdiction of       Industrial Classification   Identification No.)
     incorporation or             Code Number)
      organization)

                             3-1, Otemachi 2-chome
                           Chiyoda-ku, Tokyo 100-8116
                                     Japan
                                 813-5205-5581
   (Address and telephone number of Registrant's principal executive offices)

                                --------------
                               NTT America, Inc.
                                101 Park Avenue
                            New York, New York 10178
                                     U.S.A.
                                  212-867-1511
           (Name, address, and telephone number of agent for service)
                                    Copy to:
   Theodore A. Paradise      Robert W. Mullen, Jr.      Robert G. DeLaMater
  Davis Polk & Wardwell     Milbank, Tweed, Hadley &    Sullivan & Cromwell
 Akasaka Twin Tower East           McCloy LLP          Otemachi First Square
           11F              1 Chase Manhattan Plaza    5-1, Otemachi 1-chome
  17-22, Akasaka 2-chome    New York, New York 10005   Chiyoda-ku, Tokyo 100-
Minato-ku, Tokyo 107-0052            U.S.A.                  0004 Japan
          Japan

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
                                --------------
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                --------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                           Proposed
                                            Proposed       Maximum
 Title of Each Class of       Amount        Maximum       Aggregate     Amount of
    Securities to be          To Be      Offering Price    Offering    Registration
       Registered         Registered(1)   Per Unit(2)      Price(2)        Fee
-----------------------------------------------------------------------------------
 Common stock, par value
  (Yen)50,000 per
  share(3)............    185,000 shares   $12,301.96   $2,275,862,069   $632,690

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) The amount of shares registered also includes any shares initially offered and sold outside the United States and thereafter sold or resold in the United States. The shares are not being registered for the purpose of sales outside the United States.
(2) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c) under the Securities Act.
(3) A separate Registration Statement on Form F-6 has been filed for the registration of American Depositary Shares evidenced by American
     Depositary Receipts representing the shares being registered hereby (Registration No. 33-81562).

                                --------------
  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective at such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. These + +securities may not be sold until the registration statement filed with the + +Securities and Exchange Commission is effective. This preliminary prospectus + +is not an offer to sell nor does it seek an offer to buy these securities in +
+any jurisdiction where the offer or sale is not permitted.                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              Subject to Completion. Dated October 25, 1999.

                                   [LOGO] NTT
                   Nippon Telegraph and Telephone Corporation

                         952,000 Shares of Common Stock
                       (Par Value (Yen)50,000 Per Share)
              in the form of Shares or American Depositary Shares

                                  -----------
  This is an offering of shares and American depositary shares of Nippon Telegraph and Telephone Corporation. Each ADS is equal to 1/200th of a share of
NTT. This prospectus relates to an offering of     shares, in the form of
shares or ADSs, in the United States and Canada in connection with a global
offering of up to 952,000 shares. In addition,     shares, in the form of
shares or ADSs, are being offered outside the United States, Canada and Japan
in an international offering and     shares are being offered in Japan.

  The Minister of Finance of Japan, representing the Government of Japan, is offering all of the shares being sold in the global offering. NTT will not receive any proceeds from the sale of the shares or ADSs.

  The common stock of NTT is listed on the First Section of the Tokyo Stock Exchange and on all other stock exchanges in Japan. NTT will apply to list the shares offered in the global offering on the First Section of the Tokyo Stock Exchange and on all other stock exchanges in Japan. The common stock is also listed on the London Stock Exchange. The ADSs are listed on the New York Stock Exchange under the symbol "NTT." On October 21, 1999, the closing sale price of the common stock on the TSE was (Yen)1,440,000 per share. On October 21, 1999, the closing sale price of the ADSs on the New York Stock Exchange was $68.13 per ADS.

                                  -----------
  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

                                                                Proceeds, before
                                   Initial Public Underwriting  expenses, to the
                                   Offering Price Commissions  Minister of Finance
                                   -------------- ------------ -------------------
Per Share........................      (Yen)         (Yen)           (Yen)
Per ADS..........................        $             $               $
Total............................    (Yen)         (Yen)            (Yen)
Total (U.S. Dollar
 Equivalent)(/1/)................      $             $                $

-----
(1) The rate used for such translation was $1 = (Yen)   , the Noon Buying Rate
    on November   , 1999.

                                  -----------
  The underwriters expect to deliver the shares against payment in Yen and the
ADSs against payment in U.S. Dollars on November   , 1999.
                                  -----------
                Joint Global Coordinators and Joint Bookrunners

Goldman Sachs International    NikkoSalomonSmithBarney       Warburg Dillon Read
                                  -----------
Goldman, Sachs & Co.  Nikko   SalomonSmithBarney         Warburg Dillon Read LLC
                              Americas

Daiwa Securities America Inc.                                  J.P. Morgan & Co.

Merrill Lynch & Co.                                   Morgan Stanley Dean Witter

                     Nomura Securities International, Inc.

                                  -----------
                      Prospectus dated November   , 1999.

                               PROSPECTUS SUMMARY

  This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that should be considered before investing in NTT. You should read the entire prospectus carefully in evaluating an investment in NTT.

                                      NTT

  NTT is the largest provider of wireline and wireless voice, data, Internet and related telecommunications services in Japan and operates one of the largest telephone networks in the world. Its predominant business is providing nationwide telecommunications services. These services fall into seven major classes: telephone services, telegraph services, leased circuit services, data communication facility services, ISDN services, sale of telecommunication equipment and other services.

  Telephone services are the largest part of the business of NTT, representing approximately 64.8%, or (Yen)6.3 trillion, of total operating revenues of approximately (Yen)9.7 trillion in fiscal year 1999. Sale of telecommunication equipment contributed 10.4% of operating revenues. Other services, which include multimedia-related services and system development services, contributed 9.1%, ISDN services 5.7%, leased circuit services 5.2%, data communication facility services 3.9% and telegraph services 0.9% of operating revenues.

  NTT's telephone services consist primarily of local, long distance and wireless services. International telecommunications services were recently added after the adoption of amendments to the NTT Law, allowing NTT for the first time to provide consumers with a full range of telephony services. NTT is the principal provider of fixed-line services in Japan with approximately 58 million subscribers.

  NTT provides cellular telephone services and PHS services through NTT DoCoMo. NTT DoCoMo, together with its subsidiaries, is the largest provider of cellular telephone services in Japan and is one of the largest cellular operators in the world as measured by the number of subscribers, with approximately 24 million subscribers as of March 31, 1999. NTT DoCoMo is 67.1% owned by NTT. The balance of NTT DoCoMo is owned by public investors.

  NTT provides data communication facility services through NTT DATA. NTT DATA is the leading provider of information communication systems and computer networking in Japan. NTT DATA primarily engages in strategic planning, systems planning and systems design, and installation of information communication systems and computer networks. NTT DATA is 54.2% owned by NTT. The balance of NTT DATA is owned by public investors.

  On July 1, 1999, NTT was reorganized into a holding company structure. The NTT parent company transferred its local and long-distance businesses to three new wholly-owned subsidiaries: Nippon Telegraph and Telephone East Corporation, Nippon Telegraph and Telephone West Corporation, and NTT Communications Corporation. NTT East and NTT West operate the regional telecommunications services in eastern Japan and western Japan, respectively, and NTT Communications operates the long distance telecommunications and other network services throughout Japan. NTT Communications has also started offering international telecommunications services.

  As the holding company, the NTT parent is directly responsible for the overall strategy of the NTT group. The NTT parent is also responsible for basic research and development. The NTT parent will receive dividends when declared by its subsidiaries and will receive compensation from its subsidiaries for providing management services and the results of its R&D activities. The reorganized NTT has the following structure:

                              [CHART APPEARS HERE]

Competitive Strengths

  .  Dominant market position in local, long distance and wireless markets

  .  Extensive customer base in each market segment

  . Most extensive and advanced telecommunications networks and platforms in Japan, including nationwide wireline, wireless and Internet Protocol
     (IP) networks

  . Leader in the research and development of wireline and wireless data transmission, Internet and other related technology

  . Largest beneficiary of increasing demand for Internet and data transmission

  . Extensive wireless telecommunications businesses with dominant market share in Japan

  .  Strong systems integration and information technology (IT) services

  .  Strong consolidated financial performance

Strategy

  . Maximize shareholder value and enhance overall NTT group value by establishing an overall NTT group strategy, setting clear mission and performance criteria, including financial targets, and reviewing and supervising the operations and performance of each group company

  . Promote the development of Internet and data transmission related businesses or what NTT refers to as "Information Sharing" by:

    . offering attractive services and pricing options for ISDN, OCN, dedicated line and i-mode services

    .  extending optic fiber network to nationwide local networks

    .  expanding value-added networks

    . providing attractive user systems, such as i-mode terminals, to increase customers and network revenues

    . capturing increasing corporate demand for information technology services

    .  developing related platforms and content

    . offering further improved cellular technology, products and services to provide mobile Internet and data communications services

    .  continuing comprehensive research and development activities

  . Strengthen the competitiveness of core voice transmission business by reducing costs, diversifying pricing and service options in line with customer demand and improving the quality of wireless transmission

  . Improve efficiency by implementing a cost reduction plan, focusing capital investment in demand-driven customer services to reduce overall consolidated capital investment and reducing personnel costs and other operational expenses through various means

  . Strengthen international operations by expanding international data transmission and global solutions businesses and by making investments in and forming alliances with IP service-related companies and other international carriers in North America and Asia-Pacific areas

Challenges

  . Increasing competition in local, long distance, international, wireless and Internet related services markets

  .  Further deregulation of telecommunication rates

  . Effects of implementation of Long-run Incremental Cost Methodology and other measures to reduce interconnection charges

  . Maximize the benefits of the new holding company structure (i.e., making it work)

  . High personnel costs associated with the current size and age-structure of NTT's workforce

  . Uncertain demand by end-users to extend the optical fiber network to their homes

  .  Decline in fixed line subscribers and fixed line traffic

                              The Global Offering

Global Offering:............  Up to 952,000 shares, consisting of the U.S.
                              offering, the international offering and the Japanese offering.

  U.S. Offering:............        shares in the form of shares or ADSs.

  International
  Offering:.................        shares in the form of shares or ADSs.

  Japanese Offering:........        shares.

Selling Shareholder:........  All of the shares being offered in the global offering are being offered by the Minister of Finance of Japan, representing the Government of Japan. As of March 31, 1999, the Government owned 9,419,339.24 shares or approximately 59% of NTT's outstanding shares and after the global offering the Government will own approximately 53% of NTT's outstanding shares.

Offering Price:.............  (Yen)     per share
                              $     per ADS (based on an exchange rate of
                              (Yen)     = $1.00 and adjusted for the ratio of
                              1/200th share per ADS)

The ADSs:...................  An American depositary receipt, or ADR, is a negotiable certificate issued by a United States bank or trust company acting as depositary. In the same way that a share certificate of a U.S. issuer would evidence shares, an ADR evidences American depositary shares, which are also referred to as ADSs. Each ADS represents an ownership interest in 1/200th of one share of NTT. Shares represented by ADSs are held in Japan on deposit by the depositary or its agent for the benefit of holders of ADRs.

Lock-up Agreement: .........  NTT and the Minister of Finance have agreed with the underwriters not to dispose of or hedge any of their shares of stock or securities convertible into or exchangeable for shares during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus without the consent of the global coordinators, subject to the following two exceptions. The Minister of Finance may engage in these kinds of transactions
                              (a) with NTT for repurchase and cancellation of its shares, or (b) with an entity controlled by the Government of Japan that agrees to be bound by the above restrictions. The second exception is that NTT is not bound by this lock-up agreement in connection with any existing employee or director benefit plans.

Listing:....................  Tokyo Stock Exchange (and all other stock exchanges in Japan)
                              London Stock Exchange
                              New York Stock Exchange (ADSs)

Payment and Settlement:.....  The underwriters expect to deliver certificates representing the shares against payment therefor in yen in Tokyo through the central clearing
                              system in Japan, known as JASDEC, on November   ,
                              1999 (Tokyo time). The underwriters expect to deliver ADSs against payment therefor in U.S. dollars in New York, New York through the
                              facilities of DTC on November   , 1999.
Security Codes:

  Shares....................  Tokyo Stock Exchange Securities Identification
                              Code: 9432
                              ISIN: JP3735400008
                              Common Code: 002364085
                              SEDOL: 6641373

  ADSs......................  CUSIP: 654624105
                              ISIN: US6546241059
                              SEDOL: 2639996

                         Summary Financial Information

  The summary financial information set forth below and certain data under other financial data have been derived from the consolidated financial statements and notes thereto of NTT which have been prepared in conformity with accounting principles generally accepted in the United States. The consolidated financial statements of NTT as of and for the years ended March 31, 1995, 1996, 1997, 1998 and 1999 have been audited by Price Waterhouse. The information set forth below should be read in conjunction with, and is qualified in its entirety by reference to, the consolidated financial statements of NTT and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this prospectus.

                                               As of and for the years ended March 31,
                         -----------------------------------------------------------------------------------------
                              1995            1996            1997            1998            1999         1999
                         --------------  --------------  --------------  --------------  --------------  ---------
                                 (Millions except per share amounts, percentages or ratios)              (Millions
                                                                                                          of U.S.
                                                                                                         dollars)
Statement of Income
 Data:
Operating revenues...... (Yen)7,043,822  (Yen)7,908,643  (Yen)8,821,782  (Yen)9,450,013  (Yen)9,729,673  $ 80,411
 Telephone..............      5,039,474       5,557,674       6,038,146       6,306,034       6,300,460    52,070
 Telegraph..............         90,559          96,746          98,683          92,211          85,521       707
 Leased circuit.........        400,103         393,415         428,715         488,160         507,163     4,191
 Data communication
  facility..............        259,520         301,365         337,934         372,765         383,455     3,169
 ISDN...................         91,415         126,905         190,403         367,826         555,976     4,595
 Sale of
  telecommunication
  equipment.............        401,957         606,102         889,834         969,586       1,008,589     8,336
 Miscellaneous..........        760,794         826,436         838,067         853,431         888,509     7,343
Operating expenses......      6,653,588       7,212,492       8,052,307       8,577,968       9,018,238    74,531
Operating income........        390,234         696,151         769,475         872,045         711,435     5,880
Gains on sales of
 subsidiary stock.......            --          (98,011)            --              --       (1,634,314)  (13,507)
Extraordinary loss, net
 of taxes...............            --              --              --              --         (462,508)   (3,822)
Net income .............         85,443         273,646         251,457         214,460         554,431     4,582
Net income per share of
 common stock...........          5,370          17,197          15,803          13,478          34,844       288
Balance Sheet Data:
Cash and cash
 equivalents............ (Yen)  582,447  (Yen)  638,642  (Yen)  821,140  (Yen)  913,236  (Yen)1,656,672  $ 13,692
Property, plant and
 equipment, net.........     10,857,314      11,136,221      11,655,768      12,005,362      12,161,818   100,511
Total assets............     14,397,961      15,399,448      16,475,094      17,352,531      18,573,248   153,498
Total liabilities.......      9,397,524      10,203,329      11,134,684      11,888,603      12,662,478   104,649
Total interest bearing
 debt...................      4,720,401       4,986,208       5,597,520       6,058,526       5,642,084    46,629
Total shareholders'
 equity.................      5,000,437       5,196,119       5,340,410       5,463,928       5,910,770    48,849
Other Financial Data:
Capital expenditures.... (Yen)1,994,775  (Yen)2,244,576  (Yen)2,612,878  (Yen)2,685,961  (Yen)2,789,342  $ 23,052
Depreciation and
 amortization...........      1,832,063       1,909,768       2,093,314       2,281,843       2,439,957    20,165
Net cash provided by
 operating activities...      1,920,627       2,306,778       2,650,708       2,730,607       2,365,231    19,547
Net cash used in
 investing activities...      2,228,459       2,286,593       2,861,484       2,908,947         631,967     5,223
Adjusted EBITDA(1) .....      2,430,881       2,816,093       3,075,829       3,318,579       3,326,078    27,488
Adjusted EBITDA
 margin(1)(2)...........           34.5%           35.6%           34.9%           35.1%           34.2%
Net income margin(2)....            1.2             3.5             2.9             2.3             5.7
Return on equity(3).....           1.71            5.37            4.77            3.97            9.75
Return on assets(4).....           2.74            4.67            4.83            5.16            3.96
Return on capital
 employed(5)............            2.0             3.4             3.6             3.8             3.2

-------
(1) Adjusted EBITDA refers to operating income before deducting depreciation and amortization expenses and losses on sale and disposal of property, plant and equipment. Adjusted EBITDA should not be construed as an alternative to operating income or any other measure of performance determined in accordance with U.S. generally accepted accounted principles or as an indicator of operating performance, liquidity or cash flows from operating, investing and financing activities. Information concerning Adjusted EBITDA is included because NTT believes it is a useful supplement to cash flow data as a measure of its performance.
(2)  Calculated as a percentage of operating revenues.
(3) Calculated as net income as a percentage of average total shareholders' equity.
(4)  Calculated as operating income as a percentage of average total assets.
(5) Calculated as operating income multiplied by (1 minus 51% (the marginal tax rate) for the years 1995-1998, and 1 minus 48% (the marginal tax rate) for 1999) as a percentage of the sum of average total interest bearing debt and average total shareholders' equity.

                        Summary Operating and Other Data

  The following table sets forth certain operating and other data for the five years ended March 31, 1999.

                                 As of and for the years ended March 31,
                          ------------------------------------------------------
                             1995       1996       1997       1998       1999
                          ---------- ---------- ---------- ---------- ----------
Japanese Demographic and
 Economic Data:
Population
 (millions)(1)..........       125.0      125.6      125.9      126.2      126.5
GDP (trillions)(1)......  (Yen)478.8 (Yen)489.7 (Yen)503.8 (Yen)505.0 (Yen)494.4
GDP per capita
 (millions)(1)..........         3.8        3.9        4.0        4.0        3.9
Japanese
 Telecommunications
 Market Data:
Fixed line:
 Total number of
  telephone subscriber
  lines of NTT
  (millions)............        59.6       60.8       61.2       60.2       58.3
 Telephone subscriber
  line penetration rate
  (%)...................        47.7       48.4       48.6       47.7       46.1
 Total ISDN subscribers
  of NTT (millions).....         0.4        0.6        1.3        2.6        4.4
 Local market share
  (%)(2)................        98.7       98.6       97.7       97.1        N/A
 Long distance market
  share (%)(2)..........        68.7       68.1       64.3       59.4        N/A
Cellular:
 Total cellular
  subscribers in Japan
  (millions)............         4.3       10.2       20.9       31.5       41.5
 Cellular penetration
  rate (%)..............         3.5        8.2       16.6       25.0       32.8
 Cellular subscribers
  of NTT DoCoMo and its
  subsidiaries
  (millions)............         2.2        4.9       11.0       18.0       23.9
 Market share of NTT
  DoCoMo and its
  subsidiaries (%)(3)...        50.9       48.4       52.5       57.0       57.5
PHS:
 Total PHS subscribers
  in Japan (millions)...          --        1.5        6.0        6.7        5.8
 PHS penetration rate
  (%)...................          --        1.2        4.8        5.3        4.6
 PHS subscribers of NTT
  DoCoMo and its
  subsidiaries
  (millions)............          --        0.4        1.9        1.9        1.3
 Market share of NTT
  DoCoMo and its
  subsidiaries (%)(3)...          --       26.1       30.7       28.3       23.3
Traffic Data of NTT and
 its Subsidiaries:
Number of calls
 (millions):
  Fixed line tele-
   phone(4).............      77,278     78,201     79,891     73,668     61,074
  ISDN (voice and digi-
   tal)(4)..............       1,082      1,662      2,890      5,721     10,349
Hours of use (millions):
  Fixed line tele-
   phone(4).............       3,610      3,535      3,441      3,240      2,952
  ISDN (voice and digi-
   tal)(4)..............          34         56        121        290        575
  Cellular..............          61        121        252        448        784
Employees (thousands):..         235        231        230        226        224

-------
N/A: Not Available.
(1) Based on the 1999 Economic White Paper.
(2) Market share data is based on number of calls.
(3) Market share data is based on number of subscribers.
(4) Based on NTT's end-to-end traffic only.

                         WHERE TO FIND MORE INFORMATION

  NTT files reports and other information with the SEC. These reports and other information about NTT can be read and copied at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Starting with NTT's Form 20-F for the fiscal year ended March 31, 1998, NTT's filings are also available to the public over the Internet at the SEC's web-site at http://www.sec.gov.

  NTT can "incorporate by reference" the information it files with the SEC, which means that NTT can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. NTT incorporates by reference its Annual Report on Form 20-F for the fiscal year ended March 31, 1999 (File No. 1-8910) filed with the SEC pursuant to the Securities Exchange Act of 1934.

  In addition, any reports on Form 20-F, including any amendments to those reports, that will be filed with the SEC and certain reports that NTT designates on Form 6-K that may be furnished to the SEC prior to the termination of this offering will also be incorporated by reference and considered part of this prospectus and will automatically update and supersede the information contained herein.

  You may request a copy of any document incorporated by reference, at no cost, by writing or telephoning NTT at 3-1, Otemachi 2-chome, Chiyoda-ku, Tokyo 100-8116 Japan, Attention: Department IV, telephone number: 813-5205-5581.

                           FORWARD LOOKING STATEMENTS

  Some of the statements made in this prospectus and in documents incorporated by reference are forward looking statements. These include statements with respect to NTT's plans, strategies and beliefs and other statements that are not historical facts. The statements are based on management's assumptions and beliefs in light of the information currently available to it. These assumptions and beliefs include information concerning:

    . NTT; and

    . the economy and telecommunications industry in Japan and overseas.

The assumptions also involve risks and uncertainties which may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward looking statements. Potential risks and uncertainties include:

    . risks and uncertainties associated with the pricing of services;

    . the effects of deregulation of the telecommunications market, including Long-run Incremental Cost Methodology, and increased competition;

    . the impact of NTT's reorganization; and

    . the ability of its subsidiaries, including without limitation NTT
      DoCoMo, to maintain growth and the success of new products and services and new businesses.

                                USE OF PROCEEDS

   The Minister of Finance of Japan, also referred to as MOF, representing the Government of Japan, will receive all of the proceeds from the sale of the shares or ADSs. NTT will not receive any proceeds. See "Principal Shareholders and Selling Shareholder."

                                 EXCHANGE RATES

  In certain parts of this prospectus, yen amounts have been translated into U.S. dollars for the convenience of investors. Unless otherwise noted herein, the rate used for the translations was (Yen)121 equal to $1.00, which was the approximate exchange rate on March 31, 1999. The following table sets forth the noon buying rates in New York City for cable transfers in yen as announced for customs purposes by the Federal Reserve Bank of New York--the "Noon Buying Rate"--for Japanese yen expressed in Japanese yen per $1.00. The Noon Buying Rate on October 21, 1999 was $1=(Yen)105.96. No representation is made that the Japanese yen or U.S. dollar amounts referred to herein could have been or could be converted into U.S. dollars or Japanese yen, as the case may be, at any particular rate or at all.

                                                  Years Ended March 31,
                         -----------------------------------------------------------------------
                            1995        1996        1997        1998        1999       2000(1)
                         ----------- ----------- ----------- ----------- ----------- -----------
Yen exchange rates per
U.S. dollar:
High.................... (Yen)105.38 (Yen)107.29 (Yen)124.54 (Yen)133.99 (Yen)147.14 (Yen)124.45
Low.....................       86.85       81.12      104.49      111.42      108.83      103.78
Average(2)..............       98.48       96.95      113.20      123.57      127.86      115.35
At period-end...........       86.85      107.00      123.72      133.29      118.43      105.96

--------

(1)  Through October 21, 1999.
(2)  The average of month-end rates during the period.

  Fluctuations in the exchange rate between the Japanese yen and the U.S. dollar will affect the U.S. dollar equivalent of the Japanese yen price of the shares on the Japanese stock exchanges and, as a result, are likely to affect the market price of the ADSs on the New York Stock Exchange. NTT will declare any cash dividends on shares in Japanese yen and exchange rate fluctuations will affect the U.S. dollar amounts received by holders of ADSs on conversion of cash dividends on the shares represented by the ADSs. See "Description of ADRs and Deposit Agreement."

                                 CAPITALIZATION

  The following table, which should be read in conjunction with NTT's consolidated financial statements included in this prospectus, sets forth the unaudited consolidated capitalization of NTT as of March 31, 1999. Except as disclosed below, there has been no material change in the consolidated capitalization of NTT since March 31, 1999.

                                                     As of March 31, 1999
                                                 -----------------------------
                                                  (millions of    (millions of
                                                      yen)          dollars)
Short-term Debt
Total short-term debt (including short-term
 borrowings and current portion of long-term
 debt).......................................... (Yen) 1,083,726    $ 8,956
                                                 ===============    =======
Long-term Debt
Long-term debt.................................. (Yen) 4,558,358    $37,672
                                                 ---------------    -------
Shareholders' Equity
Common stock, (Yen)50,000 par value.............         795,600      6,575
 Authorized: 62,400,000 shares
 Issued and outstanding: 15,912,000 shares(/1/)
Additional paid-in capital......................       2,530,476     20,913
Retained earnings...............................       2,628,272     21,721
Accumulated other comprehensive loss............         (43,578)      (360)
                                                 ---------------    -------
Total shareholders' equity......................       5,910,770     48,849
                                                 ---------------    -------
Total capitalization............................ (Yen)10,469,128    $86,522
                                                 ===============    =======

--------
(1) As a result of a repurchase of shares on July 13, 1999, the number of issued and outstanding shares was reduced to 15,863,102.

                            SELECTED FINANCIAL DATA

  The selected financial data set forth below and certain data under other financial data have been derived from the consolidated financial statements and notes thereto of NTT which have been prepared in conformity with accounting principles generally accepted in the United States. The consolidated financial statements of NTT as of and for the years ended March 31, 1995, 1996, 1997, 1998 and 1999 have been audited by Price Waterhouse. The information set forth below should be read in conjunction with, and is qualified in its entirety by reference to, the consolidated financial statements of NTT and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this prospectus.

                                               As of and for the years ended March 31,
                         -----------------------------------------------------------------------------------------
                              1995            1996            1997            1998            1999         1999
                         --------------  --------------  --------------  --------------  --------------  ---------
                                            (Millions except per share amounts)                          (Millions
                                                                                                          of U.S.
                                                                                                         dollars)
Statement of Income Da-
 ta:
Operating revenues...... (Yen)7,043,822  (Yen)7,908,643  (Yen)8,821,782  (Yen)9,450,013  (Yen)9,729,673   $80,411
 Telephone..............      5,039,474       5,557,674       6,038,146       6,306,034       6,300,460    52,070
 Telegraph..............         90,559          96,746          98,683          92,211          85,521       707
 Leased circuit.........        400,103         393,415         428,715         488,160         507,163     4,191
 Data communication
  facility..............        259,520         301,365         337,934         372,765         383,455     3,169
 ISDN...................         91,415         126,905         190,403         367,826         555,976     4,595
 Sale of
  telecommunication
  equipment.............        401,957         606,102         889,834         969,586       1,008,589     8,336
 Miscellaneous..........        760,794         826,436         838,067         853,431         888,509     7,343
Operating expenses......      6,653,588       7,212,492       8,052,307       8,577,968       9,018,238    74,531
 Personnel..............      2,328,917       2,285,502       2,266,599       2,345,609       2,367,449    19,566
 Depreciation,
  amortization and
  maintenance costs.....      2,624,199       2,809,602       2,998,550       3,185,044       3,435,522    28,393
 Other..................      1,700,472       2,117,388       2,787,158       3,047,315       3,215,267    26,572
Operating income........        390,234         696,151         769,475         872,045         711,435     5,880
Other expenses
 (income)...............        225,524         151,012         259,702         216,513      (1,402,526)  (11,591)
 Interest and
  amortization of bond
  discounts and issue
  costs.................        277,544         268,032         253,950         235,363         216,038     1,786
 Interest income........         (5,967)         (2,066)         (1,839)         (2,086)         (6,881)      (57)
 Gains on sales of
  subsidiary stock......            --          (98,011)            --              --       (1,634,314)  (13,507)
 Other, net.............        (46,053)        (16,943)          7,591        (16,764)          22,631       187
Income before income
 taxes .................        164,710         545,139         509,773         655,532       2,113,961    17,471
Income taxes............         82,429         272,974         260,927         418,276       1,081,917     8,942
Extraordinary loss, net
 of taxes...............            --              --              --              --         (462,508)   (3,822)
Income before minority
 interest and equity in
 earnings of affiliated
 companies..............         82,281         272,165         248,846         237,256         569,536     4,707
Minority interest in
 consolidated
 subsidiaries...........         (2,433)         (6,124)        (11,718)        (32,275)        (24,148)     (200)
Equity in earnings of
 affiliated companies...          5,595           7,605          14,329           9,479           9,043        75
Net income..............         85,443         273,646         251,457         214,460         554,431     4,582
Net income per share of
 common stock...........          5,370          17,197          15,803          13,478          34,844       288

                                                  As of and for the years ended March 31,
                            -----------------------------------------------------------------------------------------
                                 1995            1996            1997            1998            1999         1999
                            --------------  --------------  --------------  --------------  --------------  ---------
                                    (Millions except per share amounts, percentages or ratios)              (Millions
                                                                                                             of U.S.
                                                                                                            dollars)
 Balance Sheet Data:
 Cash and cash
  equivalents............   (Yen)  582,447  (Yen)  638,642   (Yen) 821,140  (Yen)  913,236  (Yen)1,656,672   $13,692
 Notes and accounts
  receivable, trade......          700,932       1,058,308         930,792       1,085,381       1,463,777    12,097
 Inventories.............          128,527         164,490         231,407         223,776         195,843     1,618
 Property, plant and
  equipment, net.........       10,857,314      11,136,221      11,655,768      12,005,362      12,161,818   100,511
 Investments in
  affiliated companies...           79,013          86,900         113,762         201,945         300,420     2,483
 Marketable securities
  and other investments..          175,506         195,345         154,947         124,910         163,754     1,353
 Intangible and other
  assets.................        1,118,326       1,324,893       1,654,289       1,904,503       1,527,113    12,621
 Total assets............       14,397,961      15,399,448      16,475,094      17,352,531      18,573,248   153,498
 Accounts payable,
  trade..................          669,036         903,579       1,115,840       1,131,444       1,416,615    11,708
 Total interest bearing
  debt...................        4,720,401       4,986,208       5,597,520       6,058,526       5,642,084    46,629
 Short term borrowings...          147,265         208,438         387,544         456,995         235,180     1,944
 Current portion of long-
  term debt..............          669,104         671,948         667,964         825,422         848,546     7,013
 Long-term debt..........        3,904,032       4,105,822       4,542,012       4,776,109       4,558,358    37,672
 Total liabilities.......        9,397,524      10,203,329      11,134,684      11,888,603      12,662,478   104,649
 Total shareholders'
  equity.................        5,000,437       5,196,119       5,340,410       5,463,928       5,910,770    48,849
 Other Financial Data:
 Capital expenditures....   (Yen)1,994,775  (Yen)2,244,576  (Yen)2,612,878  (Yen)2,685,961  (Yen)2,789,342   $23,052
 Depreciation and
  amortization...........        1,832,063       1,909,768       2,093,314       2,281,843       2,439,957    20,165
 Net cash provided by
  operating activities...        1,920,627       2,306,778       2,650,708       2,730,607       2,365,231    19,547
 Net cash used in
  investing activities ..        2,228,459       2,286,593       2,861,484       2,908,947         631,967     5,223
 Research and development
  expenses...............          313,918         318,105         328,529         288,931         381,776     3,155
 Adjusted EBITDA(1)......        2,430,881       2,816,093       3,075,829       3,318,579       3,326,078    27,488
 Adjusted EBITDA
  margin(1)(2)...........             34.5%           35.6%           34.9%           35.1%           34.2%
 Net income margin(2)....              1.2             3.5             2.9             2.3             5.7
 Return on equity(3).....             1.71            5.37            4.77            3.97            9.75
 Return on assets(4).....             2.74            4.67            4.83            5.16            3.96
 Return on capital
  employed(5)............              2.0             3.4             3.6             3.8             3.2

--------
(1) Adjusted EBITDA refers to operating income before deducting depreciation and amortization expenses and losses on sale and disposal of property, plant and equipment. Adjusted EBITDA should not be construed as an alternative to operating income or any other measure of performance determined in accordance with U.S. generally accepted accounted principles or as an indicator of operating performance, liquidity or cash flows from operating, investing and financing activities. Information concerning Adjusted EBITDA is included because NTT believes it is a useful supplement to cash flow data as a measure of its performance.
(2) Calculated as a percentage of operating revenues.
(3) Calculated as net income as a percentage of average total shareholders' equity.
(4) Calculated as operating income as a percentage of average total assets.
(5) Calculated as operating income multiplied by (1 minus 51% (the marginal tax rate) for the years 1995-1998, and 1 minus 48% (the marginal tax rate) for
    1999) as a percentage of the sum of average total interest bearing debt and average total shareholders' equity.

                       SELECTED OPERATING AND OTHER DATA

  The following table sets forth certain operating and other data for the five years ended March 31, 1999.

                                         As of and for the years
                                             ended March 31,
                          ------------------------------------------------------
                             1995       1996       1997       1998       1999
                          ---------- ---------- ---------- ---------- ----------
Japanese Demographic and
 Economic Data:
Population
 (millions)(1)..........       125.0      125.6      125.9      126.2      126.5
GDP (trillions)(1)......  (Yen)478.8 (Yen)489.7 (Yen)503.8 (Yen)505.0 (Yen)494.4
GDP per capita
 (millions)(1)..........         3.8        3.9        4.0        4.0        3.9
Japanese
 Telecommunications
 Market Data:
Fixed line:
 Total number of
  telephone subscriber
  lines of NTT
  (millions)............        59.6       60.8       61.2       60.2       58.3
 Telephone subscriber
  line penetration
  rate(%)...............        47.7       48.4       48.6       47.7       46.1
 Total ISDN subscribers
  of NTT (millions).....         0.4        0.6        1.3        2.6        4.4
 Local market share
  (%)(2)................        98.7       98.6       97.7       97.1        N/A
 Long distance market
  share (%)(2)..........        68.7       68.1       64.3       59.4        N/A
Cellular:
 Total cellular
  subscribers in Japan
  (millions)............         4.3       10.2       20.9       31.5       41.5
 Cellular penetration
  rate (%)..............         3.5        8.2       16.6       25.0       32.8
 Cellular subscribers of
  NTT DoCoMo and its
  subsidiaries
  (millions)............         2.2        4.9       11.0       18.0       23.9
 Market share of NTT
  DoCoMo and its
  subsidiaries (%)(3)...        50.9       48.4       52.5       57.0       57.5
PHS:
 Total PHS subscribers
  in Japan (millions)...          --        1.5        6.0        6.7        5.8
 PHS penetration rate
  (%)...................          --        1.2        4.8        5.3        4.6
 PHS subscribers of NTT
  DoCoMo and its
  subsidiaries
  (millions)............          --        0.4        1.9        1.9        1.3
 Market share of NTT
  DoCoMo and its
  subsidiaries (%)(3)...          --       26.1       30.7       28.3       23.3
Traffic Data of NTT and
 its Subsidiaries:
Number of calls
 (millions):
 Fixed line
  telephone(4)..........      77,278     78,201     79,891     73,668     61,074
 ISDN (voice and
  digital)(4)...........       1,082      1,662      2,890      5,721     10,349
Hours of use (millions):
 Fixed line
  telephone(4)..........       3,610      3,535      3,441      3,240      2,952
 ISDN (voice and
  digital)(4)...........          34         56        121        290        575
 Cellular...............          61        121        252        448        784
Employees (thousands):..         235        231        230        226        224

--------
N/A: Not Available.
(1) Based on the 1999 Economic White Paper.
(2) Market share data is based on number of calls.
(3) Market share data is based on number of subscribers.
(4) Based on NTT's end-to-end traffic only.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

  Significant changes in the legislative and regulatory framework for telecommunications in Japan have occurred since 1985, including the introduction of telecommunications reform laws aimed at promoting competition in the telecommunications services market.

  In June 1997, the Diet passed amendments to the NTT Law which implement a plan proposed by the Ministry of Posts and Telecommunications, and accepted in principle by NTT, to reorganize NTT. On July 1, 1999, the relevant NTT business activities were transferred to NTT's respective wholly-owned subsidiaries, NTT East, NTT West and NTT Communications. After the transfer of business, the NTT parent company continues to exist but operates primarily as a holding company. The principal sources of the NTT parent company's cash revenues consist of three categories. The NTT parent company will receive:

  .  dividends from its subsidiaries;

  . payment for providing management services through contracts with its subsidiaries; and

  . payment for its fundamental R&D activities through contracts with each of its subsidiaries which use the results of the R&D activities.

NTT believes that the costs of implementing the reorganization will not be material to its financial position or results of operations.

  In order to promote further competition in the telecommunications market, and as part of the Government's overall policy toward deregulation, the Telecommunications Business Law--the "Telecom Business Law"--was revised in May 1998 and became effective on November 1, 1998. Pursuant to these revisions, rates for certain services provided by NTT East and NTT West will generally be subject to a price-cap system. See "Regulatory Developments--Price-Cap System." At this time, NTT cannot predict the impact of the price-cap system on its financial position or results of operations.

  In June 1997, the Diet revised the Telecom Business Law in an attempt to promote transparent, fair, prompt and reasonable interconnection. The conditions upon which network access, especially to the local networks, is offered are of great significance to the development of the Japanese telecommunications market. The cost of interconnection to the local networks of NTT East and NTT West is expected to be a significant part of the operating costs of competing network operators, and, as competition grows, increasingly important to NTT.

  In May 1998, the U.S. Government and the Japanese Government issued a status report in which the Japanese Government expressed its intention to introduce "Long-run Incremental Cost Methodology" for the setting of interconnection charges. A study group for Long-run Incremental Cost Methodology of the Ministry of Posts and Telecommunications on September 20, 1999 announced a model for Long-run Incremental Cost Methodology. The model was adopted following publication by the study group of the Ministry of Posts and Telecommunications on July 30, 1999 and receipt by the Ministry of Posts and Telecommunications of public comments thereon. The model contains two alternative assumptions with respect to the allocation of certain costs. These costs relate to feeder Remote Terminals. Under one assumption, these costs are included in the costs of GCs (Group Centers, or local switching offices), resulting in a higher allocation of costs to parties interconnecting with GCs. This is the assumption used by NTT in its current cost allocation methodology. Under the other assumption, these costs are excluded from the costs of GCs. Under the first assumption, compared to the current interconnection charges of NTT, the cost of interconnection charges for the regional companies' ZCs (Zone Centers, or toll switching offices) would be reduced by 57.3% and the cost of interconnection charges for the regional companies' GCs would be reduced by 16.7%. Under the second assumption, the cost of interconnection charges for the regional companies' ZCs would be reduced by 69.2% and the cost of interconnection charges for the regional companies' GCs would be reduced by 41.1%.

  The Ministry of Posts and Telecommunications is currently consulting with the Telecommunications Council as to the implementation of Long-run Incremental Cost Methodology. In this connection the Ministry of Posts and Telecommunications indicated it is paying due consideration to ensure that the implementation of Long-run Incremental Cost Methodology causes no disruption to the provision of universal service and that it would not prove destructive to end user rates and the business operations of existing local exchange carriers. As the implementation will result in reduced revenue from interconnection, it may have a material adverse effect on NTT's financial position and results of operations. At this time, the ultimate results of the introduction of Long-run Incremental Cost Methodology on the financial position and results of operations of NTT cannot be determined. See "Regulatory Developments-- Interconnection."

  These and other regulatory developments have contributed to an increase in competition in the Japanese telecommunications industry. The more competitive environment affects and will continue to affect NTT's results of operations. NTT believes that competition in telecommunications markets is based on price and the quality and variety of services provided. To compete more effectively, NTT has introduced a range of new services, including Internet and data communications related services as well as discount services designed to provide optional calling plans to different customer segments. In addition, NTT has continued to take steps to enhance operational efficiency and customer satisfaction. NTT has taken steps to enhance quality through its network upgrades and R&D activities.

Japanese Economy

  During fiscal year 1999, the Japanese economy remained stagnant due to weak consumer spending and lower capital investment by small and middle-size firms. This sluggishness in the Japanese economy continued to have a negative impact on the rate of growth in operating revenues for fiscal year 1999. Although other factors also contributed to the decrease in the rate of growth of operating revenues, the sluggish Japanese economy was one factor which contributed to the decline. Operating revenues for fiscal year 1999 increased 3.0% to (Yen)9,729,673 million from (Yen)9,450,013 million in fiscal year 1998.

  The sluggish Japanese economy also had a negative impact on NTT's fixed-line telephone traffic. In fiscal year 1999, sluggish economic conditions, as well as an increase in competition and the shift to cellular telephone services, contributed to a decrease in wireline services revenue from (Yen)6,322,344 million in fiscal year 1998 to (Yen)6,137,004 million in fiscal year 1999. These conditions, together with the shift to ISDN services, contributed to a decrease in NTT's end-to-end fixed-line telephone traffic from 73,668 million calls in fiscal year 1998 to 61,074 million calls in fiscal year 1999 and 3,240 million hours of use in fiscal year 1998 to 2,952 million hours of use in fiscal year 1999.

SFAS 71 Write-Off

  In fiscal year 1999, NTT discontinued accounting for all of its consolidated operations in accordance with the provisions of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation," in its financial statements. Pursuant to the requirements of Statement of Financial Accounting Standards No. 101, "Regulated Enterprises-Accounting for the Discontinuation of Application of FASB Statement No. 71," NTT recorded an extraordinary non-cash charge of approximately (Yen)462 billion, net of income taxes in the amount of (Yen)427 billion, in fiscal year 1999 and eliminated approximately (Yen)889 billion of regulatory assets from its balance sheet as of March 31, 1999.

  Under SFAS 71, NTT had accounted for the effects of the rate-making process by establishing certain regulatory assets, including the deferral of certain costs based on approvals received from regulators. After assessing the revision of the Telecom Business Law and proposed price-cap system, NTT recognized that it was required under SFAS 101 to change its accounting for regulated operations. NTT's determination that it was no longer eligible for the continued application of SFAS 7l was based on the belief that the convergence of competition, technological change, actual and potential regulatory and legislative actions, and other factors were creating open and competitive markets. In this environment, NTT did not believe that it can be assured that prices could be maintained at a level that will recover the regulatory assets recorded. In addition, changes from cost-based regulation to various forms of incentive regulation, such as the price-cap system specified in the Ministry of Posts and Telecommunications' ordinance, contributed to the determination that the continued application of SFAS 71 is no longer appropriate.

NTT DoCoMo Offering

  On October 22, 1998, NTT DoCoMo completed its initial public offering and listed its common stock on the First Section of the Tokyo Stock Exchange. NTT sold 218,000 shares of NTT DoCoMo's common stock for total proceeds of
(Yen)826.1 billion, and NTT DoCoMo issued 327,000 new shares of stock for total proceeds of (Yen)1,236.5 billion. As a result of the offering, NTT's stake in NTT DoCoMo was reduced from 94.7% to 67.1%. During fiscal year 1999, NTT recognized pre-tax gains on the sale and issuance of NTT DoCoMo's shares of approximately (Yen)781 billion and (Yen)784 billion, respectively, as well as applicable deferred taxes thereon. NTT intends to use a portion of the proceeds from its sale of NTT DoCoMo shares to repurchase up to (Yen)120 billion of NTT's outstanding common stock before its next ordinary general meeting of shareholders in June 2000. On July 13, 1999, NTT repurchased 48,898 shares of its common stock through transactions executed through the Tokyo Stock Exchange (pursuant to special procedures not used for ordinary trading) at a price of
(Yen)1,500,000 per share or an aggregate of (Yen)73,347 million. As a result of the repurchase, the number of outstanding shares was reduced to 15,863,102. NTT also paid a special dividend of (Yen)5,000 per share to NTT's shareholders of record on March 31, 1999, or an aggregate of (Yen)79,560 million, using a portion of the proceeds of the sale of NTT DoCoMo stock and intends to use the remaining proceeds for general corporate purposes. NTT DoCoMo expects to use the proceeds from its issuance of new shares to repay debt, to fund current and future capital expenditures and for general corporate purposes.

Year 2000 Problem

  NTT recognizes the potential for the Year 2000 Problem to disrupt the smooth operation of computer systems. To mitigate this risk, NTT began an in-house investigation in March 1995, and in the following November established a task force to promote NTT-wide preparations based on the efficient sharing of related information. NTT is addressing both information technology ("IT") and non-IT systems.

  With a number of favorable conditions, such as the ability of its network infrastructure to handle a four digit century and the conversion of intracompany support systems to a four digit century as an intercorporate standard in 1992, management estimates that NTT's total costs related to the Year 2000 Problem will be approximately (Yen)6.8 billion. However, this estimate may be revised should problems occur from outside sources or due to unforeseen circumstances. NTT presently believes that the Year 2000 Problem will not pose significant operational problems for its systems. However, if the anticipated modifications and conversions are not completed on a timely basis, or if the systems of other companies on which NTT's systems and operations rely are not converted on a timely basis, the Year 2000 Problem could have an adverse effect on NTT's operations.

  To the extent NTT has not already implemented a four digit century on its computer systems, NTT has completed renovation and begun final testing and validation on the majority of its computer systems. NTT has already completed changes determined to be necessary on a smaller number of its computer systems, and these systems, as modified, are currently in use. NTT completed renovating the remaining portion of its network infrastructure and intracompany support systems by June 1999.

  NTT is taking steps to assess the level of risk by acquiring information from external vendors to confirm the status of compliance measures by such vendors for the Year 2000 Problem and performing tests where necessary. However, given the reliance on third party information and the difficulty of determining potential errors, no assurance can be given that NTT's computer systems or operations will not be affected by mistakes, if any, of third parties or third party failures to complete necessary Year 2000 modifications on a timely basis.

  NTT recognizes the importance of readiness for potential worst case scenarios. As a result, NTT prepared its own Year 2000 contingency plans based on existing contingency plans and procedures, but with special consideration to the unique factors characteristic to this problem. These contingency plans were completed by the end of June 1999.

Results of Operations

  In fiscal year 1999 and 1998, operating revenues increased 3.0% and 7.1%, respectively. In both fiscal year 1999 and 1998, growth in cellular telephone services and data-related demand, including ISDN services, high-speed digital leased circuit services and OCN services caused by increased demand for Internet access, overcame the negative impact of rate reductions for long-distance in February 1998 and reduction in interconnection charges paid by certain competing Type I Carriers (so called "NCCs"--New Common Carriers) for network access. Making use of its digitized network, NTT improved computer-based communications services compatible with the Internet and other networks. These services include ISDN, OCN, high speed digital circuit, digital data exchange (DDX) services and system integration. As a result of this effort, Internet and other data communications related revenues increased 22.7% to
(Yen)1,633 billion in fiscal year 1999. As a result of increased operating expenses (as described further below), operating income decreased 18.4% in fiscal year 1999, following an increase of 13.3% in fiscal year 1998. Net income increased 158.5% in fiscal year 1999 primarily as a result of the sale and issuance of NTT DoCoMo shares which more than offset the one time extraordinary loss of (Yen)462 billion as a result of the discontinuance of the application of SFAS 71. Net income declined 14.7% in fiscal year 1998.

  The following table sets forth a breakdown by category of NTT's operating revenues for fiscal years 1997, 1998 and 1999.

                                                                    Percent increase
                                                                       Years ended
                                   Years ended March 31,                March 31,
                         ------------------------------------------ ------------------
                            1997       1998       1999      1999      1998      1999
                         ---------- ---------- ---------- --------- --------  --------
                                (billions of yen)         (billions
                                                           of U.S.
                                                          Dollars)
Operating Revenues
Telephone............... (Yen)6,038 (Yen)6,306 (Yen)6,300   $52.1        4.4%     (0.1%)
Telegraph...............         99         92         86     0.7       (6.6)     (7.3)
Leased circuit..........        429        488        507     4.2       13.9       3.9
Data communication
 facility...............        338        373        383     3.2       10.3       2.9
ISDN....................        190        368        556     4.6       93.2      51.2
Sale of
 telecommunication
 equipment..............        890        970      1,009     8.3        9.0       4.0
Other...................        838        853        889     7.3        1.8       4.1
                         ---------- ---------- ----------   -----   --------  --------
                         (Yen)8,822 (Yen)9,450 (Yen)9,730   $80.4        7.1%      3.0%
                         ========== ========== ==========   =====   ========  ========

  In fiscal years 1999 and 1998, operating expenses increased 5.1% and 6.5%, respectively. Operating expenses in fiscal year 1999 increased because of a rise in depreciation, amortization and maintenance costs due in part to a greater amount of telecommunications equipment for cellular telephone and PHS services needed to accommodate high NTT DoCoMo subscriber growth and other factors. In addition, the disposal of metal cables following NTT's conversion to an optical network increased expenses. Other operating expenses also increased due in part to growth in agency commissions and sales expenses for terminals as a result of high NTT DoCoMo subscriber growth. Operating expenses in fiscal year 1998 increased because of a rise in depreciation, amortization and maintenance costs due to greater depreciation at NTT DoCoMo, reflecting aggressive capital investment to meet strong demand. Other operating expenses also increased due in part to growth in agency commissions and expenses for terminal equipment as a result of high subscriber growth at NTT DoCoMo.

Fiscal Year 1999 compared with Fiscal Year 1998

Operating Revenues

  NTT's operating revenues are divided into the following seven service categories: telephone services, telegraph services, leased circuit services, data communication facility services, ISDN services, sale of telecommunication equipment and other services.

  Telephone Services

  Operating revenues from telephone services decreased 0.1% in fiscal year 1999 to (Yen)6,300 billion, or 64.8% of operating revenues. Telephone services include telephone subscriber services, cellular telephone services, PHS, public telephones and other services. Subscribers for cellular telephone services grew substantially, leading to an increase in total network traffic. However, the shift to cellular and INS-Net services among users, combined with the effects of the sluggish Japanese economy, caused the number of telephone subscriber lines to decline.

  Telephone subscriber services

  Telephone subscriber service is NTT's principal business activity. Due to an increase in sales of INS-Net services and cellular telephones and the sluggish economy, the number of subscriber lines in use decreased 1.91 million from the previous fiscal year to 58.28 million subscriber lines at the end of fiscal year 1999, marking the second consecutive year of a decrease in subscriber lines. Management believes that about 85% of the increase in ISDN subscribers during the fiscal year is attributable to a shift from telephone subscribers. The penetration rate at the end of the fiscal year was approximately 46.1 subscriber lines per 100 inhabitants compared to 47.7 subscriber lines per 100 inhabitants the year before.

  In fiscal year 1999, NTT's end-to-end telephone traffic decreased from the previous fiscal year in terms of the number of calls as well as hours of use. The primary reasons for this decrease were the ongoing economic downturn, the shift to cellular telephone services and INS-Net and an increase in competition. Even when combined with ISDN traffic, the number of calls and hours of use decreased.

  A rate reduction for long-distance calls implemented in February 1998 resulted in a negative impact on operating revenues in fiscal year 1999 of
(Yen)80 billion.

  Revisions to directory assistance service charges, implemented in May 1998 and May 1999, are expected to increase NTT's revenues by (Yen)15 billion per 12-month period.

  Interconnection charges were reduced further in January 1999, with the reduction applicable to calls made from April 1998. The adverse effect on interconnection charge revenues during fiscal year 1999 was approximately
(Yen)68 billion.

  Cellular Telephone Services

  The market in Japan for cellular telephone services continued to expand vigorously, and the total number of cellular telephone subscribers increased by 31.7% during fiscal year 1999 to reach a new high of 41.5 million. While NTT DoCoMo subscriber growth was not as rapid as in recent years, the number of NTT DoCoMo's subscribers rose to 23.9 million, a 32.9% increase over the previous fiscal year. In fiscal year 1999, traffic increased in terms of both the number of calls and total hours of use.

  PHS Services

  On December 1, 1998, NTT's PHS services business that had been operated formerly by NTT Personal Group was transferred to NTT DoCoMo. The PHS services business had suffered a loss of customers and the liabilities of NTT Personal Group had exceeded its assets. NTT believes that the transfer to NTT DoCoMo has created synergistic effects and allows NTT DoCoMo to provide a comprehensive set of mobile communications services.

  Telegraph Services

  Operating revenues from telegraph services fell 7.3% to (Yen)86 billion in fiscal year 1999, accounting for 0.9% of operating revenues.

  The total number of telegrams sent dropped 3.7% in fiscal year 1999, from
37.6 million to 36.2 million. Although the number of communications made by "D-MAIL," a telegram service that makes use of the Internet, increased steadily during fiscal 1999, this could not fully offset a decline of 32.1% in the use of telegrams for weddings and condolences, to 32.1 million. These telegrams made up 88.8% of the total.

  Leased Circuit Services

  Operating revenues from leased circuit services increased 3.9% in fiscal year 1999 to (Yen)507 billion, accounting for 5.2% of operating revenues. This service category includes conventional leased circuits, high-speed digital circuits, ATM Megalink, ATM Share Link and other related services.

  Driven by the increasing complexity and sophistication of corporate telecommunications systems and widespread construction of LANs and WANs in the corporate sector, the user base for other services, particularly "Digital Access 64/128," continued to grow favorably. "ATM Megalink services" became much more popular with corporations as the telecommunications backbone for their internal networks.

  The number of high-speed digital circuits increased by 34.9% to 228,000. However, the number of conventional leased circuits decreased 8.8% to 822,000 as customers continued to switch to high-speed communications services.

  NTT implemented regular tariff revisions designed to keep a competitive rate structure for its leased circuit services. These took effect in September 1995, April 1996, April 1997, and April 1998. These revisions are collectively estimated to have had the effect of decreasing NTT's revenues by (Yen)42 billion per 12-month period.

  Data Communication Facility Services

  Operating revenues from data communication facility services increased 2.9% in fiscal year 1999 to (Yen)383 billion, or 3.9% of operating revenues. NTT, through its subsidiary NTT DATA, launched a number of new services for national and local government institutions.

  Integrated Services Digital Network (ISDN)

  Operating revenues from ISDN services increased 51.2% in fiscal year 1999 to
(Yen)556 billion or 5.7% of operating revenues. Growth in ISDN services continued to be driven by rising demand for Internet access and connection lines for LANs. The ISDN services provided by NTT comprise INS-Net 64 and INS-Net 1500.

  Continuing the rapid growth seen in fiscal year 1999, the number of INS-Net 64 subscribers increased by 73.1% to 3.96 million, and the number of INS-Net 1500 subscribers increased by 42.0% to approximately 47,700. ISDN traffic also recorded strong growth.

  Sale of Telecommunications Equipment

  Operating revenues from the sale of telecommunication equipment rose 4.0% to
(Yen)1,009 billion, accounting for 10.4% of operating revenues.

  Due to the effects of the long-standing domestic recession and other factors, total sales of business telephones and other terminal equipment to companies were down. However, sales volumes for cellular telephone terminals and products compatible with LANs, ISDN networks and Number Display (Caller ID) rose over fiscal year 1999.

  As a result of the shift to cellular telephones, sales of PHS terminals fell 73.9%. Sales of cellular telephone terminals increased 9.4% in fiscal year 1999.

  Other Services

  Operating revenues from other services rose 4.1% to (Yen)889 billion, accounting for 9.1% of total revenues. The other services category consists of digital data exchange, facsimile network (F-Net), OCN services, pocket pager, system development services and other services.

  OCN

  Reflecting a substantial increase in Internet usage, the number of subscribers for NTT's "OCN Dial Access" services rose dramatically during fiscal year 1999, with the number of installations rising over 400,000. As a result, the total number of OCN subscribers increased by 201.4% to 478,000. During the fiscal year, NTT moved to expand the market for OCN by introducing "Super OCN," a service that is ideal for companies, universities and other high-volume users to help them cope with a large volume of Internet traffic.

  Digital Data Exchange Services

  Within its frame relay services, NTT launched a new "Dial-Up FR" service that makes data exchange possible between a frame relay network and an ordinary analog or ISDN fixed line. Thanks to the success of this service and other marketing initiatives, the number of frame relay subscribers increased by 180.0% to 43,959.

Operating Expenses

  Operating expenses increased 5.1% in fiscal year 1999 to (Yen)9,018 billion. Although the total number of employees continued to decline to 224,000, an increase in severance-related expenses and the accrual of compensated absences resulting from SFAS 71 no longer being applied led to an increase in personnel expenses of (Yen)22 billion to (Yen)2,367 billion.

  Depreciation, amortization and maintenance costs increased by (Yen)250 billion to (Yen)3,436 billion. This reflected primarily the increase of telecommunications equipment for cellular telephone and PHS services to accommodate high NTT DoCoMo subscriber growth, as well as an increase in the disposition of metal cables following NTT's conversion to an optical access network.

  Other operating expenses increased by (Yen)168 billion to (Yen)3,215 billion due in part to growth in agency commissions and sales expenses for terminals as a result of high NTT DoCoMo subscriber growth. Other operating expenses also increased because usage fees for telecommunications equipment increased as a result of higher interconnection charges for cellular telephones.

  As a result of the above factors, operating income decreased (Yen)161 billion, or 18.4%, to (Yen)711 billion.

Net Income

  Net income in fiscal year 1999 increased 158.5% to (Yen)554.4 billion as a result of the sale of NTT DoCoMo shares, despite a decrease in operating income and the extraordinary one-time loss of (Yen)462 billion stemming from NTT discontinuing its application of SFAS 71 for all of its operations.

  Due to a change in Japanese income tax regulations, effective April 1, 1999, the statutory rate was reduced to approximately 41% and this amount has been used in calculating the future expected tax effects of temporary differences. In addition, the valuation allowance at March 31, 1998, which mainly related to deferred tax assets on the losses related to financial assistance to subsidiary companies which are not expected to be tax deductible, was reversed because the tax losses of NTT Personal Group have been realized in fiscal year 1999. As a result, the effective tax rate in fiscal year 1999 decreased to 51.18%, compared with 63.81% in fiscal year 1998, which had a positive impact on net income.

Fiscal Year 1998 compared with Fiscal Year 1997

Operating Revenues

  Telephone Services

  Operating revenues from telephone services increased 4.4% in fiscal year 1998 to (Yen)6,306 billion, or 66.7% of operating revenues. Growth during fiscal year 1998 was supported by a sharp rise in cellular telephone subscribers, offsetting a decline in fixed-line telephone subscribers amid a mature market and a shift to services like NTT's INS-Net services.

  Telephone Subscriber Services

  Owing to an increase in sales of INS-Net services and cellular telephones, the number of subscriber lines in use decreased 1.04 million from the previous fiscal year to 60.19 million subscriber lines at fiscal year-end. Although the fiscal year marked the first time that the total number of subscriber lines at the end of a fiscal year has decreased from the previous year, management believes that the majority of lost subscriber lines represent customers switching from analog subscriber lines to ISDN lines, which are accounted for under "other services." The penetration rate at the end of the fiscal year was approximately 47.7 subscriber lines per 100 inhabitants compared with 48.6 a year before.

  In fiscal year 1998, NTT's end-to-end telephone traffic decreased from the previous year in terms of number of calls as well as hours of use. Management attributes the decrease in network traffic to declines in telephone subscribers and the sluggish Japanese economy. The number of calls and hours of use decreased slightly when combined with ISDN.

  In February 1998, NTT reduced the rate for daytime calls over 100 kilometers from (Yen)110 to (Yen)90 for a three-minute call. This rate reduction had a negative impact on operating revenues during fiscal year 1998 of approximately
(Yen)80 billion.

  Revisions to directory assistance service charges implemented in May 1998 and May 1999 are expected to have the effect of increasing NTT's revenues by
(Yen)15 billion per 12-month period.

  The interconnection of local switches with local and long-distance carriers began during fiscal year 1996 through NTT's GCs, bringing direct competition to the local call market. NTT responded with two competitive new discounted services, "Area Plus" and "Time Plus" during fiscal year 1998.

  Interconnection charges were reduced further in March 1998 applicable to calls made from April 1997. The adverse impact on interconnection charge revenues during fiscal year 1998 was approximately (Yen)62 billion.

  Cellular Telephone Services

  In fiscal year 1998, the market for cellular telephone services continued to expand and total cellular telephone subscribers in Japan reached 31.5 million, recording year-on-year growth of 51.1%. The number of subscribers to NTT DoCoMo and its subsidiaries reached nearly 18.0 million at March 31, 1998, a 64.1% increase from the previous fiscal year. In fiscal year 1998, cellular telephone traffic for NTT DoCoMo and its subsidiaries continued to grow from the previous year in terms of number of calls as well as hours of use reflecting the expansion of its market.

  PHS Services

  Since October 1997, the number of customers has steadily fallen. NTT has decided to transfer its PHS businesses to NTT DoCoMo and its subsidiaries.

  Telegraph Services

  Operating revenues from telegraph services declined 6.6% in fiscal year 1998 to (Yen)92 billion, accounting for 1.0% of operating revenues.

  The number of telegrams sent declined 6.6% to 37.6 million telegrams, as efforts to improve customer service, including the introduction of "D-MAIL," a telegram service that makes use of the Internet, were unable to offset a decline of 8.1% in telegrams for weddings and condolences to 33.6 million telegrams. Kanji telegrams (Chinese character telegrams) accounted for approximately 90% of all telegrams sent during the term.

  In telex services, the number of subscribers continued to decline during the fiscal year, reflecting the ongoing shift toward the use of facsimile machines, e-mail and other alternative means of communication.

  Leased Circuit Services

  Operating revenues from leased circuit services grew 13.9% in fiscal year 1998 to (Yen)488 billion, accounting for 5.2% of operating revenues. Strong demand for high-speed digital leased circuit services was driven by the trend toward rapid, digital telecommunications networks and LAN/WAN construction in the corporate sector. Sales growth was supported by "Digital Access 64," a low-cost service with simplified functions, and "Digital Access 128," a new service launched during the fiscal year.

  The number of high-speed digital circuits climbed 57.5% to 169,000. However, the number of conventional leased circuits decreased 6.7% to 902,000 as customers switched to high-speed communications services.

  In an effort to rebalance its rate structure in its leased circuit services, NTT implemented tariff revisions for the services. Revisions took effect in September 1995, April 1996, April 1997 and April 1998. These revisions are estimated by NTT to have the effect of decreasing NTT's revenues by (Yen)42 billion per 12-month period.

  Data Communication Facility Services

  Operating revenues from data communication facility services rose 10.3% in fiscal 1998 to (Yen)373 billion, or 3.9% of operating revenues. During the fiscal year, corporations, national and local governments, and financial institutions continued to increase steadily their use of data communications services. In addition to growing revenues from previously established systems, services launched during the second-half of fiscal year 1997 and the beginning of fiscal year 1998 contributed to revenue growth. NTT also prioritized the marketing of such services as "STAR-ACE," a multi-shared banking system for regional financial institutions and "SCAW Design Series," which handles core fields of corporate operations such as finance and production, as important strategic products.

  Integrated Services Digital Network (ISDN)

  Operating revenues from ISDN increased 93.2% in fiscal year 1998 to (Yen)368 billion, or 3.9% of operating revenues. Growth in ISDN services was driven by strong demand in the corporate sector and the growing penetration of Internet services in the home. NTT's ISDN services comprise INS-Net 64 and INS-Net 1500.

  In July 1997, NTT launched "INS-Net 64 Light" which makes ISDN more accessible to consumers by allowing installation expenses to be included in monthly charges, eliminating up-front financial outlays.

"Phoenix mini," another new service, leverages the benefits of INS-Net to offer low-cost video telephone services affordable to general consumers.

  As a result of the above factors, the number of INS-Net 64 subscribers climbed 120.4% to 2.29 million, and the number of INS-Net 1500 subscribers rose 55.9% to approximately 33,600. ISDN traffic also recorded strong growth. Robust growth in the number of ISDN circuits, combined with higher basic service charges, offset declines in conventional telephone service revenues.

  Sale of Telecommunication Equipment

  Operating revenues from the sale of telecommunication equipment increased 9.0% in fiscal year 1998 to (Yen)970 billion, which was 10.3% of operating revenues. Sales of stand-alone telephones and other products to consumers were sluggish, and sales of PHS terminals declined 8.5% as a result of competition from cellular telephones. However, sales of equipment to support LAN and ISDN services were strong, and sales of cellular telephone terminals rose 12.4%, reflecting robust subscriber growth and the introduction of attractive new models.

  Other Services

  Operating revenues from other services increased 1.8% in fiscal year 1998 to
(Yen)853 billion, or 9.0% of operating revenues.

  Amid dramatic growth in computer communications such as the Internet and connections between corporate LANs, the number of NTT's OCN subscribers increased to 158,700 at fiscal year-end. During fiscal year 1998, NTT added service menus to fulfill customers' diversifying requirements, such as "OCN Standard" and "OCN Enterprise," new dedicated access services, and "OCN Dial Access Light," a dial-up access with a new rate plan. NTT also expanded service areas in accordance with demand and provided a greater range of value-added services.

Operating Expenses

  Operating expenses increased 6.5% in fiscal year 1998 to (Yen)8,578 billion. Personnel expenses were (Yen)2,346 billion, an increase of 3.5%. Although the total number of employees at the end of fiscal year 1998 was 226,000, a decline of 4,000 compared with the end of fiscal year 1997, an increase in employees' salaries and severance-related expenses led to higher personnel expenses.

  Depreciation, amortization and maintenance costs increased (Yen)186 billion to (Yen)3,185 billion. Depreciation recorded by NTT declined, despite increases in depreciable assets related to digitizing NTT's network and investment in facilities for providing ISDN services, as a result of lower depreciation of metal cables following progress in converting to an optical access network. However, increases in depreciation at NTT DoCoMo and its subsidiaries, reflecting aggressive capital investment to meet strong demand, exceeded declines at NTT.

  Other operating expenses increased (Yen)260 billion to (Yen)3,047 billion, due to factors including growth in agency commissions and expenses for terminal equipment as a result of high subscriber growth at NTT DoCoMo and its subsidiaries.

  As a result of the above factors, operating income increased (Yen)103 billion, or 13.3%, to (Yen)872 billion.

Net Income

  Income tax increased as a result of the establishment of a valuation allowance related to deferred tax assets. Management took this step in recognition that the operating loss carryforwards for tax purposes of NTT Personal Group would not likely be realized given continued losses associated with PHS businesses. This and other factors offset growth in operating income. Consequently, net income fell 14.7% to (Yen)214.5 billion.

Liquidity and Capital Resources

Fiscal Year 1999 compared with Fiscal Year 1998

Financing

  Net cash provided by operating activities in fiscal year 1999 amounted to
(Yen)2,365 billion, compared with (Yen)2,731 billion in fiscal year 1998. With this cash and with the proceeds from sales of subsidiary stock (NTT DoCoMo and NTT DATA), NTT invested in property, plant and equipment, paid back interest-bearing debt, made investments in subsidiaries and affiliates and paid dividends.

  Net cash used in investing activities in fiscal year 1999 was (Yen)632 billion compared to (Yen)2,909 billion in fiscal year 1998 primarily as a result of the proceeds from sales of subsidiary stock, which amounted to
(Yen)2,213 billion.

  Capital investments for property, plant and equipment and intangible assets, computed on the basis of all cash investments and other considerations, during fiscal year 1999 were (Yen)3,088 billion, compared with (Yen)2,962 billion in the fiscal year 1998, and consisted principally of the expansion and upgrading of infrastructure for mobile communications, ISDN, OCN, frame relay and other services, together with various investments to enhance the quality of other services.

  Since the completion of the digitization of its main high-speed network infrastructure in December 1997, NTT has shifted its capital investment focus from planned infrastructure development to a strategy of investing in services according to demand. Since investment in fixed-line telephone services is projected to decrease in fiscal year 2000, NTT expects total capital investment to decline in the coming year.

  Net cash used in financing activities in fiscal year 1999 amounted to
(Yen)990 billion, compared with net cash of (Yen)270 billion provided by financing activities in fiscal year 1998. NTT's policy is to control outstanding debt while realizing more efficient sources of funds in domestic and overseas capital markets.

  The total amount of capital raised in fiscal year 1999 from issues of long-term debt was (Yen)653 billion. This sum included corporate bond offerings denominated in both Japanese yen and U.S. dollars. For a further description of NTT's debt, see Note 9 of the Notes to Consolidated Financial Statements.

Capital Resources

  As of March 31, 1999, NTT had cash and cash equivalents (short-term investments with principal maturities of less than three months) of (Yen)1,657 billion, compared with (Yen)913 billion a year earlier. Cash equivalents represent a temporary cash surplus used to repay debts, make tax payments and capital investments, and as working capital. Accordingly, the balance of cash equivalents will fluctuate each year depending on particular funding and working capital requirements. The ratio of interest-bearing debt (short-term borrowings and long-term debt) to shareholders' equity stood at 95.5% on March 31, 1999, compared with 110.9% at the previous fiscal year-end.

Capital Investments

  Capital investment in fiscal year 1999 totaled (Yen)3,088 billion. The majority of this sum was used to make investments in high-speed, digitized networks to meet the increasingly diverse and international needs of customers. NTT also invested in research and development activities and the renewal and upgrading of the existing network infrastructure.

  As of March 31, 1999, NTT had outstanding commitments for the purchase of property, plant and equipment and other assets of approximately (Yen)578 billion, principally reflecting capital investment expenditures for fiscal year 2000. NTT expects the funds needed for these commitments to be met from net cash provided by operating activities.

Fiscal Year 1998 compared with Fiscal Year 1997

Financing

  Net cash provided by operating activities was (Yen)2,731 billion in fiscal year 1998, compared with (Yen)2,651 billion in fiscal year 1997. Net cash provided by operating activities during fiscal year 1998 was not sufficient to make payments for property, plant and equipment and dividends. The shortfall was made up for by raising long-term debt. Net cash used in investing activities was (Yen)2,909 billion, an increase of (Yen)47 billion from fiscal year 1997.

  The high level of capital investment in fiscal year 1998 was used to strengthen multimedia services capacity and enhance the quality of telephone and non-telephone services, mainly through the installation of digital switching exchanges and equipment and facilities necessary to establish a nationwide fiber-optic network. On December 17, 1997, NTT's domestic telecommunications network was completely digitized.

  Net cash provided by financing activities for fiscal year 1998 was (Yen)270 billion, compared with (Yen)393 billion in fiscal year 1997.

  Proceeds from the issuance of long-term debt in fiscal year 1998 was
(Yen)1,048 billion, compared with (Yen)1,137 billion in fiscal year 1997. This debt included bond offerings in Japanese yen and U.S. dollars. For a further description of NTT's debt, see Note 9 of the Notes to Consolidated Financial Statements.

Capital Resources

  As of March 31, 1998, NTT had cash and cash equivalents (investments with principal maturities of less than three months) of (Yen)913 billion, compared with (Yen)821 billion at March 31, 1997. The ratio of interest bearing debt (short-term borrowings and long-term debt) to shareholders' equity increased to 110.9% at March 31, 1998, compared with 104.8% at March 31, 1997.

Capital Investments

  Capital investments for property, plant and equipment and intangible assets, computed on the basis of all cash investments and other considerations, during fiscal year 1998 were (Yen)2,962 billion, compared with (Yen)3,078 billion in fiscal year 1997.

  To meet more sophisticated, diverse and global needs of customers, the majority of such investments were made to increase digitization, including the installation of digital exchanges and optical fiber cables. Other areas of investment included the promotion of research and development and the renewal and improvement of existing facilities, such as telephone subscriber lines, public telephones that use magnetic cards and leased circuit lines.

  As of March 31, 1998, NTT had outstanding commitments for the purchase of property, plant, equipment and other assets of approximately (Yen)501 billion.

SFAS 131 Segment Information

  On April 1, 1998, NTT adopted Statement of Financial Accounting Standards No. 131: "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 requires public business enterprises to report certain information about operating segments in their financial statements and also requires that they report certain information about their products and services, the geographic areas in which they operate and their major customers. As a result of the application of SFAS 131, NTT's results are now segmented according to four primary lines of business: wireline services, wireless services, data communication services and other services.

  The wireline segment includes:

  .telephone services (excluding cellular services and PHS services);

  .telegraph services;

  .leased circuit services;

  .ISDN services; and

  .other related services.

  The wireless segment, provided by NTT DoCoMo and its subsidiaries, includes:

  .cellular services;

  .PHS services;

  .pocket pager services; and

  .other related services.

  The data communication segment, provided by NTT DATA, includes:

  .data communication facility services;

  .systems integration services; and

  .other related services.

  The other services segment, provided by other NTT consolidated subsidiaries, includes:

  .the management of telecommunications facilities;

  .the sale and maintenance of telecommunications equipment;

  .the loan of real estate;

  .the sale of telephone cards; and

  .certain other services.

See Note 14 to the Notes to Consolidated Financial Statements. In future years, NTT expects to present its business operations in accordance with these or similar segments.

  In fiscal year 1999, NTT's operating revenues increased 3.0% to (Yen)9,730 billion and its operating income decreased 18.4% to (Yen)711 billion. Operating revenues from wireline services decreased 2.9% to (Yen)6,137 billion, as the increase of ISDN subscribers and usage could not offset a decline in telephone subscriber lines and usage. Operating income from wireline services decreased 82.2% to (Yen)83 billion as a result of the decrease in operating revenues as well as an increase in expenses associated with SFAS 71 no longer being applied and temporary depreciation expense increases for research and development facilities. Operating revenues from wireless services increased 14.2% to
(Yen)3,356 billion due to a substantial increase in the number of cellular telephone subscribers. Operating income from wireless services increased 42.9% to (Yen)468 billion as a result of the increase in operating revenues offset partially by an increase in expenses associated with adding new subscribers. Operating revenues from the data communications segment and from the other services segment increased 5.4% to (Yen)705 billion and 37.5% to (Yen)1,475 billion, respectively. Operating income from data communication services decreased 31.4% to (Yen)30 billion, due in part to a lump-sum expense in accordance with a change in accounting for NTT's software, and operating income from other services increased to (Yen)52 billion.

                                    BUSINESS

  NTT is the largest provider of wireline and wireless voice, data, Internet and related telecommunications services in Japan and operates one of the largest telephone networks in the world. Its predominant business is providing nationwide telephone service. The telecommunications services it provides fall into seven major classes: telephone services, telegraph services, leased circuit services, data communication facility services, ISDN services, sale of telecommunication equipment and other services. Revenues from each of these classes over the last fiscal three years are as follows:

                                   For the years ended March 31,
                         ----------------------------------------------------
                               1997              1998              1999
                         ----------------  ----------------  ----------------
                                         (billions of yen)
Operating Revenues
Telephone............... (Yen)6,038  68.4% (Yen)6,306  66.7% (Yen)6,300  64.8%
Telegraph...............         99   1.1          92   1.0          86   0.9
Leased circuit..........        429   4.9         488   5.2         507   5.2
Data communication fa-
 cility.................        338   3.8         373   3.9         383   3.9
ISDN....................        190   2.2         368   3.9         556   5.7
Sale of telecommunica-
 tion equipment.........        890  10.1         970  10.3       1,009  10.4
Other...................        838   9.5         853   9.0         889   9.1
                         ---------- -----  ---------- -----  ---------- -----
    Total............... (Yen)8,822 100.0% (Yen)9,450 100.0% (Yen)9,730 100.0%
                         ========== =====  ========== =====  ========== =====

  NTT has experienced compound annual growth in operating revenues of 7.2% during the last three fiscal years. For the fiscal year ended March 31, 1999, NTT reported operating revenues of (Yen)9,730 billion, operating income of
(Yen)711 billion and net income of (Yen)554 billion.

  NTT was established under the Nippon Telegraph and Telephone Corporation Law, or NTT Law, and is responsible for providing nationwide telephone services and for promoting research in telecommunications technologies and disseminating the results of its research. Each of the NTT parent company, NTT East and NTT West are subject to regulation of certain aspects of its management under the NTT Law. NTT East, NTT West, NTT Communications and NTT DoCoMo, together with other Type I Carriers (defined as companies which provide telecommunications services through their own network facilities), are regulated by MPT under the Telecom Business Law.

Competitive Strengths

  NTT believes that the following are its principal competitive strengths:

  Dominant Market Position

  NTT is the dominant telecommunications services provider in each of its principal domestic telecommunications services markets: local, long distance and wireless services. NTT's position in each of these markets provides it with strong cash flow and a stable earnings base. NTT's position in the local market allows it to collect access charges from other telecommunications operators which provide domestic long distance, wireless and international telecommunications services.

  Extensive Customer Base in Each Market Segment

  NTT has an extensive customer base in each of its principal domestic telecommunications services markets. As of March 31, 1999, NTT had 58.3 million fixed lines subscribers, 4.4 million ISDN subscribers and 25.2 million wireless subscribers. NTT is able to leverage these extensive customer bases to gain new subscribers to, and increase sales of, Internet and data transmission related services such as NTT's ISDN, OCN and i-mode services.

  Most Extensive and Advanced Networks

  NTT has the most extensive and advanced telecommunications infrastructure and networks in Japan. NTT has nationwide wireline, wireless and IP networks. NTT continually expands and upgrades these networks. For instance, NTT made extensive investment in upgrading and modernizing its fixed line networks and completed full digitization of its fixed line networks in December 1997. Additionally, NTT has almost completed the conversion of its trunklines for long-distance and IP services into optic fiber cables.

  Leader in Research and Development of Wireline and Wireless Data Transmission, Internet and Related Technology

  With its modern digital networks, NTT is able to provide high-speed data transmission service, Internet related service, information communication services and other related services required for the development of these businesses such as E-commerce businesses. Also, with the introduction of advanced optic fiber technologies, NTT believes that it can continue to provide Internet and data transmission in a cost-effective manner. NTT is well positioned to focus on the development of future core technologies with research and development activities centralized at the holding company level.

  Largest Beneficiary of Increasing Demand for Internet and Data Transmission

  NTT has experienced strong growth in Internet and data transmission related businesses. With the rapidly expanding demand for Internet and high-speed data transmission related services in Japan, NTT believes that its advanced technologies and modern networks, including the last mile to customers, have positioned it to be the largest beneficiary of the growth in this market.

  Extensive Wireless Businesses with Dominant Market Share in Japan

  NTT DoCoMo together with its subsidiaries is one of the largest cellular services providers in the world with approximately 23.9 million subscribers and a market share in Japan of approximately 57.5% as of March 31, 1999. Japan is the second largest cellular market in the world in terms of the number of subscribers. During fiscal year 1999, total cellular subscribers in Japan increased approximately 32% to 41.5 million as of March 31, 1999. The subscriber base and revenues of NTT DoCoMo and its subsidiaries are expected to continue to grow in the near-to-medium term, although it is not likely that they will continue to grow at historical rates. In response to increasing demand for wireless Internet and data transmission services, NTT DoCoMo introduced its i-mode service in February 1999. i-mode services, which provide users with various types of wireless Internet services including mobile banking, have gained over 1.3 million subscribers to date. NTT DoCoMo is also one of the world's leading companies in the development of a third generation wireless technology known as W-CDMA, which should allow the provision to NTT DoCoMo's subscribers of a full range of sophisticated new services including full-motion wireless video and other mobile multimedia services such as mobile computing.

  Strong Systems Integration and IT services

  NTT DATA is the leading provider of information communication systems and computer networking in Japan. NTT DATA provides strategic planning, systems planning, systems design and installation and systems maintenance and facilities management to a wide range of governmental, financial and industrial clients, with an emphasis on outsourcing services in recent periods. NTT expects that NTT DATA will continue to grow as the government agencies, financial institutions and leading corporations with which NTT DATA has strong relationships continue to invest in Internet and high-speed data transmission network services.

  Strong Consolidated Financial Performance

  NTT has shown strong and stable growth in consolidated operating revenue for the past five years with revenue of (Yen)9.73 trillion for the fiscal year ended March 31, 1999. For the same fiscal year, NTT's consolidated operating income was (Yen)711 billion and adjusted EBITDA was (Yen)3.33 trillion.

Strategy

  NTT's goal is to maximize shareholder value by developing from a domestic provider of conventional telecommunications services to a global provider of comprehensive telecommunications services. NTT expects that, as communications technology develops, communications service providers will be able to transmit digitized information in a more efficient and cost-effective manner through sophisticated optic fiber networks. As a result, NTT expects that there will be increased demand for networks that provide value-added services and information, such as Internet services and mobile computing. NTT also expects that there will be increasing demand for platforms used on these networks, including electronic commerce and Internet navigation, and information contents carried through these networks, including music, books and other media. NTT calls this expansion of communications services, both in terms of functions and media as well as the explosive increase in the quality and quantity of information, "Information Sharing." NTT intends to maximize the business opportunities presented by trends related to Information Sharing by expanding its business to include the construction of value-added networks and the development of related equipment platforms and content.

  In connection with its goal of becoming a global information and communications service provider, NTT also intends to bring its business management practices, including competitive strategy, research and development strategy and financial management, in line with international management standards.

  NTT completed its reorganization on July 1, 1999. In connection therewith, NTT categorized its group companies into three broad categories:

  .  the regulated companies--NTT East and NTT West

  .  the competitive companies--NTT Communications, NTT DoCoMo and NTT DATA

  . the other companies that utilize resources to support the above main group companies

  The NTT parent has established missions for each of the categories of companies. The regulated companies, which provide local telecommunication services and are subject to regulation under the NTT Law, are to reduce costs, provide stable telecommunication services, and promote Information Sharing businesses as a local access provider. The competitive companies, general Type I carriers that are not subject to the NTT Law, are to strengthen their competitiveness against their competitors and to lead the development of Information Sharing services. The support and resource utilization companies are to pursue efficiency and to develop related business opportunities.

  The NTT parent company has also set clear consolidated financial targets based on EBITDA margin, free cash flow and return on capital employed (ROCE). In order to achieve these financial targets, the NTT parent plans to set management goals for each company that are in line with the missions for each category of group companies. The NTT parent will also regularly review and supervise the operations and performance of, and provide feedback to, each group company.

  To achieve its goal of developing from a domestic provider of conventional telecommunications services to a global provider of comprehensive information and communications services and to maximize the benefits of the reorganization and strengthen the competitive position of each of the group companies, NTT's business strategy includes the following:

  Promote Development of Information Sharing Businesses

  NTT seeks to promote Information Sharing businesses by

  . leveraging its advanced networks and extensive customer base by actively expanding ISDN, OCN, dedicated line, and i-mode services through attractive service menus and pricing options

  . extending optic fiber network from long distance trunk lines to local telephone poles which will allow NTT to provide Internet and data communications related services to end users in a cost-effective manner

  . further expanding its Internet and data communications related businesses by, among others, expanding and upgrading value-added networks and developing related platforms and content

  . providing attractive user systems such as i-mode terminals to further increase customers and network revenues

  . capturing increasing corporate demand for information technology services using its capacity to offer total solutions and full-line network services

  . offering customers further improved cellular technology, products and services to provide full-scale, high-quality mobile Internet and data communications related services using i-mode and W-CDMA technology

  .  continuing comprehensive research and development activities

  Strengthen the Competitiveness of Traditional Voice Businesses

  NTT seeks to strengthen the local, long distance and wireless voice communications businesses by

  . adopting flexible and effective pricing strategies that are responsive to the competitive conditions in the local, long distance, international and wireless communications markets, in particular, maintaining cost competitiveness through the operation of the unregulated group companies that are in sound financial condition and have relatively few employees

  .  diversifying pricing and service options in line with customer demand

  .  improving the quality of wireless transmission

  Improve Efficiency

  NTT seeks to improve efficiency by

  . shifting focus of capital investment from infrastructure investment to demand-driven customer services to reduce overall consolidated capital investment

  . reducing high personnel costs associated with the current size and age structure of its workforce by efficiently reallocating personnel among the group companies and reducing the number of new hires, thus raising operating revenue per employee and reducing personnel cost as a percentage of operating revenue

  . reducing other operating expenses through various means, including by implementing a cost reduction plan referred to as NTT's Medium-Term Business Improvement Measures that would include (1) a reduction of depreciation and other expenses including a reduction of capital expenditures on a consolidated basis in the amount of approximately
     (Yen)300 billion as compared to the current fiscal year by the fiscal year ending March 31, 2003 and (2) a reduction in the number of employees on a consolidated basis so that the total consolidated employees would number slightly more than 200,000 in the fiscal year ending March 31, 2003. The above measures are still in the process of planning and are subject to change.

  Strengthen International Operations

  NTT seeks to strengthen international operations by

  . expanding value-added international data transmission and global solutions businesses aimed at multinational corporations by promoting NTT's Arcstar services and through future collaborations with other communications carriers

  . making investments in and forming alliances with IP service-related companies in North America and Asia-Pacific areas

  . investing in overseas communications carriers and mobile operators, especially in the Asia-Pacific region

  . obtaining leadership positions in the development of W-CDMA technology and providing global roaming services and other multimedia services to NTT DoCoMo subscribers

Reorganization

  On July 1, 1999, NTT was reorganized into a holding company structure with NTT's local and long distance business being transferred to three new wholly-owned subsidiaries: NTT East, NTT West and NTT Communications. NTT East provides regional telecommunications services in the Hokkaido, Tohoku, Kanto, Tokyo and Shinetsu regions of Japan and related services. NTT West provides regional telecommunications services in the Tokai, Hokuriku, Kansai, Chugoku, Shikoku and Kyushu regions of Japan and related services. NTT Communications provides domestic inter-prefectural telecommunications, other network services and data transmission services and commenced offering international telecommunications services on a full-scale basis on October 1, 1999.

  After the transfer of business, the NTT parent company continues to exist but operates primarily as a holding company. The principal sources of the NTT parent company's cash revenues consist of three categories. The NTT parent company will receive:

  .dividends from its subsidiaries;

  .payment for providing management services through contracts with its subsidiaries; and

  . payment for its fundamental R&D activities through contracts with each of its subsidiaries which use the results of the R&D activities.

  The NTT parent company will be directly responsible for formulating and promoting to group companies the overall strategy of NTT, for setting financial targets and for basic research and development for the group. NTT anticipates that the presidents of NTT East, NTT West, NTT Communications, NTT DoCoMo, NTT DATA and the NTT parent company will meet monthly to discuss strategy for the group. Each of the companies within NTT will operate autonomously, subject to certain fundamental business decisions such as entry into new material lines of business and the fundamental conditions of financings from financial institutions that must be discussed with the NTT parent company.

  In connection with the reorganization, the amendments also provide, among other things, for NTT East and NTT West to enter into an arrangement by which NTT East may bear a portion of NTT West's expenses by payment of cash for the fiscal years ending within three years after the incorporation of NTT East. This arrangement will only be permitted if both NTT East and NTT West have the same fiscal year end. This arrangement in any one fiscal year is also subject to the requirements that NTT East must have earned a profit in such fiscal year equal to or greater than the expenses it is proposing to share and the amount of expenses to be shared must fall within a range provided by the Ministry of Posts and Telecommunications. Under this arrangement, because NTT East will pay a portion of NTT West's expenses if NTT East has profits and NTT West has losses, taxable income of NTT East will be decreased by the amount of expenses of NTT West paid by NTT East.

  NTT's reorganization was effected pursuant to amendments to the NTT Law passed by the Diet in June 1997 implementing a plan proposed by MPT, and accepted in principle by NTT. The Basic Principles for the reorganization announced by the Ministry of Posts and Telecommunications pursuant to these amendments provide for certain conditions to ensure fair competition with which NTT has to comply following the reorganization, including a requirement that NTT East and NTT West shall have separate directors from NTT Communications, NTT Communications may not procure equipment jointly with the holding company and NTT East and NTT West, and NTT East and NTT West deal on the same terms with NTT Communications as they would with other telecommunications companies. Pursuant to the amendments to the NTT Law, NTT is required to hold all of the shares of NTT East and NTT West and, for the time being, will need MPT approval (subject to consultation with the Minister of Finance) for the disposal of shares originally issued by NTT Communications in connection with the reorganization.

  NTT believes that the reorganization will bolster the collective strength of the international telecommunications businesses of NTT and enhance growth. Under the reorganization:

  . NTT continues its existence as a holding company with no change in share ownership;

  . NTT's shares continue to be listed on stock exchanges and the conditions of share ownership will remain unchanged; and

  . NTT will be able to avoid potential adverse tax consequences that would result if NTT East has profits and NTT West has losses through the introduction of an expense sharing arrangement for three fiscal years after the reorganization.

Moreover, NTT believes that the amendments enable:

  . NTT to maintain service level, because the three companies under NTT would continue to cooperate in this regard;

  . NTT to retain current research and development capabilities through the unification of fundamental research activities in NTT; and

  . NTT Communications to enter the international telecommunications business and provide global end-to-end services, consequently promoting synergies within the overall NTT group and bolstering its global competitiveness.

Principal Business Activities

  The following table sets forth certain information concerning NTT's principal facilities and operations as of the dates and for the periods indicated.

                                         As of or for the year ended March 31,
                                        ---------------------------------------
                                         1995    1996    1997    1998    1999
                                        ------- ------- ------- ------- -------
Telephone services:
-------------------
Telephone subscriber lines
 (thousands)..........................   59,583  60,774  61,223  60,186  58,277
Cellular telephone subscribers
 (thousands)..........................    2,206   4,936  10,960  17,984  23,897
PHS subscribers (thousands)...........      --      384   1,851   1,906   1,349
Public telephones (thousands).........      801     799     794     777     754
Telegraph services:
-------------------
Telegrams (thousands).................   43,288  41,385  40,198  37,564  36,180
Telex subscribers (thousands).........       18      15      12      10       8
Leased circuit services:
------------------------
Conventional circuits (thousands).....    1,025   1,001     967     902     822
High-speed digital circuits
 (thousands)..........................       31      57     107     169     228
Integrated Services Digital Network
 (ISDN) services:
-----------------------------------
ISDN subscribers:
  INS-Net 64 (thousands)..............      337     510   1,037   2,286   3,955
  INS-Net 1500 (thousands)............        6      10      22      34      48
Other services:
---------------
Open Computer Network (OCN) service
 subscribers (thousands)..............      --      --        1     159     478
Digital data exchange (DDX) service
 subscribers:
  Digital Data Exchange-Packet (DDX-
   P).................................   36,740  33,424  31,821  30,625  26,643
  Digital Data Exchange-Telephone
   Packet (DDX-TP)....................  410,739 432,457 444,788 446,522 436,427
  Frame Relay (Super Relay FR)........       28     565   3,942  15,701  43,959
  Cell Relay..........................      --      --        0       4       6
Pocket pager subscribers (thousands)..    5,355   6,328   5,836   3,908   2,111
Facsimile network subscribers
 (thousands)..........................      678     812   1,015   1,127   1,212
Employees (thousands).................      235     231     230     226     224

  Telephone Services

  NTT is currently the largest provider of telecommunications services in Japan. Revenues from telephone services were 64.8% of operating revenues in fiscal year 1999. Telephone services consist of telephone subscriber, cellular telephone, PHS, public telephone and other services.

  Telephone Subscriber Services

  Telephone subscriber service is NTT's principal business activity. NTT is the principal provider of fixed-line telephone subscriber service in Japan. NTT currently faces significant competition in the long distance market from each of Japan Telecom, DDI Corporation and KDD. Owing to an increase in sales of INS-Net services and cellular telephones and the sluggish economy in Japan, the number of NTT's telephone subscriber lines in use decreased 1.91 million from the end of fiscal year 1998 to 58.28 million subscriber lines at the end of fiscal year 1999.

  NTT believes that Japanese fixed-line penetration and utilization are low when compared with the United States and other developed countries. NTT is constantly trying to promote greater utilization of telephones through marketing and through the promotion of telephone subscriber services such as toll free dialing, caller I.D. and voice mail and other network services. NTT also researches and develops new services that it believes will satisfy customer needs.

  The following table sets forth NTT's end to end traffic for fixed telephone and ISDN services:

                                                          Years ended March 31,
                                                         -----------------------
   Number of calls                                        1997    1998    1999
   ---------------                                       ------- ------- -------
                                                             (Million calls)
   Fixed line telephone.................................  79,891  73,668  61,074
   ISDN (Voice mode)....................................   1,613   3,569   7,150
   ISDN (Digital mode)..................................   1,277   2,152   3,199
                                                         ------- ------- -------
   Fixed line telephone and ISDN total..................  82,781  79,389  71,423
                                                         ======= ======= =======
                                                          Years ended March 31,
                                                         -----------------------
   Hours of use                                           1997    1998    1999
   ------------                                          ------- ------- -------
                                                             (Million hours)
   Fixed line telephone.................................   3,441   3,240   2,952
   ISDN (Voice mode)....................................      56     122     241
   ISDN (Digital mode)..................................      65     168     334
                                                         ------- ------- -------
   Fixed line telephone and ISDN total..................   3,562   3,531   3,526
                                                         ======= ======= =======

  Cellular Telephone Services

  NTT's cellular telecommunications and paging businesses are conducted throughout Japan by NTT's 67.1%-owned subsidiary, NTT Mobile Communications Network, Inc., or NTT DoCoMo, and its eight regional subsidiaries. NTT DoCoMo and its subsidiaries are Japan's leading mobile telecommunications services providers and are one of the largest cellular operators in the world as measured by total number of cellular subscribers. The market for cellular telephone services continued to expand, and total cellular telephone subscribers in Japan reached 41.5 million in fiscal year 1999. The number of NTT DoCoMo subscribers was approximately 23.9 million at March 31, 1999.

  The following table sets forth information regarding subscribers and market share of NTT DoCoMo and its subsidiaries:

                                                 As of March 31,
                                         ------------------------------------
                                         1995   1996    1997    1998    1999
                                         -----  -----  ------  ------  ------
Cellular telephone subscribers
 (thousands)............................ 2,206  4,936  10,960  17,984  23,897
Cellular subscribers to digital service
 (thousands)............................   380  2,556   9,445  17,706  23,895*
Market share............................  50.9%  48.4%   52.5%   57.0%   57.5%

--------
*  NTT DoCoMo terminated its analog service on April 1, 1999.

  The following table sets forth information regarding NTT DoCoMo's cellular telephone traffic:

                                                       Years ended March 31,
                                                      -------------------------
                                                       1997     1998     1999
                                                      -------  -------  -------
Hours of use (millions)..............................     252      448      784

  PHS Services

  PHS is a wireless telecommunication technology similar to cellular which uses base stations which are smaller and easier to install than those used for cellular services. In addition, when first introduced PHS service offered lower tariffs, smaller and lighter handsets and longer battery life and higher data transmission speeds than conventional cellular phones. However, as cellular operators have regularly reduced rates and as cellular handsets have continued to decrease in size and weight, the price and size advantages of PHS have grown less significant.

  Compared to traditional cellular services, PHS services are difficult to use while mobile, have smaller coverage areas due to lower transmission power, have limited network coverage and have higher dropped call rates.

  NTT's PHS services were provided by NTT Personal Group, which consisted of NTT Central Personal Communications Network Inc. and eight other subsidiaries. Since October 1997, the number of NTT Personal Group's PHS customers declined steadily. On December 1, 1998, NTT's PHS businesses were transferred from NTT Personal Group to NTT DoCoMo. NTT believes that the integration of the PHS business enables NTT DoCoMo to provide a comprehensive set of mobile communications services. As an example, NTT DoCoMo has recently introduced "Doccimo," the world's first dual-use mobile telephone compatible with both cellular and PHS modes.

  The following table sets forth information regarding NTT DoCoMo's PHS subscribers and its market share:

                                                             As of March 31,
                                                            -------------------
                                                            1997   1998   1999
                                                            -----  -----  -----
  PHS subscribers (thousands).............................. 1,851  1,906  1,349
  Market share.............................................  30.7%  28.3%  23.3%

  Telegraph Services

  Under the Telecom Business Law, NTT East and NTT West have sole responsibility for domestic telegram services. Although the number of communications made by "D-MAIL," a telegram service that makes use of the Internet, increased steadily during the fiscal year, this could not fully offset the continued decline in the use of telegrams for weddings and condolences. In telex services, the number of subscribers continued to decline during fiscal year 1999, reflecting the ongoing shift toward the use of facsimile machines, e-mail and other alternative means of communication.

  Leased Circuit Services

  NTT provides customized telephone and data transmission services to major corporate customers that include high speed circuits that are modified to meet the specific needs of the customer. As a result of the increase in corporate use of information networks, sales of high-speed data transmission services, especially economical 64-kilobit-per-second lines, have been strong.

  ISDN Services

  NTT provides Integrated Services Digital Network services, or ISDN services, which facilitate high-speed access to the Internet. Due to strong demand in the corporate sector and the growing penetration of Internet services in the home, ISDN services, which are comprised of INS-Net 64 and INS-Net 1500, have recorded strong growth. To further stimulate the demand for ISDN services, NTT plans to begin testing the feasibility of a fixed charge pricing service in certain areas of Tokyo and Osaka in November 1999. This service will allow unlimited usage of the Internet within a local calling area for a set monthly fee.

  Data Communication Facility Services

  NTT, through its subsidiary NTT DATA, develops data communications systems through the integration of computer hardware and software with telecommunications networks. Data communications systems include: data communications systems for individual clients, network data communications systems to which multiple clients subscribe and ready-made or "packaged" data communications systems used by many clients. NTT DATA has developed a broad-based clientele in three sectors: the public administration sector, the financial sector and the industrial sector. On May 12, 1998, NTT DATA issued 27,500 new shares for (Yen)150 billion, which reduced NTT's stake from 60.1% to 54.2% and resulted in a pre-tax gain of (Yen)69 billion.

  Other Services

  Other services provided by NTT include:

  .digital data exchange services, providing reliable, high quality data transmission networks;

  .facsimile network services (F-Net);

  .pocket pager services;

  . system development services, which provide for the development, delivery and sale of packaged data communications systems; and

  .Open Computer Network (OCN) services.

    .OCN services help computers communicate where there is no need for a real-time response.

    . Charges for OCN services are calculated based on flat rates and do not depend on distance or duration of communications and therefore OCN services provide customers with inexpensive connections to the Internet and other networks.

  NTT is also preparing to offer access lines with ADSL technology, which is a high-speed transmission technology using existing copper wires. These ADSL access lines are expected to be available beginning around December 1999 and will be available for a flat fixed rate.

Internet and Data Communications Related Businesses

  NTT has experienced strong growth in Internet and data communications related revenues. NTT's Internet and data communications related business includes high speed data transmission services and multimedia telecommunications services, such as video conferencing, full motion video and mobile computing.

  The following table sets forth NTT's Internet and data communications related service revenue:

                                                    Years ended March 31,
                                               --------------------------------
                                                  1997       1998       1999
                                               ---------- ---------- ----------
                                                      (billions of yen)
   OCN........................................ (Yen)    0 (Yen)    6 (Yen)   24
   Digital data exchange......................         44         55         67
   High-speed digital circuit.................        128        192        223
   ISDN.......................................        190        368        556
   Systems Integration (SI)...................        639        710        763
                                               ---------- ---------- ----------
     Total.................................... (Yen)1,001 (Yen)1,331 (Yen)1,633
                                               ========== ========== ==========

  As part of its Internet and data communications related growth strategy, NTT completed the upgrade of its network to digital technology in December 1997. NTT's digital network allows it to offer Internet and data communications related services such as ISDN, high-speed data transmission services and frame-relay and cell-relay services.

  NTT believes that deployment of fiber optic cables is important for the future provision of Internet and data communications related services due to the superior data transmission capabilities of fiber optic cables. NTT plans to provide coverage of fiber optic cables in the access network to the feeder point for approximately 100% of major business areas by 2000 followed by a goal of 100% nationwide by 2010. The feeder point is the point where a bundle of cable is separated and normally where the underground cable is exposed to the ground. Currently, NTT has approximately 220,000 kilometers of fiber optic cables extending throughout Japan and covering approximately 95% of major business areas and over 60% of all business areas with a population of over 100,000. NTT has recently developed technology to reduce significantly the cost of installing fiber optic cables to telephone poles nearby end users.

  NTT believes that the deployment of fiber optic cables will allow it to offer increasingly sophisticated services to its customers, though there are no assurances as to the extent of demand for these services.

  NTT believes that its modern networks and its investment in research and development have positioned it to exploit opportunities for growth in the Internet and data communications related market.

International Telecommunications Businesses

  NTT first launched its global end-to-end telecommunications services in September 1997 pursuant to amendments to the NTT Law adopted in June 1997. These services were limited to data communications services provided to multinational corporations. NTT began offering global end-to-end telecommunications services, including voice, on a full-scale basis on October 1, 1999. These services are provided by NTT's subsidiary, NTT Communications. NTT is conducting its global telecommunications activities under the name "Arcstar." As of March 31, 1999, NTT's Arcstar-brand global communications services were provided in 16 countries and areas.

  Prior to the launch of international end-to-end telecommunications services, NTT was actively involved in establishing carrier businesses and infrastructure operations in Asia. Since 1992, NTT has invested in and provided technological know-how to projects in Thailand, the Philippines, Indonesia, Sri Lanka, Vietnam, Singapore and Malaysia.

  In June 1998, NTT and IBM Corporation agreed to provide international data transmission network services. NTT also formed a strategic partnership by investing in Verio Inc., a U.S.-based Internet service provider.

  StarHub, a consortium formed by NTT, British Telecom (BT) and two local corporations, won licenses from the Singaporean government to provide public basic telecommunication services, both domestic and international, and public cellular mobile telephone services, which are expected to start in April 2000. In China,

NTT established Beijing Telecom NTT Engineering Co., Ltd. with the Beijing Posts and Telecommunications Administration and began to provide system-integration services for customers mainly in the Beijing area.

  NTT also provides facility-based international leased circuit services and international telephone services. NTT also participates in international consortia for the construction and maintenance of the "China-U.S. Undersea Fiber Optic Cable Network" and the "Japan-U.S. Cable Network." Both networks will be world's largest-class submarine fiber-optic cables linking Japan and other Pacific Rim countries.

  In April 1999, NTT and AT&T agreed to collaborate in the fast-growing global market of corporate network solutions. Under the terms of a Memorandum of Understanding, NTT and AT&T immediately began working together to develop definitive agreements and business ventures that provide value-added networking solutions for large and mid-sized multinational businesses and industries. AT&T Solutions, as the managed professional services unit of AT&T, will represent AT&T in working with NTT.

  In December 1999, NTT Communications and IBM will begin providing the "OCN Aptiva Pack" service to customers. For a set fee, this service will provide customers with an IBM personal computer, NTT's fixed rate Internet access and support services for a contractual period.

Competition

  NTT faces competition in virtually all aspects of its business, including in the local, long distance and wireless markets. In addition to current competitors, new entrants, including foreign telecommunications companies, are expected to enter each of these markets in the future.

  NTT currently faces significant competition in the long distance market from each of Japan Telecom, DDI Corporation and KDD. This competition resulted in a drop in inter-prefecture calls between all prefectures in Japan for NTT's fixed line telephone services in fiscal year 1999. In February 1998, NTT reduced the rate for daytime calls over 100 kilometers to eliminate price advantages held by competitors in the long distance market. This rate reduction is estimated to reduce annual revenues by approximately (Yen)80 billion.

  Until recently, NTT faced little or no competition in the market for local telecommunications services. NTT currently has one principal competitor for local services in the Tokyo metropolitan area: Tokyo Telecommunications Network, or TTNet. At May 31, 1999, TTNet had 2.0 million subscribers. NTT has one principal competitor for local services in the Kyushu area of Japan, Kyushu Telecommunications Network, or QTNet, which entered the local telephone market on April 1, 1999. NTT believes that the entry of TTNet and QTNet into the local telephone market will have the effect of increasing competition. To compete more effectively, NTT introduced a new "Telechoice" pricing plan and extended its "Time Plus" discount service to the whole of Japan. Telechoice is a discount plan for toll calls to specified area codes. With "Time Plus," local calls can be made at a cost of (Yen)10 for five minutes within a certain local calling area ((Yen)10 for seven minutes during late night hours and early mornings) if customers pay a fixed monthly fee.

  Currently, NTT's ISDN services seek to accommodate and stimulate demand for Internet and data communication related services in the local Japanese market. NTT expects to face significant competition for market share in the growing Internet services market from cable television (CATV) operators and cellular telephone operators. CATV operators such as Titus Communications, J-COM Tokyo and Tokyo Cable Network intend to bundle cable television, telephony and high-quality Internet services. NTT may also face Internet-related competition from global alliances, such as the recently announced joint venture, SpeedNet Inc., between Softbank Corp., Microsoft Corp. and Tokyo Electric Power Co. (TEPCO). In addition, AT&T and BT recently entered the Japanese market through a 30% equity interest in Japan Telecom (JT), which will be the sole distributor of combined AT&T/BT global services in Japan. AT&T, BT and JT are jointly developing a high-speed global Internet network for corporate users. Also, a consortium of 15 different Japanese companies, including KDD, Mitsui & Co., Ltd. and DDI have recently formed the "DSL Basic Access Committee." This committee's goal is the creation of a joint investment company that will interconnect with NTT's local lines and use ADSL technology to compete with NTT in the fixed rate Internet market.

  NTT DoCoMo and its subsidiaries' competitors in the cellular market are IDO, DDI Cellular group, Tu-Ka group, Digital Tu-Ka group and Digital Phone group. Despite intense competition, NTT DoCoMo and its subsidiaries had approximately 57.5% market share of cellular subscribers as of March 31, 1999. Intense competition in the cellular market has led to rapid, substantial and sustained decreases in the prices for handsets, monthly access fees and usage charges for calls. Certain of the competitors of NTT DoCoMo and its subsidiaries offer cellular services in a competing format, such as cdmaOne currently offered by DDI and IDO. Reportedly, DDI, KDD and IDO are in merger discussions, the successful completion of which would create an integrated telecommunications company providing international, domestic long-distance, cellular and PHS services.

  NTT DoCoMo's competitors in the PHS market are DDI Pocket group, ASTEL group and TTNet (merged with ASTEL Tokyo on April 1, 1999). DDI Pocket group is the leader among the three PHS group operators with approximately 59.8% market share, NTT DoCoMo had approximately 23.3% market share and ASTEL group had approximately 16.8% market share of PHS subscribers as of March 31, 1999.

Research and Development

  NTT believes that its investment in research and development is important to allow it to develop new products and services and to remain competitive. For the fiscal years ended March 31, 1999, 1998 and 1997, research and development expenses amounted to (Yen)381.8 billion, (Yen)288.9 billion and (Yen)328.5 billion, or 3.9%, 3.1% and 3.7% of operating revenues, respectively.

  In the field of telecommunications, demand in the Internet and data communication related services market appears to be set to maintain high growth rates well into the future, fueled by the spread of cellular telephones and personal computers (PCs) and the sharp rise in use of the Internet and other computer-based communications networks. The structure of the Internet and data communication related services networks is also changing across a wide variety of areas - for example, news can now be received by e-mail, and tickets can be booked over the Internet. In response to these developments, NTT has vigorously engaged in research and development programs that aim, first, to create convenience and secure multimedia services, and, second, to develop the basic technologies that will support the future of telecommunications.

  To this end, NTT is currently engaged in research and development projects to develop technology to lower the cost of installing fiber optic wires, to develop standard protocols for high-speed access telecommunications systems, and to improve the energy-efficiency of communications equipment. NTT is also developing technology to facilitate Internet and multimedia development, including systems to allow digital sound and visual communications, to improve the protection of intellectual property rights for digital materials, and to provide ultra-high speed transmission rates for Internet, intranet and other high-volume applications. NTT DoCoMo and its subsidiaries are developing W-CDMA in connection with International Mobile Telecommunications--2000, a third-generation wireless communication platform for the next century.

Capital Investments

  NTT's capital investments for the preceding three fiscal years are shown in the table below.

                                                                     For the
                                                                   year ended
                                   For the years ended March 31,    March 31,
                                  -------------------------------- -----------
                                     1997       1998       1999       1999
                                  ---------- ---------- ---------- -----------
                                         (billions of yen)          (millions
                                                                   of dollars)
Expansion and improvement of
 services:
  Fixed-line telephone .......... (Yen)1,334 (Yen)1,322 (Yen)1,129   $ 9,329
  Mobile ........................        609        544        571     4,713
  ISDN ..........................        166        165        153     1,263
  Leased circuit ................        148         97         79       655
  Data communication facility ...        155        132        163     1,349
Research and development ........        147        158        200     1,654
Construction, improvement and
 renovation of office building,
 etc.............................        519        544        793     6,556
                                  ---------- ---------- ----------   -------
  Total ......................... (Yen)3,078 (Yen)2,962 (Yen)3,088   $25,519
                                  ========== ========== ==========   =======

  NTT is shifting capital investment strategy from investment in infrastructure to investment in demand-oriented customer services. In recent years, a substantial portion of capital investments has been used to finance the installation of digital transmission and switching equipment throughout NTT's telecommunications network. NTT completed full digitization of its fixed-line network in December 1997. This digitization allows NTT to offer various digital-related services such as ISDN, high-speed digital circuits and frame relay.

  In fiscal year 2000, NTT expects to make capital investments in an amount below the levels of the past three fiscal years. NTT plans to provide optical fiber cables in the access network for approximately 100% of business areas by 2000 and 100% nationwide by 2010. NTT developed "New Optical Access System," which enables low-cost deployment of optical fiber cables up to telephone poles near customers, at a cost almost equivalent to metallic cable. This speeds the deployment of optical fiber cables in the access network, bringing NTT one step closer to the full introduction of high-speed broadband networks.

Procurement

  NTT has no manufacturing divisions and, accordingly, it procures finished products from outside suppliers. Therefore, NTT is continually seeking opportunities to develop relationships with high-quality, cost-efficient suppliers from around the world to strengthen its business operations in Japan's highly competitive telecommunications market.

Privatization

  The total number of outstanding shares of NTT at the time of its establishment was 15.6 million. Until October 1986, MOF owned 100% of the outstanding shares of NTT. Between October 1986 and October 1988, MOF sold 5.4 million shares to a variety of individual and institutional investors. As of November 24, 1995, as a result of a 1.02-to-1 stock split on that date, the number of outstanding shares amounted to 15,912,000 and MOF owned 10,419,289.24 shares, representing approximately 66% of the outstanding shares.

  On December 18, 1998, MOF sold 1.0 million shares to a variety of individual and institutional investors in a global offering. Shares sold in the United States were registered with the United States Securities and Exchange Commission. The global offering consisted of 981,560 shares and 3,688,000 ADSs (representing 18,440 shares), and reduced MOF's ownership to 9,419,339.24 shares, or approximately 59%, of NTT as of March 31, 1999. At the general shareholders meeting on June 29, 1999, it was approved that NTT would repurchase up to (Yen)120 billion of its shares of common stock from time to time until the next ordinary general meeting of shareholders in June 2000. On July 12, 1999, NTT announced in Tokyo it would repurchase up to 80,000 shares of its common stock at a set time on the following day through transactions executed on the Tokyo Stock Exchange in accordance with applicable Japanese law at a price per share equal to the closing price on that exchange on July 12. On July 13, 1999, NTT acquired 48,898 shares of its common stock through such transactions. Of the shares it repurchased, 48,000 were bought from MOF. Due to the fact that repurchases conducted in the manner described take place at a set time during the trading day in Tokyo, it may not be practicable for non-Japanese holders of NTT shares to participate in these repurchases.

  In December 1990, MOF announced its plan that out of the 5.0 million shares then available for sale under the NTT Law, MOF would sell 2.5 million of these shares at the rate of approximately 0.5 million shares per fiscal year (with any shares remaining unsold to be sold in future years based on market conditions), and retain the other 2.5 million shares for the time being. Until December 1998, no sales had been made as the Government concluded that market conditions would not permit smooth absorption of the shares. The NTT Law requires that the disposition of shares by MOF must be within the limits determined by the Diet in the relevant annual budget. One million shares are permitted to be sold under the budget for the fiscal year ending March 31, 2000, of which 48,000 shares were sold by MOF to NTT pursuant to NTT's share repurchase plan. MOF is selling the remaining 952,000 shares permitted to be sold in the fiscal year ending March 31, 2000 in this global offering. Upon consummation of sale of all the shares proposed to be sold in this global offering, two million shares will have been sold by the Government since the announcement of the sales plan in December 1990. This will constitute most of the shares proposed to be sold pursuant to the plan. It is NTT's understanding that at present the Government has not decided whether there will be any changes in the plan announced in December of 1990 after the global offering. In addition, it is NTT's understanding that at present the Government has not determined the number of shares the sale of which will be permitted under the annual budget to be submitted to the Diet for the fiscal year ending March 31, 2001. The Government generally proposes its annual budget to the Diet in January of each year. The fiscal year of the Government begins April 1.

  As a result of the July 13, 1999 share repurchase, the number of outstanding shares was reduced to 15,863,102. As of September 1, 1999, no other shareholder owned more than 10% of the outstanding shares.

Relationship with Government

  Prior to the global offering, the Government, through the Minister of Finance, owned approximately 59%, and after the global offering will own approximately 53%, of the outstanding shares of NTT. For a description of the Government's ownership of shares of NTT, see "Principal Shareholders and Selling Shareholder." The Government, acting through MPT, also regulates the activities of NTT and certain of its subsidiaries. See "Regulatory Developments." In addition, the Government is one of NTT's largest customers. NTT transacts business with various departments and agencies of the Government as separate customers on an arm's-length basis. The Government, in its capacity as shareholder, votes at shareholder meetings of NTT and, by virtue of its position as a majority shareholder, theoretically has the power to control most decisions taken at these meetings, although the Government has not used this power to direct the management of NTT. The Government also has the power to take certain actions with respect to the NTT's networks in the interests of national security and international relations.

Enforceability of Certain Civil Liabilities

  NTT is a limited liability, joint-stock company incorporated under the laws of Japan. All of its directors and executive officers (and certain experts named in this prospectus) reside in Japan. Substantially all of the assets of these persons and of NTT are located outside the United States. It may not be possible, therefore, for investors to effect service of process within the United States upon NTT or these persons or to enforce against them judgments obtained in United States courts predicated upon the civil liability provisions of the federal securities laws of the United States. NTT has been advised by its Japanese counsel, Tomotsune Kimura & Mitomi, that there is doubt as to the enforceability in Japan, in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated solely upon the federal securities laws of the United States.

                            REGULATORY DEVELOPMENTS

Pricing of Telecommunications Services

  In connection with measures introduced to promote further competition in the telecommunications market, changes have been made to the regulations governing the manner in which telecommunications service providers set prices for their telecommunications services. In general and subject to certain exceptions, notification to MPT is all that is required for a Type I Carrier to change the prices it charges for its telecommunications services, such as long distance services. However, changes in the prices charged for basic telephone services, ISDN services and leased circuit services within prefectures are expected to be subject to a price-cap system described below. Also, changes to prices charged for interconnection with a Type I Carrier's network are subject to prior approval by MPT as described below.

Price-Cap System

  In order to promote further competition in the telecommunications market, and as part of the Government's overall policy toward deregulation, the Telecom Business Law was revised in May 1998 and became effective as of November 1, 1998. For certain services to be provided by Type I Carriers, such as NTT East and NTT West, with "designated telecommunications facilities" (defined as a facility providing a percentage of telecommunications service in a region in excess of a percentage designated by MPT) and specified in an ordinance of the Ministry of Posts and Telecommunications, a price-cap system is to be introduced. The ordinance stipulates that the price-cap system is applicable to basic telephone services, ISDN services and leased circuit services provided within prefectures by a Type I Carrier with "designated telecommunications facilities." Certain of the facilities of NTT East and NTT West have been designated as "designated telecommunications facilities" due to their dominant position in the local telecommunications market. Currently, NTT East and NTT West are the only companies which are subject to the price-cap system. Under the price-cap system, an index will be annually fixed by MPT. Only notification of MPT will be required for changes in rates which do not exceed this index, while changes in excess of the index will require the prior approval of MPT. It is currently expected that the index will initially equal the Consumer Price Index in Japan less a productivity factor and an exogenous factor. Until the initial index is determined, rates for regional telecommunications services provided by NTT East and NTT West are subject to MPT approval, not the price-cap system.

Interconnection

  The Telecom Business Law requires that every Type I Carrier, such as NTT East and NTT West, must agree to the request of other telecommunications carriers to access its network through interconnection, subject to certain limited exceptions. A Type I Carrier maintaining a "designated telecommunications facility" is required to submit each interconnection tariff and conditions of interconnection with MPT for approval. Currently, NTT East and NTT West are the only Type I Carriers obligated to make this submission. MPT will issue approval if the technical requirements at standard points of interconnection and interconnection charge by individual function are specified correctly and distinctly, the interconnection charges are not disadvantageous as compared to the conditions the Type I Carrier would impose to connect its own telecommunications facilities and there is no unfair discrimination against any particular communications carrier. Each Type I Carrier installing a "designated telecommunications facility" is required to publish each interconnection tariff in accordance with rules to be promulgated by MPT, to compile and publish accounts concerning the income and disbursements relating to interconnections to its "designated telecommunications facilities" and to recalculate its interconnection charges annually so that they are "fair and impartial" in light of the costs as calculated in the accounts. In November 1998, NTT submitted its interconnection tariffs in connection with its "designated telecommunications facilities" now operated by NTT East and NTT West, including, principally, local exchanges, and these tariffs were approved in January 1999.

  In May 1998, the U.S. Government and the Japanese Government issued a status report in which the Japanese Government expressed its intention to introduce "Long-run Incremental Cost Methodology" for setting interconnection charges. Long-run Incremental Cost Methodology would calculate interconnection charges based on costs assumed to be incurred for construction of the current network with presently available equipment and technology. In the report issued by the U.S. Government and the Japanese Government it was specifically stated that:

    . a bill to amend the Telecom Business law will be submitted to the regular Diet Session in the spring of 2000 in order to implement Long-run Incremental Cost Methodology as early as possible;

    . due consideration will be paid to ensure that the implementation of Long-run Incremental Cost Methodology would cause no disruption to the provision of universal services and that it would not prove destructive to end user rates and business operations of incumbent local exchange carriers; and

    . prior to the introduction of Long-run Incremental Cost Methodology based charges, the Japanese Government will, within the scope of its existing authority, promote the reduction of interconnection charges as much as possible.

  In a joint statement by the governments of the United States and Japan in May 1999, it was stated that, in the process of calculating interconnection charges for fiscal year 2000, the Government of Japan will continue its policy of promoting reductions of the interconnection charges as much as possible, within the scope of its existing authority, and ensure that the relationship between retail rates and interconnection charges would not impair local competition. A study group for Long-run Incremental Cost Methodology of the Ministry of Posts and Telecommunications on September 20, 1999 announced a model for Long-run Incremental Cost Methodology. The model was adopted following publication by the study group of the Ministry of Posts and Telecommunications on July 30, 1999 and receipt by the Ministry of Posts and Telecommunications of public comments thereon. The model contains two alternative assumptions with respect to the allocation of certain costs. These costs relate to feeder Remote Terminals. Under one assumption, these costs are included in the costs of GCs, resulting in a higher allocation of costs to parties interconnecting with GCs. This is the assumption used by NTT in its current cost allocation methodology. Under the other assumption, these costs are excluded from the costs of GCs. Under the first assumption, compared to the current interconnection charges of NTT, the cost of interconnection charges for the regional companies' ZCs would be reduced by 57.3% and the cost of interconnection charges for the regional companies' GCs would be reduced by 16.7%. Under the second assumption, the cost of interconnection charges for the regional companies' ZCs would be reduced by 69.2% and the cost of interconnection charges for the regional companies' GCs would be reduced by 41.1%.

  The Ministry of Posts and Telecommunications is currently consulting with the Telecommunications Council as to the implementation of Long-run Incremental Cost Methodology. In this connection the Ministry of Posts and Telecommunications indicated it is paying due consideration to ensure that the implementation of Long-run Incremental Cost Methodology causes no disruption to the provision of universal service and that it would not prove destructive to end user rates and the business operations of existing local exchange carriers.

  Although the model has been finalized, NTT believes that the ensuing discussions regarding the actual pricing of access charges may take several months to complete. Therefore, at this time, the ultimate results of the introduction of Long-run Incremental Cost Methodology on NTT's financial position and results of operations cannot be determined. As the implementation will result in reduced revenue from interconnection, it may have a material adverse effect on NTT's financial position and results of operations. The condition upon which access to networks, especially to local networks is offered, is of great significance to the development of the Japanese telecommunications market.

Universal Services

  In June 1998, the Ministry of Posts and Telecommunications released a report concerning universal services, the provision of which is an obligation of NTT, NTT East and NTT West under the NTT Law. The report concluded that certain telephone services are indispensable to the national welfare and should be deemed

"universal services" that require proper and stable provision with equal conditions across the country. In the report released by the Ministry of Posts and Telecommunications, "universal services" would include basic telephone services to customers throughout Japan. ISDN and wireless telephone services were excluded from the scope of "universal services." At the present time, it is not clear what obligations will be imposed on NTT, NTT East and NTT West and other Type I Carriers with respect to the provision of "universal services;" however, the report places emphasis on the establishment of a "Universal Services Fund." The report proposed that, through contributions by telecommunications service providers to the fund, providers of universal services such as NTT, NTT East and NTT West should be subsidized for the costs incurred to provide these services. It was also proposed that international and long distance telephone services should not be subsidized since competition among telecommunications service providers has already led to nationwide availability. The Ministry of Posts and Telecommunications is planning to estimate costs of universal services and conduct an overall review of the need for a Universal Services Fund and the timetable for its possible introduction.

Number Portability

  The Ministry of Posts and Telecommunications discussed the introduction of local number portability, which will enable subscribers to change their telephone companies without changing their phone numbers. The Ministry of Posts and Telecommunications publicized its study group's reports (a) in May 1998 regarding the realization of number portability and (b) in March 1999 regarding the division of costs in implementing this new system. Local number portability will be introduced as early as possible around fiscal year 2000.

Presubscription

  The Ministry of Posts and Telecommunications is currently considering the introduction of "Presubscription" for domestic and international service. Presubscription will enable telephone subscribers to use the telecommunications service provider of their choice without dialing prefixes by prior selection of and registration with that service provider. In November 1998, the Ministry of Posts and Telecommunications announced that presubscription shall be introduced in the spring of 2001. As of December 1998, under the auspices of the Committee on Standards for the Introduction of Presubscription, research had been conducted among service providers with an eye towards the introduction of presubscription.

Deregulation Committee

  The Deregulation Committee, an advisory committee set up by the Japanese Cabinet Decision of December 20, 1997, issued a report on December 15, 1998, with respect to government deregulation in a number of sectors of the Japanese economy. The report reflected a desire for NTT's complete privatization at some point in the future, together with the elimination of monopolies in the regional telecommunications markets, and recommended that effective action should be taken to promote substantive competition between NTT East and NTT West. This report also included a recommendation that in the future the reorganized NTT be required to reduce its ownership of NTT DoCoMo to the level where competition between NTT DoCoMo and NTT's two regional telephone companies is facilitated. On March 30, 1999, the Government of Japan revised its Three-year Program for Promoting Deregulation stating, among other things, that, based on the Deregulation Committee's report and in connection with NTT's ownership of NTT DoCoMo, it will watch carefully competition between NTT DoCoMo and NTT's two regional telephone companies. On July 13, 1999, the Ministerial Conference on Industrial Structural Reform and Employment Policies issued a report concerning regulatory reform to create employment opportunities and strengthen industrial competitiveness. This report stated that NTT's ownership of NTT DoCoMo will be considered, taking into account the competition among cellular phone companies and the competition between NTT DoCoMo and NTT's two regional telephone companies. It has not been decided at this time what action, if any, may be taken by the Government and it is not clear at this time to what level NTT's shareholding of NTT DoCoMo might be required to be reduced.

  NTT stated that its ownership of NTT DoCoMo does not have any adverse effects on fair competition, and continues to maintain that view. In addition, in 1991 NTT stated that it would aim to list NTT DoCoMo shares after approximately five years from its establishment, and that it would reduce its shareholding in NTT DoCoMo in conjunction with opportunities such as the listing. Following this statement, on October 22, 1998, NTT listed NTT DoCoMo shares and reduced its shareholding from 94.7% to 67.1%.

                  DIVIDENDS AND PRICE RANGE OF SHARES AND ADSs

  The primary market for the common stock of NTT is the Tokyo Stock Exchange, also referred to as the TSE. The common stock has been traded on the First Section of that exchange since February 1987 and is also listed on all other stock exchanges in Japan. Application will be made to list the shares offered in the global offering on the First Section of the TSE.

Tokyo Stock Exchange

  The TSE market is a continuous auction market where buy and sell orders directly interact with one another. In general, orders, either limit or market, are placed by member broker/dealer firms with the "Saitori" member who functions solely as a middleman between these firms. The Saitori member maintains a central order book for each of its "franchise" stocks allocated by the TSE and matches orders in accordance with price priority and time precedence.

  The TSE has been adopting the following measures to prevent certain short-term price fluctuations.

  Special Bid or Asked Quotes

  When there is a major order imbalance, the TSE requires the Saitori member to indicate a "special bid quote" or a "special asked quote," showing that there exists a major imbalance between buy and sell orders. A special quote is publicly disseminated through the market information system of the TSE, enabling market participants to respond to the imbalance. If contraside orders come into the market and equilibrium is established at the special quote, the quote is withdrawn by the Saitori member. Conversely, when the imbalance continues, the Saitori member renews the special quote, with the approval from the TSE, upward or downward at an interval of every five minutes or more within certain specified variations until equilibrium is established.

  Daily price limits

  In addition to special quotes, the TSE maintains daily price limits for individual stocks to prevent day-to-day swings in stock prices and also to provide a "time-out" for publicizing a major price rise or decline in a stock and resultant evaluation of the situation by the investing public. TSE's daily price limits are set in terms of absolute yen depending upon the price range of each stock for the purpose of simplicity. As the price limits simply prohibit bids and offers at prices beyond the limits, the market for a stock is open for trading within the limits, even after the stock hits a limit.

  The daily price limit also applies to the special quote. Thus, the special quote cannot be indicated beyond the limit.

  The total trading volume in 1998 on the TSE was 123.2 billion shares, with a daily average of 498.8 million shares.

  The following table sets forth for the periods indicated the reported high and low sales prices and the average daily trading volumes of the common stock on the TSE. It also sets forth the closing highs and lows of two TSE stock indices. The Tokyo Stock Price Index, or TOPIX, which is published by the TSE, is a weighted index of the market value of all stocks listed on the First Section of the TSE. As of March 31, 1999, stocks of 1,338 companies were traded on the First Section of the TSE. The Nikkei Stock Average is a widely followed unweighted arithmetic average of 225 selected stocks traded on the First Section.

                                 TSE                                                Closing Nikkei
                           Price per Share                        Closing TOPIX      Stock Average
                         -------------------   Average daily    ----------------- -------------------
                           High       Low      trading volume     High     Low      High       Low
                         --------- --------- ------------------ -------- -------- --------- ---------
Calendar Period            (yen)     (yen)   (number of shares) (points) (points)   (yen)     (yen)
1997
 First quarter..........   914,000   808,000        6,940       1,480.86 1,326.60 19,446.00 17,303.65
 Second quarter......... 1,110,000   836,000       15,156       1,560.28 1,320.82 20,681.07 17,485.75
 Third quarter.......... 1,240,000   999,000        8,486       1,555.16 1,373.97 20,575.26 17,683.27
 Fourth quarter......... 1,150,000   920,000        7,564       1,391.06 1,130.00 17,842.16 14,775.22
1998
 First quarter.......... 1,230,000 1,050,000        7,883       1,300.30 1,120.61 17,264.34 14,664.44
 Second quarter......... 1,170,000   996,000        5,627       1,254.74 1,156.47 16,536.66 14,715.38
 Third quarter.......... 1,280,000   995,000        8,146       1,280.73 1,043.57 16,731.92 13,406.39
 Fourth quarter......... 1,080,000   819,000        9,549       1,164.59   980.11 15,207.77 12,879.97
1999
 First quarter.......... 1,200,000   854,000       14,434       1,269.76 1,048.33 16,378.78 13,232.74
 Second quarter......... 1,440,000 1,130,000       18,885       1,425.64 1,292.07 17,782.79 15,972.68
 Third quarter.......... 1,600,000 1,180,000       13,894       1,535.23 1,420.64 18,532.58 16,821.06
 Fourth quarter (through
  October 21, 1999)..... 1,500,000 1,290,000       20,309       1,542.80 1,460.23 18,136.55 17,254.17

  On October 21, 1999, the last reported sale price of the shares on the TSE was (Yen)1,440,000 per share, and the closing TOPIX and Nikkei Stock Average on that date were 1,503.94 and (Yen)17,448.27, respectively.

Settlement

  Settlement of transactions concerning shares listed on any of the stock exchanges in Japan, including the TSE, will normally be effected on the fourth business day from and including the transaction date. Settlement in Japan is made by physical delivery of share certificates or through the Japanese Securities Depository Center, also known as JASDEC. See "Description of the Shares--General."

American Depositary Shares

  The ADSs are listed on the New York Stock Exchange. 200 ADSs represent one share. The ADSs are evidenced by ADRs issued by Morgan Guaranty Trust Company of New York, as depositary.

  On December 19, 1998, the Government sold one million shares to a variety of individual and institutional investors in a global offering in the form of 981,560 shares and 3,688,000 American depositary shares (representing 18,440 shares). A portion of the global offering was registered with the United States Securities and Exchange Commission.

  On June 30, 1999, approximately 10,964,600 ADSs (equivalent to 55,823 shares, or approximately 0.34% of the total number of shares outstanding on that date) were outstanding and were held by 218 record holders of ADRs (including 212 record holders in the United States holding 10,963,766 ADSs). The following table sets forth for the periods indicated the high and low sales prices of the ADSs as set forth on the New York Stock Exchange composite tape.

                                                      NYSE       Average daily
                                                  Price per ADS  trading volume
                                                  ------------- ----------------
                                                   High   Low
                                                  ------------- (number of ADSs)
Calendar Period                                    ($)    ($)
1997
 First quarter...................................  39.00  34.63       3,489
 Second quarter..................................  49.25  34.50      46,080
 Third quarter...................................  52.00  46.25      22,166
 Fourth quarter..................................  47.38  35.94      20,667
1998
 First quarter...................................  48.50  41.13      19,307
 Second quarter..................................  44.38  34.69      13,732
 Third quarter...................................  45.44  35.63      14,689
 Fourth quarter..................................  45.25  31.00      31,264
1999
 First quarter...................................  49.88  36.00      41,234
 Second quarter..................................  64.94  47.00      49,233
 Third quarter...................................  67.25  53.81      98,463
 Fourth quarter (through October 21, 1999).......  69.38  60.25      70,020

  The common stock is also listed on the London Stock Exchange.

Dividends

  NTT has paid dividends on the shares semiannually in respect of each fiscal year since NTT's founding in 1985. The annual dividend is recommended by the Board of Directors and is subject to approval by shareholders at the general meeting of shareholders required to be held in June of each year and by MPT. Immediately following approval thereof at the meeting and approval of MPT, dividends are distributed to holders of record at the preceding March 31 in proportion to their respective holdings of shares at that date. Annual dividends may be distributed in cash. In addition to annual dividends, NTT may make cash distributions from its retained earnings to its shareholders of record as of September 30 in each year by resolution of its Board of Directors and subject to approval by MPT.

  The following table sets forth the respective shareholder and Board of Directors (interim dividend) approval dates, payment dates and amount of dividends (expressed in yen and expressed as a U.S. dollar equivalent based on the Noon Buying Rate on the date of payment) paid by NTT applicable to each of the six-month periods indicated.

Record Date/Six months                                             Dividend
ended                      Approval Date     Payment Date         per Share
----------------------   ----------------- ----------------- --------------------
                                                               (yen)    (dollars)
September 30, 1995...... November 22, 1995 December 13, 1995 (Yen)2,500  $24.57
March 31, 1996.......... June 27, 1996     June 28, 1996     (Yen)2,500  $22.84
September 30, 1996...... November 22, 1996 December 13, 1996 (Yen)2,500  $21.98
March 31, 1997.......... June 27, 1997     June 30, 1997     (Yen)2,500  $21.78
September 30, 1997...... November 21, 1997 December 12, 1997 (Yen)2,500  $20.50
March 31, 1998.......... June 26, 1998     June 29, 1998     (Yen)2,500  $19.24
September 30, 1998...... November 20, 1998 December 11, 1998 (Yen)2,500  $21.41
March 31, 1999.......... June 29, 1999     June 30, 1999     (Yen)7,500  $52.26

  NTT paid an annual dividend of (Yen)7,500 per share in respect of fiscal year 1999. This dividend consisted of a special dividend of (Yen)5,000 per share and an ordinary dividend of (Yen)2,500 per share paid to shareholders of record on March 31, 1999 following the approval of shareholders and MPT. The special dividend was announced in October 1998 in conjunction with NTT's sale of a portion of its interest in NTT DoCoMo.

  The payment, as well as the amount, of dividends in the future will be subject to the level of NTT's earnings, NTT's financial condition and other factors, including applicable government regulatory action and approval by shareholders and MPT.

  Under Japanese foreign exchange controls currently in effect, dividends paid on shares held by non-residents of Japan may be converted into any foreign currency and repatriated abroad. Under the terms of the deposit agreement pursuant to which ADRs are issued, the Depositary is required, to the extent that in its judgment it can convert Japanese yen on a reasonable basis into U.S. dollars and transfer the resulting dollars to the United States, to convert all cash dividends that it receives in respect of deposited shares into U.S. dollars and to distribute the amount thus received (after deduction of applicable withholding taxes and expenses of the Depositary) to the holders of ADRs.

  For a discussion of the tax treatment of dividends paid to U.S. Holders of ADSs, see "Certain Tax Considerations."

                 PRINCIPAL SHAREHOLDERS AND SELLING SHAREHOLDER

  Upon consummation of the global offering, MOF will own approximately 53% of the outstanding shares. MOF is required by the NTT Law and the amendments to the NTT Law to own one-third or more of the total number of the issued shares. However, any increase in the number of issued shares attributable to the issuance of new shares, including shares issued upon the conversion or exercise of any convertible debentures or debentures with preemptive rights, is not included for the time being in calculating the proportion of the shares held by MOF for this purpose. Under the NTT Law, as of March 31, 1999, the maximum number of shares permitted to be sold by the Government was 4.1 million shares.

                           DESCRIPTION OF THE SHARES

  Set forth below is certain information relating to the shares, including brief summaries of certain provisions of NTT's Articles of Incorporation and NTT's Share Handling Regulations, as currently in effect, and of the Commercial Code of Japan and the NTT Law. These summaries do not purport to be complete and are qualified in their entirety by reference to the full Articles of Incorporation and the full Share Handling Regulations which have been filed or incorporated by reference as exhibits to the Registration Statement of which this prospectus forms a part.

General

  Under the Articles of Incorporation, the presently authorized capital stock of NTT consists of 62,400,000 shares of common stock with a par value of
(Yen)50,000 per share. As of July 31, 1999, 15,863,102 shares were issued and outstanding. The Commercial Code requires that shares be in registered form. Under the Commercial Code, shares are transferable by delivery of share certificates, but in order to assert shareholders' rights against NTT, the transferee must have its name and address registered on NTT's register of shareholders. The Share Handling Regulations require shareholders to file their names, addresses and seal impressions with The Chuo Trust and Banking Company, Limited, the transfer agent for NTT. Foreign shareholders customarily using a signature may file a specimen signature in lieu of a seal impression. Shareholders not resident in Japan are required to file a mailing address in Japan or appoint a resident proxy in Japan. These requirements do not apply to the holders of ADSs or ADRs.

  In Japan, the Law Concerning Central Clearing of Share Certificates and Other Securities was enacted in May 1984 to provide for a centralized securities depository system. The Japan Securities Depository Center (JASDEC) was established in December 1984 to be the core of this depositary system. JASDEC was designated as the depository under the securities depository system by the Minister of Justice and the Minister of Finance in May 1985 and commenced operation in October 1991. To date, JASDEC is the only securities depository in Japan.

  The purpose of the securities depository system is to provide efficient and rational custody and delivery of certificates for securities such as shares of stock in order to facilitate trading in the secondary securities market. Under the system, securities are centrally held at the depository and transactions are settled by transfer between accounts held at the depository instead of physical delivery and receipt of securities certificates. In addition, holders of securities can exercise their rights without withdrawing securities from the depository. This kind of system is adopted in other countries and most countries that have securities exchanges use the depository system.

  A holder of shares may choose, at its discretion, to participate in this system. Only participants (such as a securities company or a bank having an account with the depository) can deposit certificates for shares with the depository and holders of certificates for shares deposit their certificates through participants. Each participant maintains balances of securities with the depository in separate accounts designated as a participant account and a client account, and at specified times identifies to the depositary (which informs the issuer) the persons holding shares in the client's account. A participant holding shares in a participant's account or a person identified as holding shares in a client's account is considered to be a holder of shares, proportionate to the number of shares in the account.

  Each issuer whose shares are held through the securities depository system maintains two registers: a register of shareholders and a register of beneficial shareholders. Each participant holding shares in a participant's account or person identified as holding shares in a client's account is registered as a beneficial owner of deposited shares in the issuer's register of beneficial shareholders. Beneficial owners of deposited shares may exercise the same shareholder's rights, such as voting rights, as the holders of shares registered in the register of shareholders, and is entitled to receive dividends in the same way as holders of shares registered in the register of shareholders.

  New shares issued in respect of deposited shares, including those issued upon a merger or a stock split, automatically become deposited shares. Beneficial owners may withdraw their shares from the depository and receive share certificates, except on certain days specified by the depository.

Dividends

  The Articles of Incorporation provide that NTT's financial accounts shall be closed on March 31 of each year and that dividends, if any, shall be paid to the shareholders of record at the close of business as of such date. Pursuant to the Commercial Code, after the close of the fiscal year, the Board of Directors prepares, among other things, a proposal for appropriation of profits and retained earnings for year-end dividends, legal reserve and other reserves, and such appropriation customarily includes a bonus to Directors and Corporate Auditors. This proposal is then submitted to the Board of Corporate Auditors of NTT and the independent certified public accountants for their review and comments. Then the proposal accompanied by the Board of Corporate Auditors' and independent accountant's reports are submitted for shareholder approval at the Ordinary General Meeting of Shareholders, which, pursuant to the Articles of Incorporation, must be convened in June of each year.

  In addition to year-end dividends, the Board of Directors may, by resolution, declare an interim cash dividend to shareholders of record as of the close of September 30 of each year, without prior shareholder approval, but subject to the restrictions described below. The requisite appropriation of profits and retained earnings and related transfer of the applicable amount to legal reserve occurs at the time of the payment of the interim dividend from funds available for appropriation in respect of the immediately preceding fiscal year, less the year-end dividends and bonuses to Directors and Corporate Auditors paid in respect of such prior fiscal year and any transfer of profits and retained earnings to the stated capital subsequent to the prior fiscal year-end. Payment of interim dividends reduces the funds legally available for the payment of year-end dividends for the fiscal year in which such interim dividends are resolved and paid.

  Under the NTT Law, the appropriation of profits and retained earnings, including the payment of interim dividends, of NTT requires the approval of MPT.

  Under the Commercial Code, the shareholders may, by resolution at an Ordinary General Meeting of Shareholders, transfer to NTT's stated capital account any amount which could otherwise be distributed as year-end dividends and the Board of Directors may, by its resolution but subject to the approval of MPT, pay a dividend in the form of additional shares, by way of a stock split without affecting the par value thereof, up to the amount so transferred to NTT's stated capital account.

  The Commercial Code provides that a company may not make any distribution of profits by way of year-end dividends or interim dividends for any fiscal year unless it has set aside in its legal reserve an amount equal to at least one-tenth of the amount paid by way of appropriation of profits and retained earnings for such fiscal year until the legal reserve is one-quarter of its stated capital. The Commercial Code permits a company to distribute profits by way of year-end or interim dividends out of the excess of its net assets over the aggregate of:

  .  its stated capital;

  .  its additional paid-in capital;

  .  its accumulated legal reserve;

  . the legal reserve to be set aside in respect of the fiscal year concerned; and

  . the excess, if any, of unamortized expenses incurred in preparation for commencement of business and in connection with research and development expense over the aggregate of amounts listed above, other than its stated capital.

  In the case of interim dividends, the net assets are calculated by reference to the balance sheet as at the last closing of the company's accounts, but adjusted to reflect any subsequent payment by way of appropriation of profits and retained earnings and the related transfer to the legal reserve, any subsequent transfer of profits and retained earnings to stated capital and the aggregate purchase price of shares determined by a resolution at the ordinary general meeting of shareholders authorizing a company to acquire its shares pursuant to the below mentioned amendments to the Commercial Code, provided that interim dividends may not be paid where there is a risk that at the end of the fiscal year there might not be any excess of net assets over the aggregate of the amounts listed above. If NTT has on its balance sheet a number of shares that NTT has acquired for the purpose of transferring the same to its Directors or employees pursuant to the amendments to the Commercial Code which took effect on October 1, 1994 and June 1, 1997 (the "1994/1997 amendments to the Commercial Code") but such shares are yet to be transferred, the book value of such shares shall be deducted from the amount available for payment of annual and interim dividends. As of March 31, 1999, the net assets of NTT determined in accordance with the Commercial Code were (Yen)4,907.6 billion (U.S. $40,559 million), its stated capital was (Yen)795.6 billion (U.S. $6,575 million), its additional paid-in capital was (Yen)2,530 billion (U.S. $20,913 million) and its legal reserve was (Yen)107.5 billion (U.S. $888 million).

  In Japan the "ex-dividend" date and the record date for dividends precede the date of determination of the amount of the dividend to be paid. See "Record Date." For information as to taxation of dividends, see "Certain Tax Considerations--Japanese Taxation."

Transfer of Additional Paid-in Capital and Legal Reserve to Stated Capital and Stock Splits

  The Commercial Code permits NTT, by resolution of the Board of Directors, to transfer the whole or any part of additional paid-in capital and legal reserve to stated capital and, after being authorized by MPT pursuant to the NTT Law, to grant to shareholders additional shares free of charge by way of a stock split without affecting the par value thereof, with reference to the whole or any part of the amount of additional paid-in capital and legal reserve so transferred to stated capital. When NTT issues new shares in the future, the entire amount of the issue price of such new shares is required to be accounted for as stated capital, although NTT may account for an amount not exceeding one-half of such issue price as additional paid-in capital (subject to the remainder being not less than the total par value, if any, of the new shares being issued). Such additional shares may also be granted by reference to the amount representing the portion of the issue price of shares in excess of the par value thereof which has been accounted for as stated capital. The stock split may be made only if:

  . the total par value of the shares in issue after the stock split does not exceed the stated capital; and

  . the net assets of NTT (as appearing in the latest balance sheet) divided by the number of the shares in issue after the stock split is at least
     (Yen)50,000.

  The Commercial Code permits NTT to make a distribution to shareholders by way of a rights issue at a subscription price per share which is less than the par value thereof if:

  . the difference between the subscription price and the par value does not exceed the amount of the stated capital minus the aggregate par value of all outstanding shares, divided by the number of new shares to be issued pursuant to such rights issue;

  . the sum of the net assets of NTT (as appearing on its latest balance sheet) and the total subscription price, divided by the number of the shares outstanding immediately after the issuance of the new shares, is at least (Yen)50,000; and

  .  the subscription rights are made transferable.

In order to satisfy the requirement listed first above, the Board of Directors may transfer the whole or any part of additional paid-in capital or legal reserve to stated capital.

Fractional Shares

  If NTT makes stock splits or issues convertible bonds or debentures or bonds or debentures with warrants or rights to subscribe for new shares, fractional shares constituting one-hundredth of one share or any integral multiple thereof will be issued depending on the conditions of such splits or issues. Fractional shares will not carry voting rights but, under the Articles of Incorporation, they will have the right to receive dividends. Under the Articles of Incorporation, any certificate representing such fractional shares will not be issued and therefore fractional shares are not normally transferable. Holders of fractional shares will be registered in the register of fractional shares. The registered holders of fractional shares may at any time require NTT to purchase such shares at the current market price.

Ordinary General Meeting of Shareholders

  The Ordinary General Meeting of Shareholders to settle accounts of NTT for each fiscal year is held in June each year in Tokyo, Japan. In addition, NTT may hold an extraordinary general meeting of shareholders whenever necessary by giving at least two weeks' advance notice to shareholders.

  Under the Commercial Code, notice of any shareholders' meeting, setting forth the place, time and purpose thereof, must be mailed to each shareholder (or, in the case of a non-resident shareholder, to his or her resident proxy or mailing address in Japan appointed or determined pursuant to the Share Handling Regulations) at least two weeks prior to the date set for the meeting.

Voting Rights

  A shareholder is entitled to one vote per share subject to the limitation on voting rights set forth in the following paragraph. Under the Commercial Code, except as otherwise provided by law or by the Articles of Incorporation, a resolution can be adopted at a General Meeting of Shareholders by a majority of the shares having voting rights represented at the meeting. The Commercial Code and the Articles of Incorporation provide, however, that the quorum for the election of Directors and Corporate Auditors shall not be less than one-third of the total number of outstanding shares having voting rights. NTT's shareholders are not entitled to cumulative voting in the election of Directors. A corporate shareholder, more than one-quarter of whose outstanding shares are directly or indirectly owned by NTT, may not exercise its voting rights in respect of the shares of NTT. Shareholders may exercise their voting rights through proxies provided that the proxies are also shareholders. Under the NTT Law, the election and removal of Directors and Corporate Auditors are subject to the approval of MPT.

  The Commercial Code provides that in order to amend the articles of incorporation of a corporation and in certain other instances, including a reduction of the stated capital, the removal of a Director or Corporate Auditor, dissolution, merger or consolidation, the transfer of the whole or an important part of the business, the taking over of the whole of the business of any other corporation or any offering of new shares at a "specially favorable" price (or any offering of convertible bonds or debentures with "specially favorable" conversion conditions or of bonds or debentures with warrants or rights to subscribe for new shares with "specially favorable" conditions) to persons other than shareholders, the quorum shall be a majority of the total number of shares outstanding and the approval of the holders of at least two-thirds of the shares represented at the meeting is required.

Subscription Rights

  Holders of the shares have no preemptive rights under the Articles of Incorporation. Authorized but unissued shares may be issued at such times and upon such terms as the Board of Directors determines, subject to the approval of MPT and the limitation as to the offering of new shares at a "specially favorable" price discussed in "Voting Rights" above. Under the Commercial Code, the Board of Directors may, however, determine that shareholders shall be given subscription rights regarding a particular issue of new shares, in which case such rights must be given on uniform terms to all shareholders as of a record date of which not less than two weeks' public notice must be given. Each of the shareholders to whom such rights are given must also be given notice of the expiry thereof at least two weeks prior to the date on which such rights are to expire.

  Rights to subscribe for new shares may be made transferable or nontransferable by the Board of Directors and may be made at par or at or substantially below the market price of shares. Accordingly, rights offerings can result in substantial dilution or can result in rights holders not being able to realize the economic value of such rights.

Liquidation Rights

  In the event of a liquidation of NTT, the assets remaining after payment of all debts, liquidation expenses and taxes will be distributed among the shareholders in proportion to the respective numbers of shares which they hold.

Liability to Further Calls or Assessments

  All NTT's presently outstanding shares are fully paid and nonassessable.

Transfer Agent

  The Chuo Trust and Banking Company, Limited is the transfer agent for the shares. As such transfer agent, its office at 7-1, Kyobashi 1-chome, Chuo-ku, Tokyo 104-8345, Japan keeps NTT's register of shareholders and makes transfer of record ownership upon presentation of the certificates representing the transferred shares.

Record Date

  The close of business on March 31 is the record date for NTT's year-end dividends, if paid. The shareholders who are registered as the holders on NTT's register of shareholders at the close of business as of March 31 are also entitled to exercise shareholders' voting rights at the Ordinary General Meeting of Shareholders with respect to the fiscal year ending on such March
31. The close of business on September 30 of each year is the record date for interim dividends, if paid. In addition, NTT may set a record date for determining the shareholders entitled to other rights and for other purposes by giving at least two weeks' public notice.

  The shares generally trade ex-dividend or ex-rights in the Japanese stock exchanges on the third business day prior to a record date (or if the record date is not a business day, the fourth business day prior thereto), for the purpose of dividends or rights offerings.

Repurchase by the Company of Shares

  Except as otherwise permitted by the Commercial Code as set out below, neither NTT nor any of its subsidiaries may acquire shares except by means of a reduction of capital in the manner provided in the Commercial Code.

  The 1994/1997 amendments to the Commercial Code enable NTT to acquire shares for the following purposes, subject to the authorization of shareholders at an ordinary general meeting:

  (1) for the purpose of transferring the same to its Directors and/or employees; and
  (2) for the purpose of cancellation thereof.

  Acquisition by NTT of its shares for the purpose of (1) above is subject to, among other things, the following restrictions:

  . the number of shares to be acquired must not exceed 10% of the total number of issued shares; and

  . the aggregate amount of the purchase price must not exceed the amount of the retained earnings available for annual dividend payment less the sum of any amount paid or to be paid by way of appropriation of retained earnings and any transfer of retained earnings to stated capital.

Acquisition by NTT of its shares for the purpose of (2) above is subject to, among other things, the following restrictions:

  . the aggregate amount of the purchase price must not exceed the amount of the retained earnings available for any annual dividend payment less the sum of any amount paid or to be paid by way of appropriation of retained earnings and any transfer of retained earnings to stated capital; and

  . there is not a concern that there would be no retained earnings available for annual dividend payment at the close of the current fiscal year.

In the case of shares being listed on an exchange or the over-the-counter market, acquisition shall be made through the market or by way of tender offer by the close of the following ordinary general meeting. The amendments introduced for the purpose of (1) above enable NTT to introduce a stock option plan using the shares already issued, subject to the satisfaction of certain additional requirements.

  The Law for Special Exceptions to the Commercial Code concerning Procedures of Cancellation of shares, which was enacted in 1997 and amended with effect from March 30, 1998, authorizes a company whose shares are listed on an exchange or the over-the-counter market to acquire and cancel its shares by a resolution of the Board of Directors if such company's articles of incorporation provide that shares may be purchased for the purpose of cancellation. Currently, NTT's articles do not contain such a provision. Under such law, a company may acquire its shares using its retained earnings subject to, among other things, the following restrictions:

  . the number of shares to be acquired must not exceed 10% of total issued shares; and
  . the aggregate amount of the purchase price must not exceed one-half of the amount available for any interim dividend payment less the aggregate amount of any interim dividend payment.

  In addition, until March 31, 2000 (with certain transitional exceptions), a company may acquire and cancel its shares using its additional paid-in capital if its articles of incorporation so provide and subject to, among other things, the following restrictions:

  . the aggregate amount of the purchase price must not exceed an amount equal to the excess of the sum of additional paid-in capital and legal reserve over a quarter of the amount of stated capital; and

  .there must remain an amount available for interim dividend payment.

Currently, NTT's articles do not have such a provision.

Exchange Controls and Other Limitations Affecting Security Holders

  The Foreign Exchange and Foreign Trade Law of Japan and the cabinet orders and ministerial ordinances issued thereunder (collectively, the "Foreign Exchange Regulations") govern certain matters relating to the acquisition and holding of shares of equity securities of Japanese corporations by "non-residents of Japan" and "foreign investors" (as defined below). For purposes of determining ownership interests, the Depositary is the deemed owner of shares underlying ADRs.

  "Non-residents of Japan" are defined as individuals who are not resident in Japan and corporations whose principal offices are located outside Japan. Generally, branches and other offices of Japanese corporations located outside Japan are regarded as non-residents of Japan, but branches and other offices of non-resident corporations located within Japan are regarded as residents of Japan. "Foreign investors" are defined to be:

  .  individuals not resident in Japan;
  . corporations which are organized under the laws of foreign countries or whose principal offices are located outside Japan; and
  . corporations not less than 50% of the shares of which are held by either of the above persons or a majority of the officers (or officers having the power of representation) of which are non-resident individuals.

  Acquisition of Shares

  Acquisition by a non-resident of Japan of shares of stock of a Japanese corporation from a resident of Japan had generally required prior notification by the acquiring person to MOF. An amendment to the Foreign Exchange and Foreign Trade Control Law was enacted and took effect as of April 1, 1998. This amendment abolished the prior notification requirement and substituted it with a subsequent reporting requirement by the resident of Japan. Such subsequent reporting by the resident of Japan is not required where:

  .the amount of the purchase transaction of shares is (Yen)100 million or less; or

  . the purchase transaction is effected by certain financial institutions acting as the agent or intermediary, as prescribed by the Foreign Exchange Regulations.

  Notwithstanding the foregoing, if the proposed transaction falls within the category of "inward direct investment," the transaction is subject to regulation. The term "inward direct investment" in relation to transactions in shares means in relevant part: acquisition of shares of a listed corporation by a foreign investor (whether from a resident, a non-resident or any other foreign investor) the result of which would be such investor's holding directly or indirectly 10% or more of the total issued shares of such corporation or (if such foreign investor already holds 10% or more of the total issued shares of such corporation) acquisition of additional shares in such corporation.

  Whenever shares of NTT are acquired in a transaction which at such time falls within the category of an inward direct investment requiring prior notification, the foreign investor who makes such investment must file a prior notification with MOF and other cabinet ministers having jurisdiction over the business of NTT 30 days prior to such transaction. When a prior notification is required, the said ministers may recommend the modification or abandonment of the proposed acquisition and, if the recommendation is not accepted, order its modification or prohibition.

  The acquisition of shares by non-resident shareholders by way of stock split is not subject to any notification requirements.

  American Depositary Shares

  Neither the deposit of shares by a non-resident of Japan, the issuance of ADRs evidencing the ADSs created by such deposit in exchange therefor nor the withdrawal of the underlying shares upon surrender of ADRs is subject to any formalities or restrictions referred to in the four preceding paragraphs, except where as a result of such deposit or withdrawal, the aggregate number of shares held by the Depositary or the holder surrendering ADRs, as the case may be, would be 10% or more of the total issued shares, in which event prior notification may be required as noted above.

  Dividends and Proceeds of Sales

  Under the Foreign Exchange Regulations, dividends paid on, and the proceeds of sales in Japan of, shares held by non-residents of Japan may in general be converted into any foreign currency and repatriated abroad.

  Reporting of Substantial Shareholdings

  The Securities and Exchange Law of Japan requires any person who has become, beneficially and solely or jointly, a holder of more than 5% of the total issued shares of a company listed on any Japanese stock exchange to file with MOF within five business days a report concerning such shareholdings. A similar report must also be made in respect of any subsequent change of 1% or more in any such holding. For this purpose, shares issuable to such person upon conversion of convertible securities or exercise of share subscription warrant are taken into account in determining both the number of shares held by such holder and the issuer's total share capital. Copies of each such report must also be furnished to the issuer of such shares and all Japanese stock exchanges on which the shares are listed.

  Restrictions on Foreign Ownership

  Pursuant to an amendment to the NTT Law which became effective as of August 1, 1992, foreign nationals and foreign corporations, which were previously prohibited from owning the shares, are allowed to own shares. However, if the aggregate amount of NTT's voting rights which may be owned by:

  (1) any person who does not have Japanese nationality;

  (2) any foreign government or any of its representatives;

  (3) any foreign juridical person or association; and

  (4) any juridical person or association

    (x) which owns 10% or more of NTT's voting rights and

    (y) 10% or more of the voting rights of which are owned by the persons or bodies listed in (1) through (3) above

    (the proportion of NTT's voting rights in this case is determined by multiplying the proportion expressed in (x) by that expressed in (y))

is more than 20% of NTT's total voting rights, then NTT is prohibited from registering ownership of shares by such persons in excess of such limit.

                   DESCRIPTION OF ADRs AND DEPOSIT AGREEMENT

  An ADR is a negotiable certificate issued by a United States bank or trust company acting as depositary. In the same way that a share certificate of a U.S. issuer would evidence shares, an ADR evidences American depositary shares, which are also referred to as ADSs. Each ADS represents an ownership interest in 1/200th of one share of NTT, which shares are held in Japan on deposit by the depositary or its agent for the benefit of holders of ADRs.

  The terms of the ADRs are contained in the deposit agreement dated as of July 8, 1994 among NTT, Morgan Guaranty Trust Company of New York, as depositary, and the holders of ADRs issued thereunder. The following is a summary of the material provisions of the deposit agreement and, as such, it does not contain all information that may be relevant to holders of ADRs. Investors should read the entire deposit agreement (including the form of ADR) for complete information. Copies of the deposit agreement are available at the principal office of the depositary in New York, presently located at 60 Wall Street, New York, New York 10260.

  The depositary will issue ADRs based on the deposit of shares with The Bank of Tokyo-Mitsubishi, Ltd. as custodian under the deposit agreement. Deposited shares will be represented by ADSs. If a holder's ownership interest is held through a broker, dealer or other third party, such broker, dealer or third party will provide documentation showing the holder's beneficial interest in the ADSs. Only persons in whose names ADRs are registered on the books of the depositary will be treated as holders of ADRs by the depositary and NTT. The term "holders" shall refer only to persons in whose name ADRs are registered on the books of the depositary. The depositary owes no duties to anyone other than NTT and holders.

Deposit of Shares and Issuance of ADRs

  Shares deposited with the custodian must be accompanied by certain documents, including instruments showing that such shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made. The custodian will hold all deposited shares for the account of the depositary. Holders thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as "deposited securities."

  Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary, the depositary will issue an ADR or ADRs in the name of the person entitled thereto evidencing the number of ADSs to which such person is entitled. Certificated ADRs will be delivered at the depositary's principal New York office or any other location that it may designate as its transfer office.

Surrender of ADRs and Delivery of Deposited Securities

  Holders are entitled to receive the deposited securities underlying the ADSs upon surrender of certificated ADRs to the depositary with delivery instructions for the deposited securities. In addition, holders must pay all fees, taxes and governmental charges that may apply. Deposited securities are normally delivered at the custodian's office unless the holder requests, at his own risk and expense, that they be delivered to another place. The depositary may only restrict the withdrawal of deposited securities in connection with:

  . temporary delays caused by closing transfer books of the depositary or NTT or the deposit of shares in connection with voting at a shareholders' meeting, or the payment of dividends;

  .  the payment of fees, taxes and similar charges; or

  . compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs.


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

Distributions on Deposited Securities

  NTT may make various types of distributions with respect to its securities. Except as stated below, to the extent the depositary is legally permitted it will deliver such distributions to holders in proportion to their interests in the following manner:

  . Cash: The depositary shall convert cash distributions from foreign currency to U.S. dollars if this is permissible and can be done on a reasonable basis. The depositary will endeavor to distribute such cash in a practicable manner, and may deduct any taxes required to be withheld, any expenses of converting foreign currency and transferring funds to the United States, and certain other expenses and adjustments.

  . Shares: In the case of a distribution in shares, the depositary may issue and will issue if NTT so requests additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed to the holders entitled thereto. In addition, if the distribution results in the issuance of fractional shares, the depositary will sell such fractional shares to NTT.

  . Rights: In the case of a distribution of rights to subscribe for additional shares or other rights, if NTT provides satisfactory evidence that the depositary may lawfully distribute such rights, the depositary may arrange for holders to instruct the depositary as to the exercise of such rights. However, if NTT does not furnish such evidence, the depositary may:

    .sell such rights if practicable and distribute the net proceeds as cash; or

    .allow such rights to lapse, whereupon holders of ADRs will receive nothing.

     NTT has no obligation to file a registration statement under the Securities Act in order to make any rights available to holders. Any sale or lapse of rights may reduce the holders' equity interest in NTT.

  . Other Distributions: In the case of a distribution of securities or property other than those described above, the depositary may either:

    .distribute such securities or property in any manner it deems fair and equitable; or

    .sell such securities or property and distribute any net proceeds as cash.

  The depositary may choose any practicable method of distribution for any specific holder, including the distribution of foreign currency, securities or property, or it may retain such items on behalf of the holder as deposited securities.

There can be no assurances that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period.

Restrictions on Foreign Ownership

  The NTT Law restricts NTT's ability to register shares owned by certain foreign persons and entities, in the aggregate, in excess of 20% of the voting securities of NTT. See "Description of Shares--Exchange Controls and Other Limitations Affecting Security Holders--Restrictions on Foreign Ownership." All shares held as deposited securities under the deposit agreement are deemed to be owned by foreign persons for purposes of this ownership limitation. The ownership interests of ADR holders are subject to certain procedures for the enforcement of this limitation, including the cancellation of ADSs and the forfeiture of transfer rights, rights to give voting instructions and rights to receive dividends. Holders are bound by NTT's interpretation of these procedures and the foreign ownership limitation.

  NTT may decline to register shares presented by the custodian for registration on the grounds that the foreign ownership limitation would be exceeded. In such case, the depositary will use its best reasonable efforts to:

  .  determine the holder of the ADRs to which such shares relate;

  . stop the transfer of such ADRs and disregard any voting instructions given by the holder of such ADRs;

  . notify the holder that such ADRs may not be transferred or voted and that the depositary will, at its option, either deliver the underlying shares to the holder or sell such shares on behalf of the holder;

  . deliver either the underlying shares or the proceeds of any sale to the holder of the ADRs; and

  .  cancel such ADRs.

  If the depositary decides that it is not practicable to determine the holder of such ADRs, then the depositary will use its best reasonable efforts to purchase an equal number of additional ADRs, sell the shares whose registration was refused, and cancel the ADRs to which such shares relate. The holders are liable for any deficiency and the depositary is entitled to reimbursement for all costs of purchasing the additional ADRs and may deduct such costs from the net proceeds of the sale of the shares. If there is any shortfall, the depositary may deduct the same from distributions payable to ADR holders or may sell deposited securities held under the deposit agreement and apply the proceeds against such shortfall.

  Under Japanese law, an ADR holder cannot assert any rights as a shareholder against NTT, including voting and dividend rights, unless the shares which underlie such holder's ADRs are registered in NTT's share register in the name of the depositary. Since NTT registers the transfer of shares according to its customary practice, the timing of the registration of deposited shares may be affected by how frequently NTT effects registration at any given time.

Record Dates

  The depositary may fix a record date for determining the holders who shall be entitled to receive distributions, exercise voting rights, receive notices, or act on other matters. Such record date will be as near as possible to the corresponding record date set by NTT.

Voting of Deposited Securities

  After receiving voting materials from NTT, the depositary will notify the holders of any shareholder meeting or solicitation of consents or proxies. This notice will describe how the holder may instruct the depositary to exercise the voting rights for the shares which underlie such holder's ADRs. If the depositary receives instructions on or before the date specified in the notice to holders, the depositary will endeavor to vote the shares in accordance with the holder's instructions. If the depositary does not receive instructions from a holder on or before the date established by the depositary for such purpose, the depositary will deem such holder to have instructed the depositary to vote or cause to be voted the shares so represented in favor of any proposals or recommendations by NTT. To accomplish this, the depositary will issue a discretionary proxy to NTT to vote the underlying shares in favor of any proposals or recommendations of NTT. No votes will be cast as to fractional shares, which shall be rounded down to the nearest whole share. Because there is no guarantee that holders will receive voting materials in time to instruct the depositary to vote, it is possible that holders or persons who hold their ADRs through brokers, dealers or other third parties will not have the opportunity to exercise their rights to vote. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote.

Inspection of Transfer Books

  The depositary will maintain books for the registration, transfer, combination and split-up of ADRs. Such books will be available for inspection by the holders for the purpose of communicating with holders in the interest of the business of NTT or a matter related to the deposit agreement.

Changes Affecting Deposited Securities

  If NTT takes certain actions that affect the deposited securities, including
(1) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities and (2) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all the assets of NTT, then the depositary may choose to:

    (1) amend the form of ADR;

    (2) distribute additional or amended ADRs;

    (3) distribute cash, securities or other property it has received in connection with such actions;

    (4) sell any securities or property received and distribute the proceeds as cash; or

    (5) none of the above.

  If the depositary does not choose any of (1)-(4), any of the cash, securities or other property it receives shall constitute part of the deposited securities and each ADR will then represent a proportionate interest in such property.

Amendment and Termination of Deposit Agreement

  NTT and the depositary may jointly amend the deposit agreement. The holders must be given at least 30 days notice of any amendment that imposes or increases any fees or charges (except for taxes and other charges specifically payable by holders under the deposit agreement), or affects any substantial existing right of holders. If a holder continues to hold ADRs after being so notified, such holder is deemed to agree to such amendment. No amendment may take away any holder's right cancel ADRs and to receive the deposited securities underlying the ADRs, except in order to comply with requirements of law.

  If directed by NTT, the depositary shall terminate the deposit agreement by giving the holders at least 30 days prior notice. The depositary may also terminate the deposit agreement by providing such notice if it has resigned and no successor has been appointed within 90 days after its resignation. After termination, the depositary's only responsibility will be to deliver deposited securities to holders who surrender their ADRs, and to hold or sell distributions received on deposited securities. As soon as practicable after the expiration of six months from the termination date, the depositary will sell the deposited securities which remain and hold the net proceeds of such sales, without liability for interest, in trust for the holders who have not yet surrendered their ADRs. After making such sale, the depositary shall have no obligations except to account for such proceeds and other cash.

Charges of the Depositary

  Holders will be charged a fee for each issuance of ADRs, including issuances resulting from distributions of shares, rights and other property, and for each surrender of ADRs in exchange for deposited securities. The fee in each case is $5.00 for each 100 ADSs (or any portion thereof) evidenced by the ADRs issued or surrendered. Holders or persons depositing shares may also be charged the following expenses:

  .  stock transfer or other taxes and other governmental charges;

  .  cable, telex and facsimile transmission and delivery charges;

  . transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities; and

  . expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars.

  NTT will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between NTT and the depositary. Fees payable by holders and persons depositing shares may be amended from time to time.

Liability of Holders for Taxes

  Holders must also pay any tax or other governmental charge payable by the custodian or the depositary on any ADR, deposited security or distribution. If a holder owes any tax or other governmental charge, the depositary may (1) deduct the amount thereof from any cash distributions, or (2) sell deposited securities and deduct the amount owing from the net proceeds of such sale. In either case the holder remains liable for any shortfall. If any tax or governmental charge is required to be withheld on any non-cash distribution, the depositary may sell the distributed property or securities to pay such taxes and distribute any remaining net proceeds to the holders entitled thereto.

Conditions to the Issuance of ADRs and other Transactions

  The depositary, the custodian or NTT may refuse to:

  .  issue, register or transfer an ADR or ADRs;

  .  effect a split-up or combination of ADRs;

  .  deliver distributions on any such ADRs; or

  . permit the withdrawal of deposited securities (unless the deposit agreement provides otherwise)

until the following conditions have been met:
  . the holder has paid all taxes, governmental charges, and fees and expenses as required in the deposit agreement;

  . the holder has provided the depositary with any information it may deem necessary or proper, including, without limitation, proof of identity and the genuineness of any signature; and

  . the holder has complied with such regulations as the depositary may establish under the deposit agreement.

  The depositary may also suspend the issuance of ADRs, the deposit of shares, the registration, transfer, split-up or combination of ADRs, or the withdrawal of deposited securities (unless the deposit agreement provides otherwise), if the register for ADRs or any deposited securities is closed or if the depositary or NTT decide any such action is advisable.

Limitations on Liability

  The deposit agreement expressly limits the obligations and liability of the depositary, NTT and their respective agents. The depositary and NTT will not be liable:

  . if they are prevented or hindered in performing any obligation by circumstances beyond their control, including, without limitation, requirements of law, the terms of the deposited securities, and acts of God;

  . for exercising or failing to exercise discretion under the deposit agreement;

  .  if they perform their obligations without gross negligence or bad faith;
     or

  . for any action based on advice or information from legal counsel, accountants, any person presenting shares for deposit, any holder, or other qualified person.

Pre-released ADRs

  The depositary may issue ADRs not only against the deposit with the custodian of shares (or rights to receive shares from NTT or any registrar, transfer agent, clearing agent or similar entity), but also against the agreement by a qualified third party to deliver to the depositary the shares within a specified period of time. ADRs issued against such an agreement are called "Pre-released ADRs." Pre-released ADRs may be issued only if:

  . the depositary has received collateral for the full market value of the Pre-released ADRs; and

  .  each recipient of Pre-released ADRs agrees in writing that he or she

    (1)  owns the underlying shares;

    (2)  assigns all rights in such shares to the depositary;

    (3)  holds such shares for the account of the depositary; and

    (4) will deliver such shares to the custodian as soon as practicable, and promptly if the depositary so demands.

  In general, the number of Pre-released ADRs will not evidence more than 20% of all ADSs outstanding at any given time (excluding those evidenced by Pre-released ADRs). However, the depositary may change or disregard such limit from time to time under certain circumstances.

The Depositary

  The depositary is Morgan Guaranty Trust Company of New York, a New York banking corporation. Morgan Guaranty Trust Company of New York is a commercial bank offering a wide range of banking and trust services to its customers in the New York metropolitan area, throughout the United States and around the world.

                           CERTAIN TAX CONSIDERATIONS

Japanese Taxation

  The following is a summary, prepared by Tomotsune Kimura & Mitomi, of the principal Japanese tax consequences to an owner of shares or ADSs who is an individual not resident in Japan or a non-Japanese corporation. The statements regarding Japanese tax laws set forth below are based on the laws in force and as interpreted by the Japanese taxation authorities as of the date hereof and are subject to changes in the applicable Japanese laws or double taxation conventions occurring after that date. This summary is not exhaustive of all possible tax considerations which may apply to a particular investor and potential investors are advised to satisfy themselves as to the overall tax consequences of the acquisition, ownership and disposition of shares or ADSs, including specifically the tax consequences under Japanese law, the laws of the jurisdiction of which they are resident, and any tax treaty between Japan and their country of residence, by consulting their own tax advisors.

  Generally, a non-resident of Japan (whether an individual or a corporation) is subject to Japanese withholding tax on dividends paid by Japanese corporations. Stock splits are not subject to Japanese income tax. However, a transfer of retained earnings or legal reserve (but, in general, not additional paid-in capital) to stated capital (whether made in connection with a stock split or otherwise) is treated as a dividend payment to shareholders for Japanese tax purposes and is, in general, subject to Japanese income tax. No such transfer would be necessary in connection with a stock split if the total par value of the shares in issue after the stock split does not exceed the stated capital. NTT currently does not intend to transfer its retained earnings to stated capital.

  Under the Convention between the United States of America and Japan for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Tax on Income dated March 8, 1971 (the "Convention"), as currently in force, the maximum rate of Japanese withholding tax which may be imposed on dividends paid to a United States resident or corporation not having a "permanent establishment" (as defined therein) in Japan is limited to:

    (i) 15% of the gross amount actually distributed; or

    (ii) if the recipient is a corporation, 10% of the gross amount actually distributed, if

      (a) during the part of the paying corporation's taxable year which precedes the date of payment of the dividend and during the whole of its prior taxable year (if any), at least 10% of the voting shares of the paying corporation were owned by the recipient corporation, and

      (b) not more than 25% of the gross income of the paying corporation for such prior taxable year (if any) consists of interest or dividends (as defined therein).

  For purposes of the Convention and Japanese tax law, U.S. holders of ADRs will be treated as the owners of the shares underlying the ADSs evidenced by the ADRs.

  In the absence of any applicable tax treaty, convention or agreement reducing the maximum rate of withholding tax, the rate of Japanese withholding tax applicable to dividends paid by Japanese corporations to non-residents of Japan or non-Japanese corporations is 20%. At the date of this prospectus, Japan has income tax treaties, conventions or agreements whereby the above mentioned withholding tax rate is reduced, in most cases to 15% for portfolio investors with, inter alia, Australia, Belgium, Canada, Denmark, Finland, France, Germany, Ireland, Italy, Luxembourg, The Netherlands, New Zealand, Norway, Singapore, Spain, Sweden, Switzerland, the United Kingdom and the United States of America.

  A non-resident holder who is entitled to a reduced rate of Japanese withholding tax on payment of dividends by NTT is required to submit an Application Form for Income Tax Convention regarding Relief from Japanese Income Tax on Dividends in advance through NTT to the relevant tax authority before payment of dividends. A standing proxy for a non-resident holder may provide such application service. With respect to

ADSs, such reduced rate is applicable if the depositary or its agent submits two Application Forms for Income Tax Convention (one prior to payment of dividends, the other within eight months after NTT's fiscal year-end). To claim such reduced rate a non-resident holder of ADSs will be required to file proof of taxpayer status, residence and beneficial ownership (as applicable) and to provide other information or documents as may be required by the depositary. A non-resident holder who does not submit an application in advance will be entitled to claim the refund of withholding taxes withheld in excess of the rate of an applicable tax treaty from the relevant Japanese tax authority.

  Gains derived from the sale outside Japan of shares or ADSs by a non-resident of Japan, or from the sale of shares or ADSs within Japan by a non-resident of Japan not having a permanent establishment in Japan, are generally not subject to Japanese income tax.

  Japanese inheritance and gift taxes at progressive rates may be payable by an individual who has acquired shares or ADSs as legatee, heir or donee even though neither the individual nor the deceased nor donor is a Japanese resident.

United States Federal Income Taxation

  The following discussion includes the opinion of Milbank, Tweed, Hadley & McCloy LLP as to the principal United States federal income tax consequences under present law of an investment in the ADSs or the shares. This summary and opinion applies only to investors that hold the ADSs or shares as capital assets and that have the U.S. dollar as their functional currency. It is not intended as tax advice to any particular investor, certain of which (such as banks, insurance companies, dealers, tax-exempt entities, persons holding an ADS or share as part of a straddle, hedging, conversion or integrated transaction and holders of 10% or more of the voting shares of NTT) are subject to special tax treatment. NTT believes, and the discussion therefore assumes, that it is not and will not become a passive foreign investment company for United States federal income tax purposes. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR TAX ADVISORS ABOUT THE UNITED STATES FEDERAL, STATE AND LOCAL TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF ADSs OR SHARES.

  As used here, the term "U.S. holder" means a beneficial owner of ADSs or shares that is:

  .a United States citizen or resident for United States federal income tax purposes;

  .a domestic corporation or partnership;

  . a trust subject to the control of one or more U.S. persons and the primary supervision of a U.S. court; or

  . an estate the income of which is subject to United States federal income taxation regardless of its source.

  The term "non-U.S. holder" refers to any other beneficial owner of ADSs or shares. If the obligations of the depositary are performed in accordance with the terms of the deposit agreement, holders of ADSs (or ADRs evidencing ADSs) generally will be treated as the owners of the shares represented by those ADSs (or ADRs evidencing ADSs).

  Dividends and Other Distributions

  Dividends (including the amount of any Japanese taxes withheld) paid with respect to the ADSs or shares generally must be included in the gross income of a U.S. holder as ordinary income when the dividends are received by the depositary, in the case of ADSs, or by the U.S. holder (or the U.S. holder's agent), in the case of shares. The dividends will not be eligible for the dividends-received deduction allowed to corporations. Dividends paid in yen will be includible in a U.S. dollar amount based on the exchange rate in effect on the date of receipt (which, in the case of ADSs, will be the date of receipt by the depositary). Any gain or loss recognized on a subsequent sale or conversion of the yen for a different amount generally will be United States source ordinary income or loss. Distributions to U.S. holders of additional shares or rights to subscribe to shares that are made as part of a pro rata distribution to all shareholders of NTT (including holders of ADSs) generally will not be subject to United States federal income tax. However, such distributions of additional shares or rights will generally be subject to United States federal income tax if, for example, a U.S. holder can elect to receive cash in lieu of shares or rights, or, the distribution of shares or rights is not proportionate.

  Subject to significant limitations and restrictions, a U.S. holder will be eligible to claim a credit against its United States federal income tax liabilities for Japanese taxes withheld from dividend distributions at the rates specified under the Convention. The limitations on foreign taxes eligible for credit are generally calculated separately for specific classes of income. For this purpose, dividends paid with respect to the ADSs or shares will generally constitute "passive income" or, for some providers of financial services, "financial services income."

  A non-U.S. holder generally will not be subject to United States federal income tax on dividends paid by NTT with respect to the ADSs or shares unless such income is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and is attributable to a permanent establishment maintained in the United States by such non-U.S. holder, if an applicable income tax treaty so requires as a condition for such non-U.S. holder to be subject to United States taxation on a net income basis in respect of income from shares or ADSs).

  Capital Gains

  U.S. holders will recognize capital gain or loss upon the sale or other disposition of ADSs or shares (or rights to subscribe for shares) held by the U.S. holder or the depositary. U.S. holders will not recognize gain or loss on deposits or withdrawals of shares in exchange for ADSs or on the exercise of subscription rights. Gain recognized by a U.S. holder on a sale or other disposition of shares or ADSs generally will be treated as U.S. source income. Consequently, in the case of a disposition of shares or ADSs, the U.S. holder may not be able to use the foreign tax credit for Japanese tax, if any, imposed on the gain unless it can apply the credit against tax due on income from foreign sources. Loss recognized by a U.S. holder generally will be treated as United States source loss. A U.S. holder may, however, be required to treat all or any part of such loss as foreign source loss in certain circumstances, including if (a) the company has paid dividends within the 24-month period preceding the loss and (b) the U.S. holder included the dividends in the "financial services income" basket for foreign tax credit limitation purposes. If such a loss were treated as foreign source for foreign tax credit purposes, the amount of the U.S. holder's allowable foreign tax credit may be reduced.

  A non-U.S. holder of ADSs or shares will not be subject to United States federal income tax on gain from the sale or other disposition of ADSs or shares unless (a) such gain is effectively connected with the conduct of a trade or business within the United States (and is attributable to a permanent establishment maintained in the United States by such non-U.S. holder, if an applicable income tax treaty so requires as a condition for such non-U.S. holder to be subject to United States taxation on a net income basis in respect of gain from the sale or other disposition of shares or ADSs) or (b) the non-U.S. holder is an individual who is present in the United States for at least 183 days during the taxable year of the disposition and certain other conditions are met.

  Estate and Gift Tax

  As discussed in "--Japanese Taxation," certain Japanese inheritance and gift taxes may be imposed on holders of ADSs or shares. An individual U.S. holder of ADSs or shares who is a citizen or resident of the United States for United States federal estate tax purposes will have the value of ADSs or shares owned by such U.S. holder included in his or her gross estate for United States federal estate tax purposes. U.S. holders should consult their tax advisors with respect to the creditability of any Japanese inheritance and gift taxes and the potential application of the Estate and Gift Tax Treaty between the United States and Japan.

  Information Reporting and Backup Withholding

  Dividends in respect of the ADSs or shares and the proceeds from the sale, exchange, or redemption of the ADSs or shares may be reported to the United States Internal Revenue Service if paid to noncorporate holders. A 31% backup withholding tax also may apply to amounts paid to noncorporate holders unless they provide an accurate taxpayer identification number, a properly executed U.S. Internal Revenue Service Form W-8 or otherwise establish a basis for exemption. The amount of any backup withholding from a payment to a holder will be allowed as a credit against the holder's United States federal income tax liability. The requirements for establishing an exemption from information reporting and backup withholding will change for payments made after December 31, 2000.

                                    EXPERTS

  The financial statements of Nippon Telegraph and Telephone Corporation as of March 31, 1999 and 1998 and for each of the three years in the period ended March 31, 1999, included herein and incorporated in this prospectus by reference to the Annual Report on Form 20-F of Nippon Telegraph and Telephone Corporation for the year ended March 31, 1999, have been so included and incorporated in reliance on the report of Price Waterhouse, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             VALIDITY OF SECURITIES

  The validity of the ADSs will be passed upon on behalf of NTT by Milbank, Tweed, Hadley & McCloy LLP and the underwriters by Sullivan & Cromwell. The validity of the shares underlying the ADSs will be passed upon by Tomotsune Kimura & Mitomi, Japanese counsel to NTT, and Tsunematsu Yanase & Sekine, Japanese counsel to the underwriters. Certain legal matters will be passed upon on behalf of MOF by Davis Polk & Wardwell. In giving their opinions, Milbank, Tweed, Hadley & McCloy LLP and Sullivan & Cromwell may rely as to matters of Japanese law upon the opinions of Tomotsune Kimura & Mitomi and Tsunematsu Yanase & Sekine, and Tomotsune Kimura & Mitomi and Tsunematsu Yanase & Sekine may rely as to matters of New York law upon the opinions of Milbank, Tweed, Hadley & McCloy LLP and Sullivan & Cromwell. All statements in this prospectus with respect to or involving matters of Japanese law have been passed upon by Tomotsune Kimura & Mitomi and Tsunematsu Yanase & Sekine, and are stated herein on their authority. Statements as to United States taxation in this prospectus under the caption "Certain Tax Considerations--United States Federal Income Taxation" includes the opinion of Milbank, Tweed, Hadley & McCloy LLP and are stated herein on their authority.

        NIPPON TELEGRAPH AND TELEPHONE CORPORATION AND ITS SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----
Report of independent accountants........................................ F-2
Consolidated balance sheets at March 31, 1998 and 1999................... F-3
Consolidated statement of income for the three years ended March 31,
 1999.................................................................... F-5
Consolidated statement of shareholders' equity for the three years ended
 March 31, 1999.......................................................... F-6
Consolidated statement of cash flows for the three years ended March 31,
 1999.................................................................... F-7
Notes to consolidated financial statements............................... F-8

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of Nippon Telegraph and Telephone Corporation

  In our opinion, the consolidated financial statements, expressed in yen, listed in the accompanying index present fairly, in all material respects, the financial position of Nippon Telegraph and Telephone Corporation and its subsidiaries at March 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1999, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards in Japan and in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ Price Waterhouse
Tokyo, Japan
June 29, 1999, except for paragraph 2 of Note 21 as to which the date is August 30, 1999

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                              AND ITS SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                    March 31

                                      1998             1999            1999
                                 ---------------  ---------------  ------------
                                         Millions of yen           Millions of
                                                                   U.S. dollars
                                                                     (Note 3)
             ASSETS
Current assets:
  Cash and cash equivalents
   (Notes 5 and 19)............. (Yen)   913,236  (Yen) 1,656,672    $ 13,692
  Notes and accounts receivable,
   trade (Notes 4 and 19).......       1,085,381        1,463,777      12,097
  Allowance for doubtful
   accounts.....................         (35,816)         (40,287)       (333)
  Inventories (Note 6)..........         223,776          195,843       1,618
  Prepaid expenses and other
   current assets (Note 11).....         417,900          641,745       5,304
                                 ---------------  ---------------    --------
    Total current assets........       2,604,477        3,917,750      32,378
                                 ---------------  ---------------    --------
Property, plant and equipment
 (Notes 9 and 15):
  Telecommunications equipment..      11,633,361       11,843,092      97,877
  Telecommunications service
   lines........................      11,722,358       11,823,529      97,715
  Buildings and structures......       4,763,092        5,000,443      41,326
  Machinery, vessels and tools..       1,997,359        2,140,526      17,691
  Land..........................         609,186          697,938       5,768
  Construction in progress......         639,262          859,526       7,103
                                 ---------------  ---------------    --------
                                      31,364,618       32,365,054     267,480
  Accumulated depreciation......     (19,359,256)     (20,203,236)   (166,969)
                                 ---------------  ---------------    --------
                                      12,005,362       12,161,818     100,511
                                 ---------------  ---------------    --------
Investments and other assets:
  Investments in affiliated
   companies....................         201,945          300,420       2,483
  Marketable securities and
   other investments (Note 7)...         124,910          163,754       1,353
  Intangible and other assets
   (Note 8).....................       1,904,503        1,527,113      12,621
  Deferred income taxes (Note
   11)..........................         511,334          502,393       4,152
                                 ---------------  ---------------    --------
                                       2,742,692        2,493,680      20,609
                                 ---------------  ---------------    --------
                                 (Yen)17,352,531  (Yen)18,573,248    $153,498
                                 ===============  ===============    ========

        The accompanying notes are an integral part of these statements.

        NIPPON TELEGRAPH AND TELEPHONE CORPORATION AND ITS SUBSIDIARIES

                                    March 31

                                      1998             1999            1999
                                 ---------------  ---------------  ------------
                                         Millions of yen           Millions of
                                                                   U.S. dollars
                                                                     (Note 3)
LIABILITIES AND SHAREHOLDERS'
EQUITY
Current liabilities:
  Short-term borrowings (Notes 9
   and 19)...................... (Yen)   456,995  (Yen)   235,180    $  1,944
  Current portion of long-term
   debt (Notes 9 and 19)........         825,422          848,546       7,013
  Accounts payable, trade (Notes
   4 and 19)....................       1,131,444        1,416,615      11,708
  Accrued payroll (Note 19).....         494,387          516,188       4,266
  Accrued interest..............          55,976           44,586         368
  Accrued taxes on income.......         188,616          491,803       4,064
  Accrued consumption tax (Note
   12)..........................          99,813           22,370         185
  Advances received.............          72,117           72,008         595
  Other (Note 11)...............         121,056           96,684         799
                                 ---------------  ---------------    --------
    Total current liabilities...       3,445,826        3,743,980      30,942
                                 ---------------  ---------------    --------
Long-term liabilities:
  Long-term debt (Notes 9 and
   19)..........................       4,776,109        4,558,358      37,672
  Obligations under capital
   leases (Note 15).............         473,681          378,083       3,125
  Liability for employees'
   severance payments (Note
   10)..........................       2,890,761        2,977,403      24,607
  Other (Note 11)...............         166,186          211,635       1,749
                                 ---------------  ---------------    --------
                                       8,306,737        8,125,479      67,153
                                 ---------------  ---------------    --------
Minority interest in
 consolidated subsidiaries......         136,040          793,019       6,554
                                 ---------------  ---------------    --------
Shareholders' equity (Note 13):
  Common stock, (Yen)50,000 par
   value--
   Authorized--62,400,000
    shares......................
   Issued and outstanding--
    15,912,000 shares...........         795,600          795,600       6,575
  Additional paid-in capital....       2,530,476        2,530,476      20,913
  Retained earnings.............       2,153,883        2,628,272      21,721
  Accumulated other
   comprehensive loss...........         (16,031)         (43,578)       (360)
                                 ---------------  ---------------    --------
                                       5,463,928        5,910,770      48,849
                                 ---------------  ---------------    --------
Commitments and contingent
 liabilities (Note 20)..........
                                 (Yen)17,352,531  (Yen)18,573,248    $153,498
                                 ===============  ===============    ========

        The accompanying notes are an integral part of these statements.

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                              AND ITS SUBSIDIARIES

                        CONSOLIDATED STATEMENT OF INCOME

                              Year Ended March 31

                               1997            1998            1999           1999
                          --------------  --------------  --------------  ------------
                                        Millions of yen                   Millions of
                                                                          U.S. dollars
                                                                            (Note 3)
Operating revenues (Note
 4):
 Telephone..............  (Yen)6,038,146  (Yen)6,306,034  (Yen)6,300,460    $52,070
 Telegraph..............          98,683          92,211          85,521        707
 Leased circuit.........         428,715         488,160         507,163      4,191
 Data communication
  facility..............         337,934         372,765         383,455      3,169
 ISDN services..........         190,403         367,826         555,976      4,595
 Sale of
  telecommunication
  equipment.............         889,834         969,586       1,008,589      8,336
 Miscellaneous..........         838,067         853,431         888,509      7,343
                          --------------  --------------  --------------    -------
                               8,821,782       9,450,013       9,729,673     80,411
                          --------------  --------------  --------------    -------
Operating expenses
 (Notes 4 and 16):
 Personnel..............       2,266,599       2,345,609       2,367,449     19,566
 Depreciation,
  amortization and
  maintenance costs.....       2,998,550       3,185,044       3,435,522     28,393
 Other..................       2,787,158       3,047,315       3,215,267     26,572
                          --------------  --------------  --------------    -------
                               8,052,307       8,577,968       9,018,238     74,531
                          --------------  --------------  --------------    -------
Operating income........         769,475         872,045         711,435      5,880
                          --------------  --------------  --------------    -------
Other expenses (income):
 Interest and
  amortization of bond
  discounts and issue
  costs.................         253,950         235,363         216,038      1,786
 Interest income........          (1,839)         (2,086)         (6,881)       (57)
 Gains on sales of
  subsidiary stock (Note
  17)...................             --              --       (1,634,314)   (13,507)
 Other, net.............           7,591         (16,764)         22,631        187
                          --------------  --------------  --------------    -------
                                 259,702         216,513      (1,402,526)   (11,591)
                          --------------  --------------  --------------    -------
Income before income
 taxes..................         509,773         655,532       2,113,961     17,471
                          --------------  --------------  --------------    -------
Income taxes (Note 11):
 Current................         359,005         362,910         659,082      5,447
 Deferred...............         (98,078)         55,366         422,835      3,495
                          --------------  --------------  --------------    -------
                                 260,927         418,276       1,081,917      8,942
                          --------------  --------------  --------------    -------
Income before
 extraordinary loss,
 minority interest and
 equity in earnings of
 affiliated companies...         248,846         237,256       1,032,044      8,529
Extraordinary loss for
 discontinuance of
 regulatory accounting
 principles (Note 2)....             --              --         (462,508)    (3,822)
Income before minority
 interest and equity in
 earnings of affiliated
 companies..............         248,846         237,256         569,536      4,707
Minority interest in
 consolidated
 subsidiaries...........         (11,718)        (32,275)        (24,148)      (200)
Equity in earnings of
 affiliated companies...          14,329           9,479           9,043         75
                          --------------  --------------  --------------    -------
Net Income..............  (Yen)  251,457  (Yen)  214,460  (Yen)  554,431    $ 4,582
                          ==============  ==============  ==============    =======
                                                                          U.S. dollars
                                              Yen                           (Note 3)
                          ----------------------------------------------  ------------
Per share of common
 stock:
 Extraordinary loss.....             --              --     (Yen)(29,067)     $(240)
                          --------------  --------------  --------------    -------
 Net income.............     (Yen)15,803     (Yen)13,478     (Yen)34,844       $288
                          --------------  --------------  --------------    -------
 Cash dividends,
  applicable to earnings
  for the year (Note
  13)...................      (Yen)5,000      (Yen)5,000      (Yen)5,000        $41
                          --------------  --------------  --------------    -------

        The accompanying notes are an integral part of these statements.

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                              AND ITS SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                              Year Ended March 31

                                  1997                     1998                     1999                1999
                         -----------------------  -----------------------  -----------------------  --------------
                                                   Millions of yen                                   Millions of
                                                                                                    U.S. dollars
                                                                                                      (Note 3)
Common stock (Note 13):
 At beginning of year...   (Yen)795,600           (Yen)  795,600           (Yen)  795,600           $ 6,575
 Capitalization of
  additional paid-in
  capital...............            --                       --                       --                --
                         --------------           --------------           --------------           -------
 At end of year.........        795,600                  795,600                  795,600             6,575
                         --------------           --------------           --------------           -------
Additional paid-in
 capital (Note 13):
 At beginning of year...      2,530,476                2,530,476                2,530,476            20,913
 Transfer to common
  stock.................            --                       --                       --                --
                         --------------           --------------           --------------           -------
 At end of year.........      2,530,476                2,530,476                2,530,476            20,913
                         --------------           --------------           --------------           -------
Retained earnings (Note
 13):
 At beginning of year...      1,847,084                2,018,982                2,153,883            17,801
 Appropriations--
 Cash dividends
  ((Yen)2,500 in 1997,
  (Yen)2,500 in 1998
  and (Yen)2,500--$21
  in 1999 per share)....        (39,780)                 (39,780)                 (39,780)             (329)
 Interim distribution--
 Cash dividends
  ((Yen)2,500 in 1997,
  (Yen)2,500 in 1998
  and (Yen)2,500--$21
  in 1999 per share)....        (39,779)                 (39,779)                 (39,779)             (329)
 Net income.............        251,457  251,457         214,460  214,460         554,431  554,431    4,582  4,582
 Other change...........            --                       --                      (483)               (4)
                         --------------           --------------           --------------           -------
 At end of year.........      2,018,982                2,153,883                2,628,272            21,721
                         --------------           --------------           --------------           -------
Accumulated
 comprehensive income
 (loss) (Note 13):
 At beginning of year...         22,959                   (4,648)                 (16,031)             (133)
 Other comprehensive
  income................        (27,607) (27,607)        (11,383) (11,383)        (27,547) (27,547)    (227)  (227)
 Total comprehensive
  income................                 223,850                  203,077                  526,884           4,355
                         --------------  -------  --------------  -------  --------------  -------  -------  -----
 At end of year.........         (4,648)                 (16,031)                 (43,578)             (360)
                         --------------           --------------           --------------           -------
Shareholders' equity at
 end of year............ (Yen)5,340,410           (Yen)5,463,928           (Yen)5,910,770           $48,849
                         ==============           ==============           ==============           =======

        The accompanying notes are an integral part of these statements.

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION

                              AND ITS SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                              Year Ended March 31

                              1997            1998            1999           1999
                         --------------  --------------  --------------  ------------
                                       Millions of yen                   Millions of
                                                                         U.S. dollars
                                                                           (Note 3)
Cash flows from
 operating activities:
 Net income............    (Yen)251,457    (Yen)214,460    (Yen)554,431    $ 4,582
 Adjustments to
  reconcile net income
  to net cash provided
  by operating
  activities--
 Extraordinary item,
  net of taxes.........             --              --          462,508      3,822
 Depreciation and
  amortization.........       2,093,314       2,281,843       2,439,957     20,165
 Deferred taxes........         (98,078)         55,366         422,835      3,495
 Loss on sale or
  disposal of property,
  plant and equipment..         213,040         164,691         174,686      1,444
 Gains on sales of
  subsidiary stock
  (Note 17)............             --              --       (1,634,314)   (13,507)
 (Increase) decrease in
  notes and accounts
  receivable, trade....         131,339        (145,136)       (182,732)    (1,510)
 (Increase) decrease in
  inventories..........         (66,917)          7,631          27,955        231
 (Increase) decrease in
  other current
  assets...............           3,724         (11,712)       (211,880)    (1,751)
 Increase (decrease) in
  accounts payable,
  trade and accrued
  payroll..............         140,919         125,000          25,419        210
 Increase (decrease) in
  accrued consumption
  tax..................             515          72,518         (77,665)      (642)
 Increase (decrease) in
  accrued interest.....          (4,528)          1,922         (11,594)       (96)
 Increase (decrease) in
  advances received....          12,762          22,596          (1,631)       (13)
 Increase (decrease) in
  accrued taxes on
  income...............          (7,995)        (36,290)        300,609      2,484
 Increase (decrease) in
  liability for
  employees' severance
  payments, net of
  deferred pension
  costs................          22,394         (16,293)         84,267        696
 Increase (decrease) in
  other long-term
  liabilities..........         (56,968)          1,054          (1,330)       (11)
 Other.................          15,730          (7,043)         (6,290)       (52)
                         --------------  --------------  --------------    -------
  Net cash provided by
   operating
   activities..........       2,650,708       2,730,607       2,365,231     19,547
                         --------------  --------------  --------------    -------
Cash flows from
 investing activities:
 Payments for property,
  plant and equipment..      (2,612,878)     (2,685,961)     (2,789,342)   (23,052)
 Proceeds from sale of
  property, plant and
  equipment............           9,517          10,827          20,707        171
 Acquisition of
  investments in
  affiliates and
  intangible and other
  assets...............        (258,123)       (233,813)        (76,342)      (631)
 Proceeds from sales of
  subsidiary stock
  (Note 17)............             --              --        2,213,010     18,289
                         --------------  --------------  --------------    -------
  Net cash used in
   investing
   activities..........      (2,861,484)     (2,908,947)       (631,967)    (5,223)
                         --------------  --------------  --------------    -------
Cash flows from
 financing activities:
 Proceeds from issuance
  of long-term debt....  (Yen)1,136,896  (Yen)1,047,974    (Yen)653,435    $ 5,400
 Payments for
  settlement of long-
  term debt............        (804,385)       (706,388)     (1,170,912)    (9,677)
 Dividends paid........         (79,559)        (79,559)        (79,559)      (657)
 Net increase
  (decrease) in short-
  term borrowings and
  other................         140,322           8,409        (392,792)    (3,246)
                         --------------  --------------  --------------    -------
  Net cash provided
   (used) by financing
   activities..........         393,274         270,436        (989,828)    (8,180)
                         --------------  --------------  --------------    -------
Net increase in cash
 and cash equivalents..         182,498          92,096         743,436      6,144
Cash and cash
 equivalents at
 beginning of year.....         638,642         821,140         913,236      7,548
                         --------------  --------------  --------------    -------
Cash and cash
 equivalents at end of
 year..................    (Yen)821,140    (Yen)913,236  (Yen)1,656,672    $13,692
                         ==============  ==============  ==============    =======
Cash paid during the
 year for:
 Interest..............    (Yen)258,748    (Yen)233,344    (Yen)232,099    $ 1,918
                         --------------  --------------  --------------    -------
 Income taxes..........    (Yen)361,641    (Yen)400,860    (Yen)364,176    $ 3,010
                         --------------  --------------  --------------    -------
Capital lease
 obligations incurred
 during the year.......     (Yen)56,631     (Yen)99,975     (Yen)32,881    $   272
                         --------------  --------------  --------------    -------

        The accompanying notes are an integral part of these statements.

        NIPPON TELEGRAPH AND TELEPHONE CORPORATION AND ITS SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of operations:

  Nippon Telegraph and Telephone Corporation (hereinafter referred to as "NTT") is primarily engaged in the provision of nationwide telecommunications services in Japan. NTT and its subsidiaries' services fall into seven major classes: telephone services, telegraph services, leased circuit services, data communication facility services, ISDN (Integrated Services Digital Network) services, sale of telecommunication equipment and other services.

  In June 1997, the Japanese Diet passed the Law Concerning Partial Revision to the Nippon Telegraph and Telephone Corporation Law ("the Revision Law"), which was promulgated and partially implemented on June 20, 1997.

  In December 1997, the Ministry of Posts and Telecommunications announced "the Basic Principles Concerning the Transfer of the Business Activities and Succession of the Rights and Obligations of Nippon Telegraph and Telephone Corporation."

  On May 10, 1999, NTT applied for approval from the Minister of Posts and Telecommunications for "the Implementation Plans Concerning the Transfer of the Business Activities and Succession of the Rights and Obligations of Nippon Telegraph and Telephone Corporation", which were prepared in accordance with "the Basic Principles Concerning the Transfer of the Business Activities and Succession of the Rights and Obligations of Nippon Telegraph and Telephone Corporation" as drawn up in accordance with the provisions of the aforementioned legislation. On May 21, 1999, NTT received the Minister of Posts and Telecommunications' approval for the plans. In conjunction with these approved implementation plans that set out how the business transfer will occur, reorganization will be implemented in which NTT will become a holding company holding all the shares in two regional companies (Nippon Telegraph and Telephone East Corporation and Nippon Telegraph and Telephone West Corporation) and one long-distance company (NTT Communications Corporation).

  The transfers of businesses will be accomplished by transferring at 0:00 a.m., on July 1, 1999, NTT's relevant business activities to the respective wholly-owned subsidiaries, Nippon Telegraph and Telephone East Corporation, Nippon Telegraph and Telephone West Corporation, and NTT Communications Corporation.

  Nippon Telegraph and Telephone East Corporation will inherit the intra-prefectural telecommunications services in the Hokkaido, Tohoku, Kanto, Tokyo and Shinetsu regions and related services. Nippon Telegraph and Telephone West Corporation will inherit the intra-prefectural telecommunications services in the Tokai, Hokuriku, Kansai, Chugoku, Shikoku and Kyushu regions and related services.

  NTT Communications Corporation will inherit all the business activities comprising the domestic inter-prefecture telecommunications and multimedia network services and related services and is allowed to enter the international.

2. Summary of significant accounting policies:

  NTT and its subsidiaries in Japan maintain their records and prepare their statutory financial statements in accordance with the Japanese Commercial Code by applying accounting principles generally accepted in Japan (Japanese GAAP). NTT, as a regulated company, also follows the NTT Law, the Telecommunications Business Law ("the Telecom Business Law") and other related accounting regulations for preparing such financial statements.

  The accompanying consolidated financial statements incorporate certain adjustments and reclassifications relating to (1) the tax effects of temporary differences, (2) compensated absences and severance lump-sum and pension payments, (3) capital leases, (4) unrealized gains and losses on debt and equity securities and certain

                  NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                             AND ITS SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

other items to conform with accounting principles generally accepted in the United States of America. These adjustments were not recorded in the statutory books of account.

  Significant accounting policies, after reflecting adjustments for the above, are as follows:

 Basis of consolidation and accounting for investments in affiliated companies
--

  The consolidated financial statements include the accounts of NTT and those of its majority-owned subsidiaries. All significant intercompany transactions and accounts are eliminated in consolidation.

  Investments in 20 to 50 percent-owned companies, in which the ability to exercise significant influence exists, are stated at cost plus equity in undistributed earnings.

  On occasion, a subsidiary may issue its shares to third parties at amounts per share in excess of or less than NTT's average per share carrying value. With respect to such transactions, the resulting gains or losses arising from a change in interest are recorded in income for the year in which the change in interest transaction occurs.

  The excess of cost over underlying equity at acquisition dates of investments in subsidiaries and affiliated companies, if significant in amount, is amortized over five years.

 Discontinuance of regulation accounting principles--

  During the fiscal year ended March 31, 1999, NTT discontinued the application of the provisions of Statement of Financial Accounting Standards No. 71 ("SFAS 71"), "Accounting for the Effects of Certain Types of Regulation" for all of its operations. Under SFAS 71, NTT had accounted for the effects of rate-making process by establishing certain regulatory assets, including the deferral of certain costs. Pursuant to the requirements of Statement of Financial Accounting Standards No. 101, "Regulated Enterprises-- Accounting for the Discontinuation of Application of FASB Statement No. 71" ("SFAS 101"), NTT recorded an extraordinary non-cash charge of (Yen)462,508 million ($3,822 million), net of income taxes of (Yen)426,931 million ($3,528 million) during the six-month period ended September 30, 1998 and eliminated
(Yen)889,439 million ($7,351 million) of regulatory assets from its balance sheet as of September 30, 1998.

  After assessing the recent revision of the Telecom Business Law, which became effective as of November 1, 1998, and the proposed price-cap system, NTT recognized that it was required under SFAS 101 to change its accounting for regulated operations. NTT's determination that it was no longer eligible for the continued application of SFAS 71 was based on the belief that the convergence of competition, technological change, actual and potential regulatory and legislative actions and other factors are creating open and competitive markets.

  The major components of the eliminated regulatory assets are as follows:

                                      Pretax                   After-tax
                             ------------------------- -------------------------
                             Millions of  Millions of  Millions of  Millions of
                                 yen      U.S. dollars     yen      U.S. dollars
   Deferred compensated
    absences...............  (Yen)105,693    $  873     (Yen)54,960    $  454
   Deferred pension costs..       679,722     5,618         353,456     2,921
   Unamortized purchases of
    the leased assets......       104,024       860          54,092       447
                             ------------    ------    ------------    ------
     Total.................  (Yen)889,439    $7,351    (Yen)462,508    $3,822
                             ============    ======    ============    ======

                  NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                             AND ITS SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

  The regulatory assets included in the accompanying consolidated balance sheet as at March 31, 1998 were as follows:

                                                                  Millions of
                                                                      yen
                                                                  ------------
   Regulatory assets due to:
     Deferred compensated absences (*)........................... (Yen)132,538
     Deferred severance lump-sum and pension payments (**).......      603,337
     Unamortized purchases of the leased assets under SFAS 13
      (***)......................................................      110,995
                                                                  ------------
       Total..................................................... (Yen)846,870
                                                                  ============

--------
  (*) Included in "Prepaid expenses and other current assets" in the accompanying balance sheet as at March 31, 1998.
 (**) Included in "Intangible and other assets" in the accompanying balance sheet as at March 31, 1998.
(***) Included in "Accumulated depreciation" in the accompanying balance sheet as at March 31, 1998.

 Estimates--

  The preparation of NTT's consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue recognition--

  Revenue from telecommunications services mainly represent telephone service revenues. Telephone service revenues are recorded at the time billings are made to customers based on seconds of traffic processed plus basic fees, on a monthly billing cycle basis. Sales of telecommunications equipment are recognized when products are delivered. Other telecommunications services revenues, including telegraph service, leased circuit service and data communication facility service, are recorded when the services are rendered to customers.

 Cash and cash equivalents--

  Cash in excess of daily requirements is invested in temporary cash equivalents mainly consisting of time deposits and marketable bonds of the Government of Japan, commercial paper and certificates of deposit purchased under agreements to resell, all of which are low-risk, short-term financial instruments readily convertible to known amounts of cash and having an original maturity of three months or less. Such instruments are deemed to be cash equivalents for the purpose of the statement of cash flows.

 Foreign currency translation--

  All asset and liability accounts of foreign subsidiaries and affiliates are translated into Japanese yen at appropriate year-end current rates and all income and expense accounts are translated at rates that approximate those rates prevailing at the time of transactions. The resulting translation adjustments are accumulated as a component of accumulated comprehensive income.

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                              AND ITS SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

 Marketable securities--

  Unrealized gains and losses on equity securities designated as available-for-sale, whose fair values are readily determinable, are reported as a component of accumulated comprehensive income, net of applicable taxes. Debt securities designated as held-to-maturity are carried at amortized cost and are reduced to net realizable value for other than temporary declines in market value. Realized gains and losses which are determined on the average cost method are reflected in income.

 Inventories--

  Inventories consist of telecommunications terminals to be sold, projects in progress and materials and supplies. Telecommunications terminals to be sold are stated at cost, not in excess of market, cost being determined by the "average cost" basis. Projects in progress, which mainly relate to software production based on contracts with customers, are stated at the lower of cost or estimated realizable value, cost being determined as the accumulated production cost for contract items. Materials and supplies are valued at cost, not in excess of market, cost being determined on a first-in first-out basis.

 Property, plant and equipment and depreciation--

  Property, plant and equipment is stated at cost (including contract price, direct labor charges and other related overhead), which is determined in accordance with applicable accounting regulations. The regulations provide that the cost of funds used during construction for telecommunications equipment does not constitute allowable cost for capitalization and that customers' contributions received by NTT in connection with installation of telecommunications service lines are deducted from the cost of service lines. Depreciation is computed principally using a declining-balance method at rates based on estimated useful lives of the assets with the exception of buildings for which the straight-line method is generally used. With minor exceptions, the estimated useful lives of depreciable properties are as follows:

   Telecommunications equipment..................................  5 to 42 years
   Telecommunications service lines.............................. 10 to 27 years
   Buildings and structures......................................  3 to 75 years
   Machinery, vessels and tools..................................  2 to 17 years

  Maintenance and repairs, including minor renewals and betterments, are charged to income as incurred.

 Accounting for the impairment of long-lived assets--

  NTT Group's long-lived assets, including property, plant and equipment, software and other intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the total of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying value of the asset.

 Income taxes--

  The provision for income taxes is computed based on the pretax income included in the consolidated statement of income. The asset and liability approach is used to recognize deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                              AND ITS SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

 Derivative financial instruments--

  NTT and certain subsidiaries enter into several derivative financial instruments, such as forward exchange contracts, currency swap agreements, interest rate swap agreements and interest rate option contracts, in order to limit their main exposure to loss in relation to underlying debt instruments or underlying assets resulting from adverse fluctuations in foreign currency exchange rates and interest rates. NTT and its subsidiaries do not use derivative financial instruments for trading purposes. Most of these instruments are integrated as part of debt transactions and are entered into at the beginning date of those transactions, and have the same maturity as the underlying debt. These instruments are executed with creditworthy financial institutions.

  As forward exchange contracts and currency swap agreements are utilized for hedging purposes, such resulting gains or losses are effectively offset against foreign exchange gains or losses on the underlying hedged debts through recognition in the same period.

  NTT and certain subsidiaries entered into interest rate swap agreements which are fully integrated with underlying debt obligations or financial assets and designed to convert floating rate debt into fixed rate debt, or vice versa, and interest rate option agreements are also arranged so that exposures to losses resulting from fluctuations in interest rates are managed. As the purpose of entering into the swap transaction is mainly to change the nature of debt, NTT and certain subsidiaries account for the swap agreement like a hedge of the obligation and record interest expense using the revised interest rate.

  Cash flows from financial instruments are classified in the consolidated statement of cash flows under the same categories as the cash flows from the related assets, liabilities or anticipated transactions.

 Net income per share--

  Net income per common share is computed based on the average number of shares outstanding during the year and is appropriately adjusted for any free distribution of common stock.

  In February 1997, the FASB issued Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings per Share", which replaces the presentation of primary Earnings per Share (EPS) with a presentation of basic EPS and also requires dual presentation of basic and diluted EPS with an appropriate reconciliation of both computations. Basic EPS is computed based on the average number of shares of common stock outstanding during each period. Diluted EPS assumes the dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock. Although the provisions of SFAS 128 are applied to the current and prior periods, the basic and diluted EPS amounts are the same as those amounts previously reported as Net Income Per Share of Common Stock.

 Distribution of common stock--

  On occasion, NTT may make a free distribution of common stock which is accounted for by a transfer of the applicable par value from additional paid-in capital to the common stock account. Under the Japanese Commercial Code, a stock dividend can be effected by an appropriation of retained earnings to the common stock account by a resolution of the general shareholders' meeting and the free share distribution with respect to the amount as appropriated by a resolution of the Board of Directors' Meeting.

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                              AND ITS SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


 Comprehensive income--

  NTT adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income" in the six-month period ended September 30, 1998. Comprehensive income is defined in this standard as total change in stockholders' equity excluding capital transactions. NTT's comprehensive income comprises net income plus other comprehensive income representing changes in foreign currency translation adjustments, unrealized gains/losses on securities and minimum pension liability adjustment. NTT has elected to disclose comprehensive income and its components in the statement of shareholders' equity.

 Recent pronouncements--

  In March 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". This SOP, which is effective for financial statements for fiscal years beginning after December 15, 1998, provides guidance on accounting for the costs of computer software developed or obtained solely to meet NTT's internal needs. NTT is now in the process of assessing the impact that this SOP will have on NTT's results of operations and consolidated financial position.

  In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities." This standard, which is effective for fiscal years beginning after June 15, 2000, requires all derivatives to be recognized in the statement of financial position as either assets or liabilities and measured at fair value. To implement this standard, all hedging relationships must be reassessed. At this stage, it is not possible to estimate the impact of the adoption of SFAS 133 on NTT's financial position or results of operations.

 Reclassifications--

  Certain items for prior years' financial statements have been reclassified to conform to the 1999 presentation.

3. U.S. dollar amounts:

  U.S. dollar amounts are included solely for convenience. These translations should not be construed as representations that the yen amounts actually represent, or have been or could be converted into, U.S. dollars. As the amounts shown in U.S. dollars are for convenience only, the rate of (Yen)121 = US$1, the approximate current rate at March 31, 1999, has been used for the purpose of presentation of the U.S. dollar amounts in the accompanying consolidated financial statements.

4. Related party transactions:

  NTT and its subsidiaries have entered into a number of different types of transactions with affiliated companies, the most significant of which are the sales of telecommunications terminal equipment, the purchases of terminal equipment and materials and the receipt of certain services.

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                              AND ITS SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  Transactions with affiliated companies for each of the three years in the period ended March 31, 1999 and the related balances at March 31, 1998 and 1999 were as follows:

                                 1997         1998         1999         1999
                             ------------ ------------ ------------ ------------
                                        Millions of yen             Millions of
                                                                    U.S. dollars
  Sales..................... (Yen)193,856 (Yen)169,347 (Yen)120,243    $  994
                             ============ ============ ============    ======
  Purchases................. (Yen)365,910 (Yen)423,998 (Yen)461,009    $3,810
                             ============ ============ ============    ======
  Receivables...............               (Yen)45,339  (Yen)54,085    $  447
                                          ============ ============    ======
  Payables..................              (Yen)147,718 (Yen)177,274    $1,465
                                          ============ ============    ======

  Dividends from affiliated companies accounted for by the equity method for the years ended March 31, 1997, 1998 and 1999 were (Yen)522 million, (Yen)592 million and (Yen)752 million ($6 million), respectively.

5. Cash and cash equivalents:

  Cash and cash equivalents at March 31, 1998 and 1999 comprised the following:

                                           1998          1999          1999
                                       ------------ -------------- ------------
                                             Millions of yen       Millions of
                                                                   U.S. dollars
  Cash................................ (Yen)573,995   (Yen)517,379   $ 4,276
  Certificates of deposit, commercial
   paper and marketable securities
   purchased under agreements to
   resell.............................       74,539        559,068     4,620
  Time deposits, certificates of
   deposit and other..................      264,702        580,225     4,796
                                       ------------ --------------   -------
                                       (Yen)913,236 (Yen)1,656,672   $13,692
                                       ============ ==============   =======

  Certificates of deposit, commercial paper and securities, including marketable bonds of the Government of Japan, are purchased under agreements to resell and are to be sold back to financial institutions at predetermined selling prices and dates. Such certificates of deposit, commercial paper and securities and other deposits are stated at amounts which approximate fair value.

6. Inventories:

  Inventories at March 31, 1998 and 1999 comprised the following:

                                           1998         1999         1999
                                       ------------ ------------ ------------
                                            Millions of yen      Millions of
                                                                 U.S. dollars
   Telecommunications terminals to be
    sold.............................. (Yen)109,689 (Yen)106,368    $  879
   Projects in progress...............      100,456       76,686       634
   Materials and supplies.............       13,631       12,789       105
                                       ------------ ------------    ------
                                       (Yen)223,776 (Yen)195,843    $1,618
                                       ============ ============    ======

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                              AND ITS SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


7. Marketable securities and other investments:

  Marketable securities and other investments include available-for-sale securities and held-to-maturity securities. The aggregate fair value, gross unrealized holding gains, gross unrealized holding losses and carrying amounts by major security type at March 31, 1998 and 1999 are as follows:

                                               March 31, 1998
                              -------------------------------------------------
                                              Gross       Gross
                                Carrying   unrealized  unrealized
                                amounts       gains      losses     Fair value
                              ------------ ----------- ----------- ------------
                                               Millions of yen
   Available-for-sale:
     Equity securities....... (Yen)118,925 (Yen)30,513 (Yen)68,980  (Yen)80,458
   Held-to-maturity:
     Debt securities.........        3,507          18           0        3,525
                              ------------ ----------- ----------- ------------
       Total................. (Yen)122,432 (Yen)30,531 (Yen)68,980  (Yen)83,983
                              ============ =========== =========== ============

                                               March 31, 1999
                              -------------------------------------------------
                                              Gross       Gross
                                Carrying   unrealized  unrealized
                                amounts       gains      losses     Fair value
                              ------------ ----------- ----------- ------------
                                               Millions of yen
   Available-for-sale:
     Equity securities....... (Yen)115,366 (Yen)35,088 (Yen)72,681 (Yen) 77,773
   Held-to-maturity:
     Debt securities.........       49,761         872         265       50,368
                              ------------ ----------- ----------- ------------
       Total................. (Yen)165,127 (Yen)35,960 (Yen)72,946 (Yen)128,141
                              ============ =========== =========== ============

                                               March 31, 1999
                              -------------------------------------------------
                                              Gross       Gross
                                Carrying   unrealized  unrealized
                                amounts       gains      losses     Fair value
                              ------------ ----------- ----------- ------------
                                          Millions of U.S. dollars
   Available-for-sale:
     Equity securities....... $        953 $       290 $       600 $        643
   Held-to-maturity:
     Debt securities.........          411           7           2          416
                              ------------ ----------- ----------- ------------
       Total................. $      1,364 $       297 $       602 $      1,059
                              ============ =========== =========== ============

  During the years ended March 31, 1997, 1998 and 1999, the net unrealized gain or loss on available-for-sale securities included in the separate component of shareholders' equity, net of applicable taxes, decreased by (Yen)27,607 million, (Yen)15,413 million and (Yen)2,120 million ($17 million), respectively.

  Maturities of debt securities classified as held-to-maturity at March 31, 1999 are as follows:

                                      1999                     1999
                             ----------------------- ---------------------------
                              Carrying      Fair       Carrying        Fair
                               amounts      Value       amounts       Value
                             ----------- ----------- -------------  ------------
                                 Millions of yen     Millions of U.S. dollars
   Due after 1 year through
    5 years................  (Yen)31,777 (Yen)32,414   $        262 $        268
   Due after 5 years
    through 10 years.......       17,984      17,954            149          148
                             ----------- -----------   ------------ ------------
     Total.................  (Yen)49,761 (Yen)50,368   $        411 $        416
                             =========== ===========   ============ ============

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                              AND ITS SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  Proceeds from sales of available-for-sale securities for the years ended March 31, 1997, 1998 and 1999 were immaterial.

  In the ordinary course of business, NTT maintains long-term investment securities, included in marketable securities and other investments, issued by a large number of privately held companies. The aggregate carrying amounts of the investments in privately held companies were (Yen)40,945 million and
(Yen)36,220 million ($299 million) at March 31, 1998 and 1999, respectively. The corresponding fair values at those dates were not computed as such estimation was not readily determinable.

8. Intangible and other assets:

  Intangible and other assets and the related accumulated amortization at March 31, 1998 and 1999 were as follows:

                                       1998            1999           1999
                                  --------------  --------------  ------------
                                         Millions of Yen          Millions of
                                                                  U.S. Dollars
     Computer software........... (Yen)1,881,423  (Yen)1,811,746    $14,973
     Rights to use utility
      facilities and other.......        590,309         753,216      6,225
                                  --------------  --------------    -------
                                       2,471,732       2,564,962     21,198
     Accumulated amortization....     (1,272,983)     (1,074,524)    (8,880)
                                  --------------  --------------    -------
                                       1,198,749       1,490,438     12,318
     Deferred periodic pension
      costs (See Note 2).........        603,337             --         --
     Minimum pension liability
      (See Note 10)..............         21,728           8,154         67
     Prepaid pension costs (See
      Note 10)...................         80,689          28,521        236
                                  --------------  --------------    -------
                                  (Yen)1,904,503  (Yen)1,527,113    $12,621
                                  ==============  ==============    =======

  Computer software is recorded at cost and is amortized over an estimated useful life of five years. Rights to use utility facilities are acquired for lump-sum cash payments and mainly consist of cable tunnel and public use joint tunnels. Such rights are recorded at cost and are amortized over their estimated useful lives of eighteen years. Other intangibles are also recorded at cost and amortized over their estimated useful lives averaging twelve years.

9. Short-term borrowings and long-term debt:

  Short-term borrowings at March 31, 1998 and 1999 comprised the following:

                                            1998         1999         1999
                                        ------------ ------------ ------------
                                             Millions of yen      Millions of
                                                                  U.S. dollars
   Unsecured short-term bank loans
    bearing interest at a weighted
    average rates of 1.28% and 1.07%
    per annum at March 31, 1998 and
    1999, respectively................. (Yen)341,995 (Yen)232,180    $1,919
   Commercial paper of 1.01% and 0.59%
    per annum at March 31, 1998 and
    1999, respectively.................      115,000        3,000        25
                                        ------------ ------------    ------
                                        (Yen)456,995 (Yen)235,180    $1,944
                                        ============ ============    ======

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                              AND ITS SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  Long-term debt at March 31, 1998 and 1999 comprised the following:

                                          1998           1999          1999
                                     -------------- -------------- ------------
                                            Millions of yen        Millions of
                                                                   U.S. dollars
   Debt denominated in Japanese
    yen:
     1.72%--6.8% coupon bonds due
      1999--2010...................  (Yen)1,647,100 (Yen)1,647,700   $13,617
     Unsecured indebtedness to
      banks--
       2.8% (weighted average)
        loans due 1999--2022.......       2,998,440      2,790,101    23,059
       1.2% (weighted average)
        floating rate loans due
        1999--2007.................          58,042        159,800     1,321
                                     -------------- --------------   -------
                                          4,703,582      4,597,601    37,997
                                     -------------- --------------   -------
   Debt denominated in foreign
    currencies:
     6.0%--9.0% U.S. dollar notes
      due 1999--2008...............         479,160        407,193     3,365
     4.0%--6.0% Swiss franc bonds
      and notes due 1999--2006.....          74,566         69,283       573
     10 1/4% Canadian dollar notes
      due 1999--2001...............          56,658         32,564       269
     7 1/8% Deutsche mark bonds due
      2000.........................          28,872         26,752       221
     7 3/8%--10 7/8% Sterling pound
      bonds due 2001--2003.........          78,967         69,419       574
     1.6%--5.4% yen notes due
      1999--2007...................         167,000        164,000     1,355
     Unsecured indebtedness to
      banks--
       10.67% Thai baht loan due
        2000.......................           2,378          2,209        18
       5.4% (weighted average) U.S.
        dollar floating rate loans
        due 1999--2006.............          12,029         39,599       327
                                     -------------- --------------   -------
                                            899,630        811,019     6,702
                                     -------------- --------------   -------
   Total long-term debt principal..       5,603,212      5,408,620    44,699
   Less--Deferred bond discounts...           1,681          1,716        14
                                     -------------- --------------   -------
                                          5,601,531      5,406,904    44,685
   Less--Current maturities........         825,422        848,546     7,013
                                     -------------- --------------   -------
   Total long-term debt............  (Yen)4,776,109 (Yen)4,558,358   $37,672
                                     ============== ==============   =======

  Interest rates and due dates are stated at March 31, 1999.

  At March 31, 1999, buildings and land of certain consolidated subsidiaries, with a book value of (Yen)12,295 million ($102 million), were mortgaged as security for certain loans.

  In addition, loan agreements relating to an aggregate of (Yen)249,630 million ($2,063 million) of short-term and long-term debt from commercial banks of a consolidated subsidiary provide that certain minimum lease payments and installment receivables are subject to pledges as collateral against these debts at any time if requested by the lenders. To date, the subsidiary has not received any such requests from the lenders.

  All the holders of the bonds and notes issued by NTT referred to in the above table generally have a preferential right under the NTT Law to be paid prior to other unsecured indebtedness subject to certain general preferential rights provided for in the Japanese Civil Code, such as preferential rights of employees to wages.

                  NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                             AND ITS SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  The bond and note agreements relating to NTT's long-term debt at March 31, 1999 stipulate, among other things, that certain of the bonds and notes are redeemable at the option of NTT generally at the principal amount. Additionally, such agreements generally provide that the bonds and notes may be purchased by NTT at the current value.

  In February and November 1996, debts totaling (Yen)50,000 million and
(Yen)50,000 million, respectively, were removed from the balance sheet through placing cash in a bank. The principal and interest of the funds deposited in a trust fund with the bank will be sufficient to fund the scheduled principal and interest payments of these debt issues. The balance of these outstanding debts at March 31, 1999 was (Yen)100,000 million ($826 million).

  Under Statement of Financial Accounting Standards No. 125 ("SFAS 125"), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," NTT and one of its subsidiaries recognized debts of (Yen)55,000 million ($455 million), which are not considered extinguished, in the balance sheet with the related funds. These funds, which are included in "Intangible and other assets" in the accompanying consolidated financial statements, were subject to withdrawal restrictions.

  The aggregate amounts of annual maturities of long-term debt during each of the five years ending March 31, 2004 and thereafter are as follows:

   Year ending March 31,                                  1999          1999
   ---------------------                             -------------- ------------
                                                      Millions of   Millions of
                                                          yen       U.S. dollars
   2000............................................. (Yen)  848,546   $ 7,013
   2001.............................................        873,503     7,219
   2002.............................................        862,353     7,127
   2003.............................................        690,396     5,706
   2004.............................................        606,234     5,010
   Thereafter.......................................      1,525,872    12,610
                                                     --------------   -------
                                                     (Yen)5,406,904   $44,685
                                                     ==============   =======

10.Employees' severance payments:

  Employees whose services with NTT and its subsidiaries are terminated are normally entitled to lump-sum severance payments or pension payments as described below, determined by reference to the current basic rate of pay, length of service and conditions under which the termination occurs. Under normal circumstances, the minimum payment is an amount based on voluntary retirement. Employees receive additional benefits on involuntary retirement. As a result of the plan amendment made in the fiscal year ended March 31, 1993, which resulted in unrecognized prior service costs at March 31, 1993, employees receive further benefits if they retire between the ages of 45 and 55 with 10 years or more of service with NTT.

  In the fiscal year ended March 31, 1993, NTT and certain subsidiaries established a non-contributory funded pension plan with insurance companies and trust companies. The benefits under the plan cover 28 percent of the indemnities under existing regulations to employees who are more than 50 years old and will be retiring after twenty or more years of service. Retirement benefits are payable, at the option of the employee, in monthly installments or in a lump-sum.

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                              AND ITS SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  The following tables presents reconciliation of the changes in the plan's benefit obligations and fair value of assets of the NTT Severance Payment Plan at March 31, 1998 and 1999:

                                      1998             1999            1999
                                 ---------------  ---------------  ------------
                                         Millions of yen           Millions of
                                                                   U.S. dollars
   Change in benefit
    obligations:
     Benefit obligation,
      beginning of year........  (Yen) 4,052,192  (Yen) 4,011,150    $ 33,150
     Service cost..............          157,153          156,047       1,290
     Interest cost.............          164,229          140,217       1,159
     Benefit payments..........         (222,772)        (217,259)     (1,796)
     Settlements...............         (139,652)         (34,158)       (282)
                                 ---------------  ---------------    --------
     Benefit obligation, end of
      year.....................        4,011,150        4,055,997      33,521
                                 ---------------  ---------------    --------
   Change in fair value of plan
    assets:
     Fair value of plan assets,
      beginning of year........          386,013          488,901       4,041
     Actual return on plan
      assets...................           32,321          (14,929)       (123)
     Employer contributions....           83,863           88,987         735
     Benefits payments.........          (13,296)         (16,221)       (134)
                                 ---------------  ---------------    --------
     Fair value of plan assets,
      end of year..............          488,901          546,738       4,519
                                 ---------------  ---------------    --------
   At March 31:
     Funded status.............       (3,522,249)      (3,509,259)    (29,002)
     Unrecognized net loss.....          140,192          141,822       1,172
     Unrecognized transition
      obligation...............          419,697          350,344       2,895
     Unrecognized prior service
      cost.....................           93,327           83,668         691
                                 ---------------  ---------------    --------
     Net amount recognized.....  (Yen)(2,869,033) (Yen)(2,933,425)   $(24,244)
                                 ===============  ===============    ========

  The following table provides the amounts recognized in NTT's consolidated balance sheets:

                                     1998             1999            1999
                                ---------------  ---------------  ------------
                                        Millions of yen           Millions of
                                                                  U.S. dollars
   At March 31:
     Liability for employees'
      severance payments....... (Yen)(2,890,761) (Yen)(2,977,403)   $(24,607)
     Intangible and other
      assets...................          21,728            8,154          67
     Accumulated other
      comprehensive loss.......             --            35,824         296
                                ---------------  ---------------    --------
     Net amount recognized..... (Yen)(2,869,033) (Yen)(2,933,425)   $(24,244)
                                ===============  ===============    ========

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                              AND ITS SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  The charges to income for employees' severance indemnities for each of the three years in the period ended March 31, 1999 included the following components:

                                1997          1998          1999          1999
                            ------------  ------------  ------------  ------------
                                       Millions of yen                Millions of
                                                                      U.S. dollars
   Service cost............ (Yen)156,730  (Yen)157,153  (Yen)156,047     $1,290
   Interest cost on
    projected benefit
    obligation.............      171,278       164,229       140,217      1,159
   Expected return on plan
    assets.................      (14,061)      (15,233)      (20,030)      (166)
   Net amortization and
    deferral...............       80,902        81,236        81,466        673
                            ------------  ------------  ------------     ------
   Net periodic severance
    payments under
    SFAS 87................      394,849       387,385       357,700      2,956
   Deduct: Amounts
    attributable to
    regulatory accounting
    practices under SFAS
    71.....................     (148,812)     (107,501)      (52,197)      (431)
                            ------------  ------------  ------------     ------
   Total cost for
    employees' severance
    indemnities as recorded
    in the consolidated
    statement of income.... (Yen)246,037  (Yen)279,884  (Yen)305,503     $2,525
                            ============  ============  ============     ======
   Assumptions in
    determination of net
    pension cost:
     Discount rate.........          4.0%          3.5%          3.5%
     Long-term rate of
      salary increases.....          4.0%          3.5%          3.5%
     Long-term rate of
      return on funded
      assets...............          4.0%          4.0%          4.0%

  As part of the Japanese social insurance scheme restructuring, the Japanese Welfare Pension Insurance Law was amended effective April 1, 1997 to convert the NTT Mutual Aid Plan, which was administered by the Public Corporation Employee Mutual Aid Association Law, into a government--sponsored welfare pension plan under the Japanese Welfare Pension Insurance Law. At the same time, NTT established welfare pension plans or NTT Kosei Nenkin Kikin, a defined benefit pension plan to which both NTT and the employees make contributions and which is regulated by the Japanese Welfare Pension Insurance Law. The NTT Severance Payment Plan was not affected.

  Effective April 1, 1997, a portion of the Japanese government's obligation under the NTT Mutual Aid Plan and related assets of the NTT Mutual Aid Plan were assigned to NTT's welfare pension plans by the Japanese government. The NTT Mutual Aid Plan was considered a multi-employer plan as defined by Statement of Financial Accounting Standards No. 87 ("SFAS 87") "Employers' Accounting Pensions" and accordingly, expense was recognized as contributions were owed to such plan. Because the Japanese government accounted for the assets and liabilities under such plan under a method other than that required by SFAS 87, NTT had an actuary value the plan's assets and liabilities pursuant to the provisions of SFAS 87. Pursuant to the provisions of SFAS 87, the fair value of the assets assigned to NTT's welfare pension plans was (Yen)629 billion and the actuarial present value of benefit obligations (vested benefit, accumulated benefit and projected benefit obligations) as of April 1, 1997 were
(Yen)279 billion, (Yen)281 billion and (Yen)495 billion, respectively. Substantially all of the difference between the assets and the actuarial present value of the projected benefit obligations was reflected as a reduction of regulatory assets.

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                              AND ITS SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  The following tables presents a reconciliation of the changes in NTT's welfare pension plans' benefit obligations and fair value of assets of NTT's welfare pension plans at March 31, 1998 and 1999:

                                           1998          1999          1999
                                       ------------  ------------  ------------
                                            Millions of yen        Millions of
                                                                   U.S. dollars
   Change in benefit obligations:
     Benefit obligation, beginning of
      year...........................  (Yen)494,747  (Yen)733,124     $6,059
     Service cost....................       132,444       132,573      1,096
     Interest cost...................        19,788        25,651        212
     Benefit payments................           (71)         (468)        (4)
     Settlements.....................        86,216       (16,415)      (136)
                                       ------------  ------------     ------
     Benefit obligation, end of
      year...........................       733,124       874,465      7,227
                                       ------------  ------------     ------
   Change in fair value of plan as-
    sets:
     Fair value of plan assets,
      beginning of year..............       628,698       764,153      6,315
     Actual return on plan assets....        63,151         1,733         15
     Employer contributions..........        72,375        74,018        612
     Benefits payments...............           (71)         (468)        (4)
                                       ------------  ------------     ------
     Fair value of plan assets, end
      of year........................       764,153       839,436      6,938
                                       ------------  ------------     ------
   At March 31:
     Funded status...................        31,029       (35,029)      (289)
     Unrecognized net gain...........        49,660        63,550        525
                                       ------------  ------------     ------
     Net amount recognized...........  (Yen) 80,689  (Yen) 28,521     $  236
                                       ============  ============     ======

  The following table provides the amounts recognized in NTT's consolidated balance sheets:

                                               1998        1999         1999
                                            ----------- ----------- ------------
                                                Millions of yen     Millions of
   At March 31:                                                     U.S. dollars
     Intangible and other assets........... (Yen)80,689 (Yen)28,521     $236
                                            ----------- -----------     ----
     Net amount recognized................. (Yen)80,689 (Yen)28,521     $236
                                            =========== ===========     ====

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                              AND ITS SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  The charges to income for employees' severance indemnities for each of the two years in the period ended March 31, 1999 included the following components:

                                            1998          1999          1999
                                        ------------  ------------  ------------
                                             Millions of yen        Millions of
                                                                    U.S. dollars
   Service cost.......................  (Yen)132,444  (Yen)132,573     $1,096
   Interest cost on projected benefit
    obligation........................        19,788        25,651        212
   Expected return on plan assets.....       (26,594)      (32,037)      (265)
   Employee contributions.............       (31,362)      (32,071)      (265)
                                        ------------  ------------     ------
   Net periodic severance payments
    under SFAS 87.....................        94,276        94,116        778
   Gain on transferred plan assets in
    excess of projected benefit
    obligation as of April 1, 1997....      (133,951)          --         --
   Deduct: Amounts attributable to
    regulatory accounting practices
    under SFAS 71.....................        77,860       (24,187)      (200)
                                        ------------  ------------     ------
   Total cost for employees' severance
    indemnities as recorded in the
    consolidated statement of income..  (Yen) 38,185  (Yen) 69,929     $  578
                                        ============  ============     ======
   Assumptions in determination of net
    pension cost:
     Discount rate....................           3.5%          3.5%
     Long-term rate of salary
      increases.......................           3.5%          3.5%
     Long-term rate of return on
      funded assets...................           4.0%          4.0%

11. Income taxes:

  NTT and its subsidiaries are subject to a number of different taxes, based on income with an aggregate normal statutory tax rate of approximately 51 percent (1997 and 1998) and 48 percent (1999). Due to a change in Japanese income tax regulations, effective April 1, 1999, the statutory rate was reduced to approximately 41% and such amount has been used in calculating the future expected tax effects of temporary differences. However, there are certain deductions and credits available and a limit on deductions of a certain nature. The effective tax rates of NTT for the years ended March 31, 1997, 1998 and 1999 differ from the normal statutory tax rates for the following reasons:

                                                          Percent of income
                                                         before income taxes
                                                         ----------------------
                                                          1997    1998    1999
                                                         ------  ------  ------
   Normal statutory tax rate............................  51.00%  51.00%  48.00%
   Changes in income tax rate...........................    --     6.49    4.59
   Provision (reversal) of valuation allowance..........    --     4.66   (1.45)
   Other................................................   0.18    1.66    0.04
                                                         ------  ------  ------
   Effective tax rate...................................  51.18%  63.81%  51.18%
                                                         ======  ======  ======

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                              AND ITS SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

  Significant components of the deferred tax assets and liabilities at March 31, 1998 and 1999 are as follows:

                                            1998          1999         1999
                                        ------------  ------------ ------------
                                             Millions of yen       Millions of
                                                                   U.S. dollars
   Deferred tax assets:
     Liability for employees'
      severance payments..............  (Yen)569,678  (Yen)786,851    $6,503
     Advance received.................        11,012         8,069        67
     Accrued enterprise tax...........        18,951        42,957       355
     Depreciation.....................        23,268        80,832       668
     Financial assistance to
      subsidiary companies............        95,375           --        --
     Compensated absences.............        38,239        95,557       790
     Unamortized purchases of the
      leased assets...................        12,623        37,976       314
     Other............................        53,010        65,522       541
                                        ------------  ------------    ------
     Total gross deferred tax assets..       822,156     1,117,764     9,238
     Less valuation allowance.........       (30,573)          --        --
                                        ------------  ------------    ------
     Total deferred tax assets........       791,583     1,117,764     9,238
                                        ------------  ------------    ------
   Deferred tax liabilities:
     Valuation for securities.........        17,011        13,098       108
     Special reserve for tax
      purposes........................        41,897        30,903       255
     Gains on sales of subsidiary
      stocks..........................        31,972       358,099     2,960
     Other............................        50,684        61,217       506
                                        ------------  ------------    ------
     Total gross deferred tax
      liabilities.....................       141,564       463,317     3,829
                                        ------------  ------------    ------
     Net deferred tax assets..........  (Yen)650,019  (Yen)654,447    $5,409
                                        ============  ============    ======

  NTT Mobile Communications Network Inc., and its eight regional subsidiaries (together, "NTT DoCoMo", a trademark which stands for "Do Communications over the Mobile Network") and NTT were major shareholders of NTT Personal Group, which operated NTT's PHS business. In May 1998 NTT decided to transfer its PHS business to NTT DoCoMo by the end of fiscal year 1999 and to liquidate NTT Personal Group following the transfer. Through the liquidation, NTT and NTT DoCoMo provided financial assistance to NTT Personal Group in the form of intercompany loans. Although losses relating to the financial assistance had already been recognized on a consolidated basis, they were not tax deductible until the liquidation was completed. Therefore, NTT recognized deferred tax assets related to these losses in the fiscal year ended March 31, 1998. The liquidation of NTT Personal Group was completed in March 1999. Because the tax losses of NTT Personal Group have been realized in the fiscal year ended March 31, 1999, the valuation allowance at March 31, 1998, which mainly related to deferred tax assets on the losses related to financial assistance to subsidiary companies which are not expected to be tax deductible, was reversed. The net changes in the total valuation allowance for the fiscal years ended March 31, 1998 and 1999 were an increase of (Yen)29,094 million and a decrease of
(Yen)30,573 million ($253 million), respectively.

                  NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                             AND ITS SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  Net deferred tax assets at March 31, 1998 and 1999 are included in the consolidated balance sheet as follows:

                                           1998          1999          1999
                                       ------------  ------------  ------------
                                            Millions of yen        Millions of
                                                                   U.S. dollars
   Prepaid expenses and other current
    assets...........................  (Yen)138,686  (Yen)166,355     $1,375
   Deferred income taxes (investments
    and other assets)................       511,334       502,393      4,152
   Other current liabilities.........           --         (7,684)       (63)
   Other long-term liabilities.......            (1)       (6,617)       (55)
                                       ------------  ------------     ------
                                       (Yen)650,019  (Yen)654,447     $5,409
                                       ============  ============     ======

  Operating loss carryforwards for tax purposes of consolidated subsidiaries at March 31, 1999 amounted to approximately (Yen)3,561 million ($29 million) and are available as an offset against future taxable income of such subsidiaries. These carryforwards expire at various dates up to five years. Realization is dependent on such subsidiaries generating sufficient taxable income prior to expiration of the loss carryforwards. Although realization is not assured, management believes it is more likely than not that all of the deferred tax assets will be realized. The amount of such net deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

12. Consumption tax:

  The consumption tax rate, with minor exceptions, for all taxable goods and services is 5 percent. A tax credit for consumption taxes incurred (which are included in the cost of purchased goods and services) is available against consumption taxes attributable to revenue in the same taxable period.

13. Shareholders' equity:

  As noted previously, pursuant to the NTT Law as approved by the Japanese Diet, NTT was incorporated on April 1, 1985, upon which all the assets and liabilities of the Public Corporation were transferred to NTT. As provided for in the supplementary provisions of the NTT Law, all the new shares held by the Public Corporation were transferred to the Japanese Government upon the dissolution of the Public Corporation on April 1, 1985. The NTT Law specifies, however, that such government ownership may eventually be reduced to one-third. Since incorporation, the Government of Japan has sold 6,400 thousand shares of NTT's common stock to the public. As a normal part of its business operations, NTT provides various telecommunications and other services to the Government of Japan.

  According to the NTT Law, NTT must obtain authorization from the Minister of Posts and Telecommunications for certain financial matters including (1) any new issue of shares, convertible debentures or debentures with preemptive rights to acquire new shares; (2) any resolution for (i) a change in the Articles of Incorporation, (ii) an appropriation of profits or (iii) any merger or dissolution; and (3) any disposition of major telecommunications trunk lines and equipment or providing mortgages on such properties.

  The Japanese Commercial Code provides that (i) all appropriations of retained earnings, including dividends, require approval at an ordinary general meeting of shareholders, (ii) interim cash dividends can be distributed upon the approval of the board of directors, if the Articles of Incorporation provide for such interim cash dividends, subject to some restrictions in the amount, and (iii) an amount equal to at least 10 percent of cash dividends and other appropriations paid in cash be appropriated from retained earnings to a legal reserve until the reserve equals 25 percent of stated capital computed in accordance with generally accepted accounting principles in Japan.

                  NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                             AND ITS SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  On November 24, 1995, based upon the resolution of the Board of Directors' Meeting held on April 28, 1995, NTT capitalized the aggregate amount of
(Yen)15,600 million ($129 million) of its additional paid-in capital to the common stock account and made a free share distribution of 312,000 shares to shareholders of record at September 30, 1995 representing 2 percent of outstanding shares. Under generally accepted accounting principles in Japan, no accounting entry is required for such a free share distribution. Had the distribution been accounted for in the manner adopted by companies in the United States of America, (Yen)234,624 million ($1,939 million) would have been transferred from retained earnings to the applicable capital accounts.

  The amount of unrestricted consolidated retained earnings pursuant to accounting principles generally accepted in Japan was (Yen)2,888,757 million ($23,874 million) at March 31, 1999.

  In accordance with customary practice in Japan, the appropriations are not accrued in the financial statements for the period to which they relate but are recorded in the subsequent accounting period after shareholders' approval has been obtained. Retained earnings at March 31, 1999 includes amounts representing final cash dividends of (Yen)119,339 million ($986 million),
(Yen)7,500 ($62) per share, and the related transfer to the legal reserve of
(Yen)11,934 million ($99 million), which were approved at the shareholders' meeting held on June 29, 1999.

 Accumulated other comprehensive income (loss)--

  An analysis of the changes for the years ended March 31, 1997, 1998 and 1999 in accumulated other comprehensive income (loss) is shown below:

                                1997          1998          1999                1999
                             -----------  ------------  ------------  ------------------------
                                        Millions of yen               Millions of U.S. dollars
   Unrealized gain on
    securities:
     At beginning of year..  (Yen)22,959  (Yen) (4,648) (Yen)(20,061)          $(166)
     Change during the
      year.................      (27,607)      (15,413)       (2,120)            (17)
                             -----------  ------------  ------------           -----
       At end of year......  (Yen)(4,648) (Yen)(20,061) (Yen)(22,181)          $(183)
                             ===========  ============  ============           =====
   Foreign currency
    translation
    adjustments:
     At beginning of year..  (Yen)   --   (Yen)    --   (Yen)  4,030           $  33
     Change during the
      year.................          --          4,030        (4,291)            (35)
                             -----------  ------------  ------------           -----
       At end of year......  (Yen)   --   (Yen)  4,030  (Yen)   (261)          $  (2)
                             ===========  ============  ============           =====
   Minimum pension
    liability adjustments:
     At beginning of year..  (Yen)   --   (Yen)    --     (Yen)----            $ --
     Change during the
      year.................          --            --        (21,136)           (175)
                             -----------  ------------  ------------           -----
       At end of year......  (Yen)   --   (Yen)    --   (Yen)(21,136)          $(175)
                             ===========  ============  ============           =====
   Total accumulated other
    comprehensive income
    (loss):
     At beginning of year..  (Yen)22,959  (Yen) (4,648) (Yen)(16,031)          $(133)
     Change during the
      year.................      (27,607)      (11,383)      (27,547)           (227)
                             -----------  ------------  ------------           -----
       At end of year......  (Yen)(4,648) (Yen)(16,031) (Yen)(43,578)          $(360)
                             ===========  ============  ============           =====

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                              AND ITS SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

  Tax effects allocated to each component of other comprehensive income (loss) for the years ended March 31, 1997, 1998 and 1999 is shown below:

                                         Pre-tax                   Net-of-tax
                                          amount     Tax expense     amount
                                       ------------  -----------  ------------
                                                  Millions of yen
   For the year ended March 31, 1997:
     Unrealized gain on securities...  (Yen)(56,442) (Yen)28,835  (Yen)(27,607)
                                       ------------  -----------  ------------
       Other comprehensive income
        (loss).......................  (Yen)(56,442) (Yen)28,835  (Yen)(27,607)
                                       ============  ===========  ============
   For the year ended March 31, 1998:
     Unrealized gain on securities...  (Yen)(29,090) (Yen)13,677  (Yen)(15,413)
     Foreign currency translation
      adjustments....................         7,750       (3,720)        4,030
                                       ------------  -----------  ------------
       Other comprehensive income
        (loss).......................  (Yen)(21,340) (Yen) 9,957  (Yen)(11,383)
                                       ============  ===========  ============
   For the year ended March 31, 1999:
     Unrealized gain on securities...  (Yen) (5,210) (Yen) 3,090  (Yen) (2,120)
     Foreign currency translation
      adjustments....................        (8,192)       3,901        (4,291)
     Minimum pension liability
      adjustment.....................       (35,824)      14,688       (21,136)
                                       ------------  -----------  ------------
       Other comprehensive income
        (loss).......................  (Yen)(49,226) (Yen)21,679  (Yen)(27,547)
                                       ============  ===========  ============

                                         Pre-tax                   Net-of-tax
                                          amount     Tax expense     amount
                                       ------------  -----------  ------------
                                             Millions of U.S. dollars
   For the year ended March 31, 1999:
     Unrealized gain on securities...  $        (43) $        26  $        (17)
     Foreign currency translation
      adjustments....................           (68)          33           (35)
     Minimum pension liability
      adjustment.....................          (296)         121          (175)
                                       ------------  -----------  ------------
       Other comprehensive income
        (loss).......................  $       (407) $       180  $       (227)
                                       ============  ===========  ============

14. Business segment and geographic area:

  Effective for the fiscal year ended March 31, 1999, NTT adopted Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information" which requires disclosure of financial and descriptive information about NTT Group's reportable operating segments. The operation segments reported below are the segments of NTT for which separate financial information is available and for operating profit/loss amounts are evaluated regularly by executive management in deciding how to allocate resources and in assessing performance.

  NTT Group's results are segmented according to its four primary lines of business: wireline services, wireless services, data communication services and other services. NTT Group's wireline services segment, provided by NTT, includes telephone services (excluding cellular services and PHS services), telegraph services, leased circuit services, ISDN services and other related services. NTT Group's wireless services segment, provided by NTT DoCoMo, includes cellular services, PHS services and other related services. NTT Group's data communication services segment, provided by NTT DATA, includes data communication facility services, System Integration services and other related services. The other services segment includes the management of telecommunications facilities, sale and maintenance of telecommunications equipment, the loan of real estate, sale of telephone cards and certain other services, primarily within the NTT Group itself.

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                              AND ITS SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  Business segments--

 Sales and operating revenue:

                                           Year Ended March 31,
                         ------------------------------------------------------------
                              1997            1998            1999           1999
                         --------------  --------------  --------------  ------------
                                       Millions of yen                   Millions of
                                                                         U.S. dollars
Sales and operating
 revenue:
  Wireline services--
    Customers........... (Yen)6,141,658  (Yen)6,046,334  (Yen)5,752,301    $ 47,540
    Intersegment........        229,755         276,010         384,703       3,179
                         --------------  --------------  --------------    --------
    Total...............      6,371,413       6,322,344       6,137,004      50,719
  Wireless services--
    Customer............      2,038,311       2,682,658       3,206,829      26,503
    Intersegment........        119,217         257,384         149,317       1,234
                         --------------  --------------  --------------    --------
    Total...............      2,157,528       2,940,042       3,356,146      27,737
  Data communication
   services--
    Customers...........        547,962         609,118         633,909       5,239
    Intersegment........         54,875          60,111          71,556         591
                         --------------  --------------  --------------    --------
    Total...............        602,837         669,229         705,465       5,830
  Other--
    Customers...........         93,851         111,903         136,634       1,129
    Intersegment........        555,502         960,654       1,338,100      11,059
                         --------------  --------------  --------------    --------
    Total...............        649,353       1,072,557       1,474,734      12,188
  Elimination...........       (959,349)     (1,554,159)     (1,943,676)    (16,063)
                         --------------  --------------  --------------    --------
  Consolidated total.... (Yen)8,821,782  (Yen)9,450,013  (Yen)9,729,673    $ 80,411
                         ==============  ==============  ==============    ========

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                              AND ITS SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


 Segment profit or loss:

                                         Year Ended March 31,
                         --------------------------------------------------------
                             1997          1998           1999           1999
                         ------------  ------------  --------------  ------------
                                     Millions of yen                 Millions of
                                                                     U.S. dollars
Operating income:
  Wireline services..... (Yen)562,742  (Yen)467,228  (Yen)   83,283    $   688
  Wireless services.....      106,873       327,154         467,521      3,864
  Data communication
   services.............       41,436        43,217          29,626        245
  Other.................       34,131         2,584          52,535        434
                         ------------  ------------  --------------    -------
  Total.................      745,182       840,183         632,965      5,231
  Elimination...........       24,293        31,862          78,470        649
                         ------------  ------------  --------------    -------
Consolidated operating
 income.................      769,475       872,045         711,435      5,880
Other income............       82,871        66,511       1,716,115     14,183
Other expenses..........      342,573       283,024         313,589      2,592
                         ------------  ------------  --------------    -------
Consolidated income
 before income taxes.... (Yen)509,773  (Yen)655,532  (Yen)2,113,961    $17,471
                         ============  ============  ==============    =======
Equity in earnings
 (losses) in other
 income:
  Wireline services..... (Yen)  9,731  (Yen)  6,076  (Yen)    3,427    $    28
  Wireless services.....        4,486         2,057           7,834         65
  Data communication
   services.............          171         1,353           1,156         10
  Other.................          (59)           (7)         (3,374)       (28)
                         ------------  ------------  --------------    -------
Consolidated total...... (Yen) 14,329  (Yen)  9,479  (Yen)    9,043    $    75
                         ============  ============  ==============    =======

 Assets:

                                                 At March 31,
                         ---------------------------------------------------------------
                              1997             1998             1999            1999
                         ---------------  ---------------  ---------------  ------------
                                         Millions of yen                    Millions of
                                                                            U.S. dollars
Total Assets:
  Wireline services..... (Yen)13,026,768  (Yen)12,774,420  (Yen)12,489,103    $103,216
  Wireless services.....       2,281,953        2,845,854        4,124,605      34,087
  Data communication
   services.............         903,609          964,329        1,038,138       8,580
  Other.................         786,577        1,512,152        2,290,675      18,931
                         ---------------  ---------------  ---------------    --------
  Total.................      16,998,907       18,096,755       19,942,521     164,814
  Elimination...........        (523,813)        (744,224)      (1,369,273)    (11,316)
                         ---------------  ---------------  ---------------    --------
Consolidated total...... (Yen)16,475,094  (Yen)17,352,531  (Yen)18,573,248    $153,498
                         ===============  ===============  ===============    ========

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                              AND ITS SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  Other significant items:

                                            Year Ended March 31,
                          ---------------------------------------------------------
                               1997           1998           1999          1999
                          -------------- -------------- -------------- ------------
                                        Millions of yen                Millions of
                                                                       U.S. dollars
Depreciation and
 amortization:
  Wireline services.....  (Yen)1,625,641 (Yen)1,593,176 (Yen)1,620,457   $13,392
  Wireless services.....         292,926        422,419        492,402     4,069
  Data communication
   services.............         140,173        148,398        147,553     1,220
  Other.................          34,574        117,850        179,545     1,484
                          -------------- -------------- --------------   -------
Consolidated total......  (Yen)2,093,314 (Yen)2,281,843 (Yen)2,439,957   $20,165
                          ============== ============== ==============   =======
Capital expenditures for
 segment assets:
  Wireline services ....  (Yen)1,991,196 (Yen)1,886,969 (Yen)1,727,901   $14,280
  Wireless services ....         808,810        791,845        870,417     7,194
  Data communication
   services ............         190,164        161,705        236,098     1,951
  Other.................          87,478        121,807        253,443     2,095
                          -------------- -------------- --------------   -------
Consolidated total......  (Yen)3,077,648 (Yen)2,962,326 (Yen)3,087,859   $25,520
                          ============== ============== ==============   =======

  The capital expenditures in the above table represent the additions to fixed assets of each segment.

  Transfers between reportable business are made at arms-length prices. Operating income is sales and operating revenue less costs and operating expenses.

  There has been no sales and operating revenue from transactions with a single external customer amounting to 10 percent or more of NTT's revenues for the years ended March 31, 1997, 1998 and 1999.

15. Leases:

  NTT and its subsidiaries lease certain office space, employees' residential facilities and other assets. Leases qualifying as capital leases at March 31, 1998 and 1999 were as follows:

   Class of property                        1998          1999          1999
   -----------------                    ------------  ------------  ------------
                                             Millions of yen        Millions of
                                                                    U.S. dollars
   Buildings........................... (Yen)393,233  (Yen)381,663    $ 3,154
   Machinery, vessels and tools........      305,545       287,824      2,379
   Accumulated depreciation............     (197,526)     (308,581)    (2,550)
                                        ------------  ------------    -------
                                        (Yen)501,252  (Yen)360,906    $ 2,983
                                        ============  ============    =======

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                              AND ITS SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  Future minimum lease payments by year under capital leases together with the present value of the net minimum lease payments at March 31, 1999 are as follows:

                                                       Millions of  Millions of
   Year ending March 31                                    yen      U.S. dollars
   --------------------                                ------------ ------------
   2000...............................................  (Yen)41,241    $  341
   2001...............................................       40,175       332
   2002...............................................       32,927       272
   2003...............................................       29,937       248
   2004...............................................       29,564       244
   Later years........................................    1,121,401     9,268
                                                       ------------    ------
   Total minimum lease payments.......................    1,295,245    10,705
   Less--Amount representing interest.................      904,091     7,472
                                                       ------------    ------
   Present value of net minimum lease payments........      391,154     3,233
   Less--Current obligation...........................       13,071       108
                                                       ------------    ------
   Long-term capital lease obligations................ (Yen)378,083    $3,125
                                                       ============    ======

  Rental expenses under operating leases for land, buildings and equipment under cancellable leases, which are generally renewed upon expiration, for the years ended March 31, 1997, 1998 and 1999 were (Yen)178,519 million,
(Yen)153,055 million and (Yen)146,443 million ($1,210 million), respectively.

  Certain consolidated subsidiaries undertake direct financing lease operations. Direct financing leases consist of full-payout leases relating to various equipment, including office equipment, medical equipment, transport equipment and other equipment. The excess of aggregate leases rentals plus the estimated residual value over the cost of the leased equipment constitutes the unearned lease income to be taken into income over the lease term. The estimated residual values represent estimated proceeds from the disposition of equipment at the time the lease is terminated. Amortization of unearned lease income is computed using the interest method.

  Finance lease receivables at March 31, 1999 comprise the following:

                                                      Millions of   Millions of
                                                          yen       U.S. dollars
                                                      ------------  ------------
   Investment in financing leases:
     Total minimum lease payments receivable......... (Yen)394,687     $3,262
     Unearned income.................................      (44,301)      (366)
     Estimated residual values.......................          507          4
                                                      ------------     ------
                                                           350,893      2,900
   Less--Allowance for doubtful accounts.............        3,416         28
                                                      ------------     ------
                                                           347,477      2,872
   Less--Current portion.............................      136,270      1,126
                                                      ------------     ------
                                                      (Yen)211,207     $1,746
                                                      ============     ======

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                              AND ITS SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  At March 31, 1999, the contractual maturities of minimum lease payments of the investment in financing leases are as follows:

                                                       Millions of  Millions of
   Year ending March 31                                    yen      U.S. dollars
   --------------------                                ------------ ------------
   2000............................................... (Yen)167,850    $1,387
   2001...............................................      111,141       918
   2002...............................................       64,175       530
   2003...............................................       30,924       256
   2004...............................................       12,057       100
   Thereafter.........................................        8,540        71
                                                       ------------    ------
                                                       (Yen)394,687    $3,262
                                                       ============    ======

  Allowance for doubtful accounts is based upon past loss experience and an estimation of mortgaged asset values.

16. Research and development expenses and advertising costs:

 Research and development expenses--

  Research and development expenses are charged to income as incurred and such amounts charged to income for the years ended March 31, 1997, 1998 and 1999 were (Yen)328,529 million, (Yen)288,931 million and (Yen)381,776 million ($3,155 million), respectively.

 Advertising costs--

  Advertising costs are expensed as incurred. Advertising costs included in other operating expenses were (Yen)75,244 million, (Yen)83,452 million and
(Yen)89,956 million ($743 million) for the years ended March 31, 1997, 1998 and 1999, respectively.

17. Gains on sales of subsidiary stock:

  On May 12, 1998, NTT Data Corporation ("NTT DATA"), a consolidated subsidiary, issued 27,500 shares of common stock in a public offering to third parties at a price of (Yen)5,468 thousand ($45,190) per share, which was in excess of NTT's average per share carrying value. The issuance of these shares at an aggregate issuance price of (Yen)150,370 million ($1,243 million) is regarded as a sale of a part of NTT's interest in NTT DATA. As a result of the issuance, NTT's shareholding in NTT DATA declined from 60 percent to 54 percent.

  On October 22, 1998, NTT Mobile Communications Network Inc. ("NTT Central DoCoMo") completed its initial public offering and its stock on the First Section of the Tokyo Stock Exchange at a price of (Yen)3,900 thousand ($32,231) per share. NTT sold 218,000 shares of NTT Central DoCoMo's common stock, without par value, for total proceeds of (Yen)826,140 million ($6,828 million), net of related expenses. In addition, NTT Central DoCoMo issued 327,000 new shares of stock for total proceeds of (Yen)1,236,500 million ($10,219 million), net of related expenses. As a result of the offering, NTT's stake in NTT Central DoCoMo has been reduced from 94.68 percent to 67.13 percent.

  The resulting pretax gains on these issuances and sales of subsidiary stock amounting to approximately (Yen)1,634,314 million ($13,507 million) are recognized in the consolidated statement of income for the year ended March 31, 1999 together with applicable deferred taxes thereon. In the consolidated statement of cash flows for

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                              AND ITS SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

the year ended March 31, 1999, the gains on sales of subsidiary stock are excluded from the cash flows from operating activities and the related cash proceeds of (Yen)2,213,010 million ($18,289 million) are included in the cash flows from investing activities.

18. Foreign exchange gain and loss:

  Foreign exchange results (mainly arising from foreign currency borrowings) for the years ended March 31, 1997, 1998 and 1999 were losses of (Yen)2,120 million, (Yen)799 million and gain of (Yen)1,368 million ($11 million), respectively.

19. Financial instruments:

  The carrying amounts and the estimated fair values of financial instruments excluding debt and equity securities at March 31, 1998 and 1999 are as follows:

                                     1998                    1999                  1999
                             ----------------------  ----------------------  -----------------
                              Carrying                Carrying               Carrying   Fair
                              amounts    Fair value   amounts    Fair value  amounts    value
                             ----------  ----------  ----------  ----------  --------  -------
                                           Millions of yen                     Millions of
                                                                               U.S. dollars
   Long-term debt including
    current portion........  (5,601,531) (5,756,528) (5,406,904) (5,523,304) (44,685)  (45,647)
   Forward exchange
    contracts..............     (52,473)     41,302     (10,492)      1,255      (87)       10
   Interest rate and
    currency swap
    agreements.............     (10,690)      9,425       6,654      (6,344)      55       (52)
   Option contracts
    purchased..............         --          --          155           0        1         0
   Option contracts
    written................         --          --         (267)       (267)      (2)       (2)

Cash and cash equivalents, notes and accounts receivable, trade, short-term borrowings, accounts payable, trade, and accrued payroll--

  The carrying amounts approximate fair value because of the short maturities of such instruments.

 Long-term debt including current portion--

  The fair value of long-term debt is estimated based on the discounted amounts of future cash flows using NTT's current incremental rates of borrowings for similar liabilities.

 Derivative financial instruments--

  The fair values of forward exchange contracts, interest rate swap agreements, currency swap agreements and interest rate option contracts are estimated based on the amounts NTT and certain subsidiaries would receive or pay to terminate the contracts at March 31, 1998 and 1999 with discounted amounts of net future cash flows.

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                              AND ITS SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  The table below shows the notional principal amounts of those derivative financial instruments at March 31, 1998 and 1999:

                                            1998         1999         1999
                                        ------------ ------------ ------------
                                             Millions of yen      Millions of
                                                                  U.S. dollars
   Forward exchange contracts.......... (Yen)499,056 (Yen)396,679    $3,278
   Interest rate and currency swap
    agreements.........................      553,270      850,074     7,025
   Option contracts purchased..........          --        30,000       248
   Option contracts written............          --        21,600       179

 Concentrations of credit risk--

  NTT and certain subsidiaries do not have any significant concentration of business transacted with an individual counterparty or groups of counterparties that could, if suddenly eliminated, severely impact our operations at March 31, 1999.

20. Commitments and contingent liabilities:

  Commitments outstanding at March 31, 1999 for the purchase of property, plant and equipment and other assets approximated (Yen)578,054 million ($4,777 million).

  Contingent liabilities at March 31, 1999 for loans guaranteed amounted to
(Yen)46,814 million ($387 million).

  At March 31, 1999, NTT and its subsidiaries had no material litigation or claims outstanding, pending or threatened against it, which would have a material adverse effect on NTT's consolidated financial position or results of operations.

21. Subsequent events:

  Subsequent to March 31, 1999, NTT issued (Yen)120,000 million ($992 million) coupon yen-denominated bonds and (Yen)95,363 million ($788 million) Euro-denominated Eurobonds.

  In accordance with the Commercial Law of Japan, the Board of Directors has obtained the approval of shareholders to acquire and retire stock of NTT during the period beginning from June 29, 1999 and continuing to the conclusion of the next Ordinary General Meeting of Shareholders at a cost not to exceed
(Yen)120,000 million ($992 million) with funds derived from retained profits of NTT. On July 13, 1999, NTT repurchased 48,898 shares through transaction executed on the Tokyo Stock Exchange at the price of (Yen)1,500,000 per share. As a result of the repurchase, the number of outstanding shares was reduced to 15,863,102 and retained earnings was reduced by (Yen)73,347 million ($606 million).

  NTT DoCoMo announced the revision of its fixed monthly charges for cellular telephone services and the introduction of a new charge plan (O-Hanashi Plus
Big) which was effective on June 1, 1999 and will be effective on July 1, 1999, respectively.

  Also, NTT DoCoMo announced the introduction of a new fee-based volume discount (Ichinen Waribiki) which will be effective on July 1, 1999.

                                  UNDERWRITING

  The global offering consists of (i) the U.S. offering of an aggregate of shares, in the form of shares or ADSs, in the United States and Canada, (ii)
the international offering of an aggregate of    shares, in the form of shares
or ADSs, outside the United States, Canada and Japan, and (iii) the Japanese
offering of an aggregate of    shares inside Japan. Goldman Sachs
International, Nikko Salomon Smith Barney Limited and UBS AG, acting through its division Warburg Dillon Read, ("Warburg Dillon Read") are the joint global coordinators and joint bookrunners of the global offering.

  MOF, NTT and the underwriters for the U.S. offering named below have entered into an underwriting agreement with respect to the shares being offered in the U.S. offering. Subject to certain conditions, each U.S. underwriter has severally agreed to purchase the number of shares indicated in the table below. Goldman, Sachs & Co., Salomon Smith Barney Inc. and Warburg Dillon Read LLC are the representatives of the U.S. offering.

   U.S. Underwriters                                            Number of Shares
   -----------------                                            ----------------
   Goldman, Sachs & Co.........................................
   Salomon Smith Barney Inc. ..................................
   Warburg Dillon Read LLC.....................................
   Daiwa Securities America Inc................................
   J.P. Morgan Securities Inc..................................
   Merrill Lynch, Pierce, Fenner & Smith
            Incorporated.......................................
   Morgan Stanley & Co. Incorporated...........................
   Nomura Securities International, Inc........................
                                                                     ------
   Total.......................................................
                                                                     ======

  Shares and ADSs sold by the underwriters to the public will initially be offered at the initial public offering prices set forth on the cover of this prospectus. Any shares or ADSs sold by the underwriters to securities dealers
may be sold at a discount of up to (Yen)   per share or $   per ADS from the
respective initial public offering price. Any such securities dealers may resell any shares or ADSs purchased from the U.S. underwriters to certain other
brokers or dealers at a discount of up to (Yen)   per Share or $   per ADS from
the respective initial public offering price. If all the shares and ADSs are not sold at the initial offering price, the joint global coordinators may change the offering prices and the other selling terms.

  NTT and MOF have also entered into an underwriting agreement with the
underwriters for the international offering for the sale of    shares outside
the United States, Canada and Japan. Warburg Dillon Read, Goldman Sachs International and Salomon Brothers International Limited are the joint lead managers of the international offering. MOF and NTT have also entered into an underwriting agreement with the underwriters for the Japanese offering for the
sale of    shares in Japan. Nikko Salomon Smith Barney Limited, Warburg Dillon
Read (Japan) Limited and Goldman Sachs (Japan) Ltd. are the lead managers of the Japanese offering. The U.S. and international offerings are conditioned upon the Japanese offering. The initial offering price and underwriting commission per share for each of the U.S. offering, the international offering and the Japanese offering are identical.

  The U.S. and international underwriting agreements provide that the obligations of the U.S. and international underwriters are subject to certain conditions precedent. In addition, under the terms and conditions of the U.S. underwriting agreement, the U.S. underwriters are committed to take and pay for all of the shares if any are purchased. However, in the event of a default by one or more of the U.S. underwriters, the purchase commitments of the non-defaulting U.S. underwriters will be increased and the amount of shares offered in the United States may be decreased.

  The underwriters for each of the offerings have entered into an agreement in which they agree to restrictions on where and to whom they and any dealer purchasing from them may offer shares or ADSs in connection with the global offering. The U.S. and international underwriters also have agreed that they may sell shares between their respective underwriting groups.

  NTT and MOF have agreed with the underwriters not to dispose of or hedge any of their shares of stock or securities convertible into or exchangeable for shares during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, other than, with respect to MOF's agreement, to NTT for repurchase and cancellation or to an entity controlled by the Government of Japan that agrees to be bound by the foregoing restrictions, except with the prior written consent of the joint global coordinators. With respect to NTT's agreement with the underwriters, such agreement does not apply to any existing employee or director benefit plans.

  In connection with the U.S. and international offerings, the underwriters may purchase and sell shares or ADSs in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares or ADSs than they are required to purchase in the offerings. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the shares or ADSs while the global offering is in progress.

  These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock or the ADSs. As a result, the price of the common stock or the ADSs may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the London Stock Exchange, the New York Stock Exchange, in the over-the-counter market or otherwise.

  In addition, in connection with the Japanese offering, the Japanese underwriters may engage in stabilizing transactions on the Tokyo Stock Exchange, in accordance with applicable Japanese regulations and customary practice in Japan. Under those regulations, a representative of the Japanese underwriters may maintain a stabilizing bid on the Tokyo Stock Exchange at a price above the initial public offering price for the global offering, including a price as high as, but no higher than, the closing price of the common stock on that exchange on the date of this prospectus, which was
(Yen) per share. However, any such stabilization will be permitted only during the two trading days in Tokyo immediately following the date of this prospectus. The underwriters are seeking exemptive relief from the U.S. Securities and Exchange Commission to permit this stabilization in Japan.

  NTT estimates that its total expenses for the global offering will be
approximately (Yen)      .

  NTT has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

  This prospectus may be used by the underwriters and other dealers in connection with offers and sales of the shares, including sales of shares initially sold by the underwriters in the offerings being made outside of the United States, to persons located in the United States.

  The underwriters expect to deliver certificates representing the shares against payment therefor in yen in Tokyo through the central clearing system
(JASDEC) in Japan on November   , 1999 (Tokyo time). The underwriters expect to
deliver ADSs against payment therefor in U.S. dollars in New York, New York
through the facilities of DTC on November   , 1999.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                               ----------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Where To Find More Information...........................................   9
Forward Looking Statements...............................................   9
Use of Proceeds..........................................................  10
Exchange Rates...........................................................  10
Capitalization...........................................................  11
Selected Financial Data..................................................  12
Selected Operating and Other Data........................................  14
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  15
Business.................................................................  28
Regulatory Developments..................................................  42
Dividends and Price Range of Shares and ADSs.............................  45
Principal Shareholders and Selling Shareholder...........................  49
Description of the Shares................................................  50
Description of ADRs and Deposit Agreement................................  58
Certain Tax Considerations...............................................  64
Experts..................................................................  67
Validity of Securities...................................................  67
Index to Financial Statements............................................ F-1
Underwriting............................................................. U-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                  Nippon Telegraph and Telephone Corporation

                        952,000 Shares of Common Stock
                       (Par Value (Yen)50,000 Per Share)

             in the form of Shares and American Depositary Shares

                               ----------------

                                    [LOGO]
                                      NTT

                               ----------------

                             Goldman, Sachs & Co.

                           Nikko SalomonSmithBarney
                                   Americas

                            Warburg Dillon Read LLC

                   Representatives of the U.S. Underwriters


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    Part II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuances and Distribution.

  The estimated expenses in connection with the issuance and sale of the ADSs being registered hereunder (other than underwriting discounts) are set forth in the following table:

   Securities and Exchange Commission registration fee............. $   632,690
   Accounting fees and expenses....................................      60,000
   Legal fees and expenses.........................................   1,690,000
   Printing expenses...............................................   1,900,000
   Miscellaneous...................................................   5,900,000
                                                                    -----------
       Total....................................................... $10,182,690
                                                                    ===========

Item 15. Indemnification of Directors and Officers.

  Articles 254 and 280 of the Commercial Code of Japan make the provisions of
Section 10, Chapter 2, Book III of the Civil Code applicable to the relationship between NTT and its directors and corporate auditors, respectively. Section 10, among other things, provides in effect that:

    (1) If a director or a corporate auditor of a company has defrayed any expenses which are considered necessary for the management of the affairs of such company entrusted to him, he may demand reimbursement therefor from the company;

    (2) If a director or a corporate auditor has assumed an obligation necessary for the management of the affairs entrusted to him, he may require the company to perform it in his place or, if it is not due, to furnish adequate security; and

    (3) If a director or a corporate auditor, without any fault on his part, sustains damage through the management of the affairs entrusted to him, he may demand compensation therefor from the company.

Item 16. Exhibits.

  See Exhibit Index on Page II-4.

Item 17. Undertakings.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liabilities under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tokyo, Japan on October 25, 1999.

                                          Nippon Telegraph and Telephone
                                           Corporation

                                                           *
                                          By: _________________________________
                                             (Jun-ichiro Miyazu, President)

  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

                  *                    Chairman and Director       October 25, 1999
______________________________________
            Shigeo Sawada

                  *                    President and Director      October 25, 1999
______________________________________  (Principal Executive
          Jun-ichiro Miyazu             Officer)

                  *                    Senior Executive Vice       October 25, 1999
______________________________________  President and Director
              Norio Wada

                  *                    Senior Executive Vice       October 25, 1999
______________________________________  President and Director
           Yusuke Tachibana

                  *                    Executive Vice President    October 25, 1999
______________________________________  and Director (Principal
         Toshiyuki Mineshima            Financial and Accounting
                                        Officer)

                  *                    Senior Vice President and   October 25, 1999
______________________________________  Director
            Kunihiro Kato

                  *                    Senior Vice President and   October 25, 1999
______________________________________  Director
             Kanji Koide


              Signature                          Title                   Date
              ---------                          -----                   ----

                  *                    Senior Vice President and   October 25, 1999
______________________________________  Director
           Shigehiko Suzuki

                  *                    Senior Vice President and   October 25, 1999
______________________________________  Director
             Hiromi Wasai

                  *                    Senior Vice President and   October 25, 1999
______________________________________  Director
           Toyohiko Takabe

                                       Senior Vice President and
______________________________________  Director
             Takashi Imai

                                       Senior Vice President and
______________________________________  Director
           Yotaro Kobayashi


NTT AMERICA, INC.

                  *                    President and Chief         October 25, 1999
By: __________________________________  Executive Officer
           Keisuke Nakasaki

         /s/ Masayuki Hirata
*By: _________________________________
  Masayuki Hirata, attorney-in-fact

 * Masayuki Hirata, by signing his name hereto, does sign this document on behalf of the person indicated above pursuant to a power of attorney duly executed by such person and filed with the Securities and Exchange Commission.

                                 EXHIBIT INDEX

                                                                           Page
 Exhibit                                                                   No.
 -------                                                                   ----
  1.     Form of Underwriting Agreement.**
  2.1    The Law Concerning Nippon Telegraph and Telephone Corporation,
         etc. (English translation thereof).**
  2.2    Law Concerning Partial Revision to the Nippon Telegraph and
         Telephone Corporation Law (English translation thereof)
         (incorporated by reference to NTT's Form 6-K dated June 30,
         1997).
  2.3    Supplemental Provisions for the Law Concerning Partial Revision
         to the Nippon Telegraph and Telephone Corporation Law (English
         translation thereof) (incorporated by reference to NTT's Form
         6-K dated July 8, 1997).
  2.4    Plan concerning the reorganization of NTT approved by the
         shareholders of NTT on June 29, 1999 (incorporated by reference to NTT's Form 6-K dated June 14, 1999).
  3.1    Articles of Incorporation of NTT (English translation thereof)
         (incorporated by reference to NTT's Form 6-K dated September
         29, 1999).
  3.2    Regulations of Board of Directors of NTT (English translation thereof) (incorporated by reference to NTT's Form 6-K dated
         September 29, 1999).
  3.3    Share Handling Regulations of NTT (English translation thereof)
         (incorporated by reference to NTT's Form 6-K dated October 22,
         1999).
  4.1    Deposit Agreement, dated as of July 8, 1994, among NTT, Morgan
         Guaranty Trust Company of New York, as Depositary, and all
         holders from time to time of American Depositary Receipts
         issued thereunder (incorporated by reference to Exhibit (a) to
         Registration Statement on Form F-6 (file no. 33-81562)).
  4.2    Form of ADR (included in Exhibit 4.1).
  4.3    Specimen Certificate for shares of NTT's common stock, par value (Yen)50,000 per share (English translation thereof)
         (incorporated by reference to Exhibit 2.2 to NTT's Registration
         Statement on Form 20-F (file no. 1-8910)).
  5.1    Opinion and consent of Tomotsune Kimura & Mitomi, as to the validity of the shares underlying the ADSs.**
  8.1    Tax opinion and consent of Milbank, Tweed, Hadley & McCloy
         LLP.**
 23.1    Consent of Price Waterhouse.*
 23.2    Consent of Tomotsune Kimura & Mitomi (included in Exhibit 5.1).
 23.3    Consent of Milbank, Tweed, Hadley & McCloy LLP (included in
         Exhibit 8.1).
 24.     Powers of Attorney.**

--------

*  Filed herewith.

** Previously filed.